UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SUPERVALU INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share.
	(2)	Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 43,881,085 shares, which consists of: (A) 38,688,967 shares of common stock issued and outstanding (of which 1,040 shares are restricted shares that may be subject to vesting, repurchase or other lapse restrictions, but excluding shares held in treasury) as of August 16, 2018, (B) 388,051 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of August 16, 2018 with exercise prices below the per share merger consideration of $32.50 (which options will be assumed by United Natural Foods, Inc. in the merger), (C) 1,849,614 shares of common stock subject to restricted stock unit awards outstanding as of August 16, 2018, (D) 712,166 shares of common stock subject to performance-based restricted stock unit awards (assuming achievement of the applicable performance goals at the target level) outstanding as of August 16, 2018, (E) 258,658 shares of common stock subject to deferred stock unit awards outstanding as of August 16, 2018, and (F) 1,983,629 shares of common stock reserved for issuance in respect of awards authorized but not yet issued under any stock plan.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (A) the product of 38,688,967 shares of common stock issued and outstanding (including restricted shares that may be subject to vesting, repurchase or other lapse restrictions but excluding shares held in treasury) as of August 16, 2018, and the per share merger consideration of $32.50, (B) the product of (i) 388,051 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of August 16, 2018 with exercise prices below the per share merger consideration of $32.50 (which options will be assumed by United Natural Foods, Inc. in the merger) and (ii) the difference between $32.50 and the weighted average exercise price of such options of $25.45, (C) the product of 1,849,614 shares of common stock subject to restricted stock unit awards outstanding as of August 16, 2018 and $32.50, (D) the product of 712,166 shares of common stock subject to performance-based restricted stock unit awards outstanding as of August 16, 2018 and $32.50, (E) the product of 258,658 shares of common stock subject to deferred stock unit awards outstanding as of August 16, 2018 and $32.50, and (F) the product of 1,983,629 shares of common stock reserved for issuance in respect of awards authorized but not yet issued under any stock plan and $32.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001245.

	(4)	Proposed maximum aggregate value of transaction:
$1,416,261,084.83
	(5)	Total fee paid:
$176,324.51
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 21, 2018

[               ], 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of SUPERVALU INC., a Delaware corporation (“SUPERVALU,” the “Company,” “we,” “our” or “us”), which we will hold at 11840 Valley View Road, Eden Prairie, Minnesota 55344, on [                  ], [ ], 2018, at [ ] local time (such meeting, including any adjournment or postponement thereof, the “special meeting”).

At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on the following proposals:

1.	to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of July 25, 2018, by and among SUPERVALU, SUPERVALU Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of SUPERVALU (“SUPERVALU Enterprises”), United Natural Foods, Inc., a Delaware corporation (“UNFI”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of UNFI (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (as defined below) (the “merger”);
2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and
3.	to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

If the merger agreement is adopted and the merger is completed, the Company will become a wholly owned subsidiary of UNFI and, at the effective time, upon the terms and subject to the conditions of the merger agreement, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, UNFI or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), dissenting shares and any Company restricted shares) will be cancelled and converted into the right to receive $32.50 per share in cash, without interest, and subject to any applicable withholding taxes (the “merger consideration”).

SUPERVALU filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 2, 2018, in connection with the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (the “holding company merger”), and certain related transactions. If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for the purposes of this proxy statement.

The SUPERVALU board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SUPERVALU and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The SUPERVALU board of directors unanimously recommends that the Company’s stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

The enclosed proxy statement describes the merger agreement, the merger and the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and provides specific information concerning the special meeting and the parties involved. A copy of the merger agreement is attached as Annex A to the proxy statement. We urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement, as it sets forth the details of the merger agreement and other important information related to the merger. In addition, you may obtain information about us from documents filed with the SEC. See “Where You Can Find Additional Information.”

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 456-3510. Banks and brokers may call collect at (212) 750-5833.

Thank you for your continued support.

Sincerely,

Donald R. Chappel
Chairman of the Board of Directors

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [               ], 2018 and is first being mailed to stockholders on or about [               ], 2018.

SUPERVALU INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[            ], 2018

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of SUPERVALU INC., a Delaware corporation (“SUPERVALU,” the “Company,” “we,” “our” or “us”), will be held at SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, on [               ], [ ], 2018, at [ ] local time (such meeting, including any adjournment or postponement thereof, the “special meeting”), to consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of July 25, 2018 (as it may be amended from time to time, the “merger agreement”), by and among the Company, SUPERVALU Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of SUPERVALU (“SUPERVALU Enterprises”), United Natural Foods, Inc., a Delaware corporation (“UNFI”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of UNFI (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of UNFI;
2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and
3.	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

The holders of record of our common stock, par value $0.01 per share (“common stock”), at the close of business on [               ], 2018, are entitled to notice of and to vote at the special meeting. Attendance at the special meeting will be limited to SUPERVALU stockholders or their authorized representatives, as more fully described under the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting.” If you wish to attend the special meeting in person, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting. Please refer to the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information.

SUPERVALU filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 2, 2018, in connection with the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (the “holding company merger”), and certain related transactions. If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for the purposes of this proxy statement.

The SUPERVALU board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SUPERVALU and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The SUPERVALU board of directors unanimously recommends that the Company’s stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

In addition, the SUPERVALU Enterprises board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SUPERVALU Enterprises and its sole stockholder and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. If the Company’s stockholders approve the proposal to adopt the merger agreement, SUPERVALU, as the sole stockholder of

SUPERVALU Enterprises, will execute a written consent in its capacity as sole stockholder of SUPERVALU Enterprises approving and adopting the merger agreement. Otherwise, SUPERVALU will not execute such written consent.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is a condition to the completion of the merger. Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

If you hold your shares of record (i.e., your name appears on the registered books of the Company), we request that you vote your shares by proxy, even if you plan to attend the special meeting in person. To vote your shares by proxy, you should complete, sign, date and return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by either telephone or on the Internet by following the instructions on the enclosed proxy card, thereby ensuring that your shares of common stock will be represented at the special meeting if you are unable to attend. In-person attendance at the special meeting does not by itself constitute a vote.

If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted (1) “FOR” the adoption of the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

If you hold your shares in “street name” (i.e., you own your shares beneficially in the name of a stock brokerage account or by a bank, trust or other nominee), we request that you provide your broker, bank or other nominee with instructions on how you would like them to vote your shares using the enclosed voting instruction form they provided to you. If a street name holder does not provide timely instructions, the broker, bank or other nominee will not have the authority to vote on any of the proposals on your behalf. Therefore, unless you attend the special meeting in person with a properly executed legal proxy obtained from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of SUPERVALU common stock not being present at the meeting and not being voted on any of the proposals.

If you fail to vote, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled “Appraisal Rights.”

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

By order of the Board of Directors,

Stuart D. McFarland
Senior Vice President, General Counsel and Corporate Secretary

Eden Prairie, Minnesota
[               ], 2018

i

ii

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

The Companies (page 17)

SUPERVALU INC.

SUPERVALU INC. (referred to as “SUPERVALU,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. SUPERVALU is the largest public company grocery wholesaler in the United States. SUPERVALU’s core Wholesale business distributes grocery and other products and provides services to retailers across the United States. SUPERVALU’s business is classified into two reportable segments: Wholesale and Retail. The Wholesale business serves a diverse and dynamic customer base that benefits from its scale efficiencies, broad product assortment, including an industry-leading portfolio of private brands and unique ethnic and specialty products, and services offering. SUPERVALU also operates three Retail banners in its continuing operations.

SUPERVALU’s shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “SVU.” SUPERVALU’s principal executive offices are located at 11840 Valley View Road, Eden Prairie, MN 55344, and its telephone number is (952) 828-4000.

Additional information about SUPERVALU is contained in its public filings, which are incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information” and “The Companies — SUPERVALU INC.”

SUPERVALU Enterprises, Inc.

SUPERVALU Enterprises, Inc. (referred to as “SUPERVALU Enterprises”) was formed as a wholly owned subsidiary of SUPERVALU in order to facilitate the proposed reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (the “holding company merger”), and certain related transactions.

If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for the purposes of this proxy statement. Prior to the holding company merger (should it occur), SUPERVALU Enterprises will have no assets or operations, other than those incident to its formation.

SUPERVALU Enterprises’ principal executive offices are located at 11840 Valley View Road, Eden Prairie, MN 55344, and its telephone number is (952) 828-4000. See the section entitled “The Companies — SUPERVALU Enterprises, Inc.”

United Natural Foods, Inc.

United Natural Foods, Inc. (referred to as “UNFI”) is a Delaware corporation. UNFI is based in Providence, Rhode Island, and conducts business through its various wholly owned subsidiaries. UNFI is a leading distributor based on sales of natural, organic and specialty foods and non-food products in the United States and Canada, and its 33 distribution centers, representing approximately 8.7 million square feet of warehouse space, provide UNFI with the largest capacity of any North American-based distributor principally focused on the natural, organic and specialty products industry.

UNFI’s shares are traded on the NASDAQ Stock Market (“NASDAQ”) under the symbol “UNFI.” UNFI’s principal executive offices are located at 313 Iron Horse Way, Providence, RI 02908, and its telephone number is (401) 528-8634. See the section entitled “The Companies — United Natural Foods, Inc.”

Jedi Merger Sub, Inc.

Jedi Merger Sub, Inc. (referred to as “Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of UNFI that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 313 Iron Horse Way, Providence, RI 02908, and its telephone number is (401) 528-8634. See the section entitled “The Companies — Jedi Merger Sub, Inc.”

The Merger (page 23)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2018, by and among the Company, SUPERVALU Enterprises, UNFI and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement.” A copy of the merger agreement is attached as Annex A.

The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into the Company, with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of UNFI. Upon completion of the merger, the Company will thereby become a wholly owned subsidiary of UNFI, the common stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company. Instead, at the effective time, each outstanding share of common stock, par value $0.01 per share, of the Company (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “SUPERVALU common stock”), other than shares for which the holders thereof have properly demanded appraisal under Delaware law (such shares, “dissenting shares”) and shares owned by the Company, UNFI or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), will be converted into the right to receive the merger consideration.

The Merger Consideration (page 62)

The merger consideration will be $32.50 per share of common stock in cash, without interest, and subject to any applicable withholding taxes.

Treatment of Company Equity Awards (page 62)

Stock Options. At the effective time, each Company option that is outstanding immediately prior to the effective time will be assumed and converted into an option to purchase shares of UNFI common stock, on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Stock Options.”

Restricted Share Awards. At the effective time, each share of Company common stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Restricted Share Awards.”

Restricted Stock Unit Awards. At the effective time, each Company restricted stock unit award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Restricted Stock Unit Awards.”

Performance Share Unit Awards. At the effective time, each Company performance share unit award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award (assuming applicable performance criteria are satisfied at target level or such other level as is specified in the “change of control” provisions in the applicable award agreement) on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Performance Share Unit Awards.”

Deferred Stock Unit Award. At the effective time, each Company deferred stock unit award that is outstanding immediately prior to the effective time will be converted into a cash-settled award on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Deferred Stock Unit Awards.”

Conditions to Completion of the Merger (page 75)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by stockholders holding a majority of the shares of Company common stock outstanding at the close of business on the record date for the special meeting (the “SUPERVALU stockholder approval”);
•	no governmental entity of competent jurisdiction having enacted, issued, promulgated or entered after July 25, 2018, any injunction or law that remains in effect that enjoins, prohibits or makes illegal the consummation of the merger; and
•	all waiting periods applicable to the merger under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated.

The respective obligations of UNFI and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of SUPERVALU both as of July 25, 2018 and as of the closing date of the merger (the “closing date”) as though made at the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject in most cases to a “material adverse effect” standard as provided in the merger agreement;
•	the Company having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time; and
•	the Company’s having delivered to UNFI a certificate, dated as of the closing date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of UNFI and Merger Sub both as of July 25, 2018 and as of the closing date as though made as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject in most cases to a “material adverse effect” standard as provided in the merger agreement;
•	each of UNFI and Merger Sub having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time; and
•	each of UNFI and Merger Sub having delivered to the Company a certificate, dated the closing date and signed by a duly authorized executive officer of each of UNFI and Merger Sub, certifying to the effect that the conditions for each of UNFI and Merger Sub, respectively, described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 61)

The completion of the merger is subject to the adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions. On the closing date, SUPERVALU and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed, or at such time as is agreed between SUPERVALU and UNFI and specified in the certificate of merger.

As of the date of the filing of this proxy statement, we expect to complete the merger in the fourth quarter of calendar year 2018. The merger is subject to the expiration or termination of the waiting period under the HSR Act and other conditions, and it is possible that factors outside the control of SUPERVALU or UNFI could result in the merger being completed at a later time, or not at all. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendation of the SUPERVALU Board of Directors (page 33)

After careful consideration, the SUPERVALU board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The SUPERVALU board of directors unanimously recommends that SUPERVALU stockholders vote “FOR” the proposal to adopt the merger agreement at the special meeting.

The SUPERVALU board of directors also unanimously recommends that SUPERVALU stockholders vote “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Reasons for the Merger (page 33)

For a description of the reasons considered by the SUPERVALU board of directors in deciding to recommend adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the SUPERVALU Board of Directors.”

Opinion of SUPERVALU’s Financial Advisors (page 40)

Barclays Capital Inc.

In connection with the merger, on July 25, 2018, Barclays Capital Inc. (which we refer to as “Barclays”) rendered its oral opinion (which was subsequently confirmed in writing) to the SUPERVALU board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) was fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 25, 2018, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. Barclays’ opinion was provided for the information of the SUPERVALU board in connection with its evaluation of the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) from a financial point of view and did not address any other aspects or implications of the merger. Barclays was not requested to address, and its opinion does not in any manner address, SUPERVALU’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction in which SUPERVALU may engage. The summary of Barclays’ opinion provided in this proxy statement is qualified in its entirety by reference to the full opinion. Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the SUPERVALU board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) and does not constitute a recommendation to any stockholder of SUPERVALU as to how such stockholder should vote with respect to the merger or any other matter.

Lazard Frères & Co. LLC

On July 25, 2018, Lazard Frères & Co. LLC (which we refer to as “Lazard”), financial advisor to SUPERVALU, rendered its oral opinion to the SUPERVALU board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration of $32.50 in cash to be paid to holders of common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 25, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of

Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the section entitled “The Merger (Proposal 1) — Opinion of SUPERVALU’s Financial Advisors — Opinion of Lazard” carefully and in their entirety.

Lazard’s opinion was for the benefit of the SUPERVALU board (in its capacity as such) in connection with the SUPERVALU board’s evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) of the merger consideration as of the date of Lazard’s opinion. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

For further information, see the sections entitled “The Merger (Proposal 1) — Opinion of SUPERVALU’s Financial Advisors — Opinion of Barclays” and “The Merger (Proposal 1) — Opinion of SUPERVALU’s Financial Advisors — Lazard” and Annexes B and C.

Interests of the Company’s Directors and Executive Officers in the Merger (page 53)

In considering the recommendation of the SUPERVALU board that SUPERVALU stockholders vote in favor of the adoption of the merger agreement, you should be aware that the directors and executive officers of SUPERVALU have interests in the merger that may be different from or in addition to the interests of SUPERVALU stockholders generally. The SUPERVALU board was aware of these interests and considered them, among other matters, in making its recommendation that SUPERVALU stockholders vote in favor of the adoption of the merger agreement. These interests include, among others:

•	The merger agreement provides for the conversion of all Company stock options into UNFI stock options and the conversion of all Company restricted stock awards, restricted stock unit awards, performance share unit awards and deferred stock unit awards into cash-settled awards based on the merger consideration.
•	The Company’s executive officers are parties to change of control severance agreements that provide for severance benefits in the event of certain qualifying terminations of employment in connection with a change of control such as the merger.
•	The merger agreement provides that the Company will pay prorated annual bonuses based on target performance in respect of the fiscal year in which closing occurs to eligible employees, including executive officers, upon consummation of the merger.
•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

For a more complete description of these interests, see “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Financing (page 53)

In connection with the execution of the merger agreement, UNFI received debt financing commitments in respect of (i) either (x) a $1,100 million increase to revolving commitments under UNFI’s existing asset-based revolving credit facility or (y) a new $2,000 million asset-based revolving credit facility (collectively, the “ABL Facility”) from Bank of America, N.A., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and U.S. Bank National Association and (ii) a $2,150 million senior secured term loan facility (the “Term Loan Facility”) from Goldman Sachs Bank USA, Bank of America, N.A. and U.S. Bank National Association.

UNFI may use the entire amount of the proceeds of the Term Loan Facility and up to $1,200 million of the proceeds from the ABL Facility, as applicable, to finance the merger and the transaction costs.

The merger is not subject to a financing condition, and UNFI has undertaken to take all actions necessary to obtain funds sufficient to fund the merger consideration and other amounts to be paid at closing.

Material U.S. Federal Income Tax Consequences of the Merger (page 58)

The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 59)

HSR Clearance. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. On August 8, 2018, both the Company and UNFI filed their respective HSR Notification and Report Forms with the Antitrust Division and the FTC.

Commitments to Obtain Approvals. If necessary to obtain the requisite antitrust clearances, UNFI has agreed to, and will cause its affiliates to, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, SUPERVALU, UNFI and their respective affiliates (including the surviving company and its affiliates) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of SUPERVALU or UNFI or their respective affiliates (including the surviving company and its affiliates), and (iii) otherwise take or commit to take any action that would limit UNFI’s or its affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of SUPERVALU, UNFI or their respective affiliates (including the surviving company and its affiliates) (we refer to the actions described in the foregoing clauses (i) through (iii), collectively, as the “remedial actions”).

However, any such remedial actions shall be conditioned upon and become effective only from and after the effective time. In addition, UNFI or any of its affiliates will not be required to take any remedial action if such remedial action, taken together with all other remedial actions, would reasonably be expected to have a material adverse effect on UNFI and its subsidiaries (including SUPERVALU and its subsidiaries), taken as a whole, after giving effect to the consummation of the merger. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Remedial Actions.”

Appraisal Rights (page 84)

Under the General Corporation Law of the State of Delaware (the “DGCL”), SUPERVALU stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D.

Delisting and Deregistration of Company Common Stock (page 60)

If the merger is completed, the Company common stock will be delisted from the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Alternative Proposals; No Solicitation (page 69)

Except as permitted by the merger agreement, between July 25, 2018, and the earlier of the termination of the merger agreement in accordance with its terms and the effective time, the Company may not, and must cause its subsidiaries or its and their respective officers, directors, employees and agents, and its and their financial advisors, investment bankers, attorneys, accountants and other third-party representatives, not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a “company takeover proposal,” as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation”;
•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal (other than, solely in response to an unsolicited inquiry, proposal, offer or company takeover proposal, as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation”);
•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a company takeover proposal; or
•	provide any non-public information or data concerning the Company or its subsidiaries, or provide any access to the Company’s or its subsidiaries’ properties, books and records to any person in connection with any company takeover proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a company takeover proposal.

However, if at any time after July 25, 2018 and prior to obtaining the SUPERVALU stockholder approval, the Company receives an inquiry, proposal, offer or company takeover proposal from a third party (that did not result from a willful breach of the non-solicitation provisions of the merger agreement), and if the SUPERVALU board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such inquiry, proposal, offer or company takeover proposal constitutes or could reasonably be expected to lead to a “superior proposal,” as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Receipt of Company Takeover Proposals,” then the Company and its representatives may take the following actions:

•	furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to such third party and its representatives (and the Company must substantially concurrently provide to UNFI any such non-public information, unless such non-public information has been previously provided to UNFI); and
•	engage in or otherwise participate in discussions or negotiations with such person and its representatives regarding such inquiry, proposal, offer or company takeover proposal.

Changes in Board Recommendation (page 71)

The SUPERVALU board of directors has unanimously recommended that SUPERVALU stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the SUPERVALU board of directors to change its recommendation (as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation”) only in certain limited circumstances, as described below.

At any time after July 25, 2018 and prior to the time the SUPERVALU stockholder approval is obtained, if the SUPERVALU board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that a written company takeover proposal made after July 25, 2018 (that did not result from a willful breach of the non-solicitation provisions of the merger agreement) constitutes a superior proposal, the SUPERVALU board of directors may (1) change its recommendation and/or (2) cause SUPERVALU to terminate the merger agreement in order to enter into a definitive agreement relating to such superior proposal, subject to paying the $40.5 million termination fee due to UNFI under the terms of the merger agreement. Prior to changing its recommendation and/or terminating the merger agreement, (A) the Company must have given UNFI at least four business days’ prior written notice of its intention to take such action, including the material terms and conditions of any such superior proposal and has contemporaneously provided to UNFI a copy of the superior proposal and a copy of any proposed company acquisition agreements, (B) at the end of such notice period, the SUPERVALU board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by UNFI and any other information offered by UNFI in response to such notice contemplated by clause (A), and must have determined, after consultation with its financial advisors and outside legal counsel, that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by UNFI were to be given effect. In the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms and conditions of the superior proposal, the Company must satisfy the notice requirement described above with a new written notice to UNFI, and comply with the requirements described above (but any such subsequent notice period will only be two business days). See the sections entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation” and “The Merger Agreement — Termination Fee.”

Furthermore, at any time after July 25, 2018 and prior to the time the SUPERVALU stockholder approval is obtained, the SUPERVALU board of directors may change its recommendation if (1) such action is taken in response to an intervening event and (2) prior to taking such action, the SUPERVALU board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Prior to changing its recommendation, (A) the Company must have given UNFI at least two business days’ prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (B) at the end of such notice period, the SUPERVALU board of directors must have considered any revisions to the terms of the merger agreement proposed in writing by UNFI, and must have determined, after consultation with outside legal counsel, that the failure to change its recommendation would continue to be inconsistent with its fiduciary duties under applicable law. See the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation.”

Termination (page 76)

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of SUPERVALU and UNFI;
•	by either SUPERVALU or UNFI, if:
○	the merger has not been consummated on or prior to 5:00 p.m., Eastern Time, on January 25, 2019, subject to up to three one-month extensions in certain circumstances (as it may be extended, the “end date,” as described in the section entitled “The Merger Agreement — Termination”) (provided, that a party may not terminate the merger agreement pursuant to this provision if the failure of the merger to be consummated by the end date resulted from a material breach by such party’s representation, warranty, covenant or other agreement set forth in the merger agreement);
○	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order has become final and non-appealable, except that a party will not have the right to terminate if such order resulted due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or
○	if the SUPERVALU stockholder approval has not been obtained at the special meeting (or at any adjournment or postponement of the special meeting); or
•	by SUPERVALU, if:
○	there is any inaccuracy in any of the representations or warranties of UNFI or Merger Sub, or UNFI or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of SUPERVALU to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from SUPERVALU to UNFI describing such breach or failure (except that SUPERVALU will not be permitted to terminate the merger agreement on such basis at any time that it is in material breach of any of its covenants or other agreements contained in the merger agreement); or

○	at any time prior to the receipt of the SUPERVALU stockholder approval, in accordance with the provisions regarding SUPERVALU’s right to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal; or
•	by UNFI, if:
○	there is any inaccuracy in any of the representations or warranties of SUPERVALU, or SUPERVALU has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of UNFI and Merger Sub to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from UNFI to SUPERVALU describing such breach or failure (except that UNFI will not be permitted to terminate the merger agreement on such basis at any time that it is in material breach of any of its covenants or other agreements contained in the merger agreement); or
○	at any time prior to the receipt of the SUPERVALU stockholder approval, the SUPERVALU board of directors has changed its recommendation.

Termination Fee (page 77)

SUPERVALU will pay UNFI a termination fee in an amount equal to $40.5 million if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by SUPERVALU in order to enter into a definitive agreement relating to a superior proposal (in accordance with the provisions set forth in the section “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation”);
•	if the merger agreement is terminated by UNFI because, prior to the receipt of the SUPERVALU stockholder approval, the SUPERVALU board of directors has changed its recommendation; or
•	(1) after July 25, 2018, a qualifying transaction (as defined below) has been publicly made and not withdrawn at least four business days before the special meeting (or any adjournment or postponement thereof), (2) the merger agreement is thereafter terminated (a) by SUPERVALU or UNFI (as applicable) because the SUPERVALU stockholder approval was not obtained at the special meeting or (b) by UNFI as a result of willful breach by SUPERVALU of the non-solicitation provisions of the merger agreement, and (3) at any time on or before the 12-month anniversary of such termination, SUPERVALU or any of its subsidiaries completes a qualifying transaction or enters into a definitive agreement with respect to any qualifying transaction, which is subsequently completed.

A “qualifying transaction” is deemed to occur if SUPERVALU receives any proposal or offer made by any person or group of related persons (other than UNFI and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving SUPERVALU, (2) the acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than 50% of the assets of SUPERVALU and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of SUPERVALU), or (3) the direct or indirect acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than 50% of the shares of Company common stock then issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?
A:	On July 25, 2018, the Company entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of UNFI, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of UNFI. You are receiving this proxy statement in connection with the solicitation of proxies by the SUPERVALU board of directors in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.
Q:	When and where is the special meeting?
A:	The special meeting will be held at SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, on [ ], [ ], 2018, at [ ], local time (including any adjournment or postponement thereof, the “special meeting”).
Q:	Who is entitled to vote at the special meeting?
A:	Only holders of record of SUPERVALU common stock as of the close of business on [ ], 2018, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were [ ] shares of common stock outstanding and entitled to vote at the special meeting, held by [ ] holders of record. Each share of SUPERVALU common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement;
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and
•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.
Q:	How do I attend the special meeting?
A:	If you plan to attend the Annual Meeting in person, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.
Q:	How many shares are needed to constitute a quorum?
A:	A quorum will be present if holders of record of a majority of the shares of common stock outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the close of business on [   ], 2018, the record date for the special meeting, there were [      ] shares of common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of SUPERVALU stockholders is required to adopt the merger agreement?
A:	Adoption of the merger agreement requires that stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
Q:	What vote of SUPERVALU stockholders is required to approve the other proposals to be voted upon at the special meeting?
A:	Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on such proposals.

Q:	How does the SUPERVALU board of directors recommend that I vote?
A:	The SUPERVALU board of directors unanimously recommends that SUPERVALU stockholders vote:
•	“FOR” the proposal to adopt the merger agreement;
•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and
•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the SUPERVALU board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the SUPERVALU Board of Directors.” In addition, in considering the recommendation of the SUPERVALU board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of SUPERVALU stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do SUPERVALU’s directors and officers intend to vote?
A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting.
Q:	How does the transaction affect the holding company merger and the pre-closing reorganization?
A:	SUPERVALU filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 2, 2018, in connection with the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (which we refer to as the “holding company merger”), and certain related transactions. We refer to the holding company merger, certain transactions in connection with the holding company merger and the reorganization, in each case, that are referenced in the definitive proxy statement with respect to the holding company merger as the “pre-closing reorganization.”

SUPERVALU has agreed in the merger agreement that SUPERVALU and its subsidiaries will not, without UNFI’s prior written consent, implement the holding company merger prior to November 25, 2018, unless UNFI has not incurred, and does not reasonably expect to incur, more than $10,000,000 in the aggregate in out-of-pocket costs and expenses related to indebtedness of SUPERVALU in connection with the holding company merger. In addition, SUPERVALU has agreed that, prior to December 26, 2018, SUPERVALU and its subsidiaries will not, without UNFI’s prior written consent, implement as part of the pre-closing reorganization any distribution that is expected to result in the recognition for U.S. federal income tax purposes of any material gain or loss by SUPERVALU or any of its subsidiaries. See the section entitled “The Merger Agreement — Conduct of Business Pending the Merger.” It is possible that the holding company merger and the pre-closing reorganization may not happen at all.

If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for purposes of this proxy statement. Accordingly, in such event, Merger Sub will merge with and into SUPERVALU Enterprises (instead of SUPERVALU), with SUPERVALU Enterprises surviving the merger as a wholly owned subsidiary of UNFI. For more information about SUPERVALU Enterprises, see the section entitled “The Companies — SUPERVALU Enterprises, Inc.”

The SUPERVALU Enterprises board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SUPERVALU Enterprises and its sole stockholder, SUPERVALU, and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

If the Company’s stockholders approve the proposal to adopt the merger agreement, SUPERVALU, as the sole stockholder of SUPERVALU Enterprises, will execute a written consent in its capacity as sole stockholder of SUPERVALU Enterprises approving and adopting the merger agreement. Otherwise, SUPERVALU will not execute such written consent. As a result, in the event that the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises will have the necessary corporate authorization to proceed with the merger only if the requisite stockholder approval of SUPERVALU’s stockholders is obtained at the special meeting.

Q:	When is the merger expected to be completed?
A:	As of the date of this proxy statement, we expect to complete the merger in the fourth quarter of calendar year 2018. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include expiration or termination of the waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and it is possible that factors outside the control of SUPERVALU or UNFI could delay the completion of the merger, or prevent it from being completed at all. We expect to complete the merger promptly following the receipt of all required approvals.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either SUPERVALU or UNFI terminates the merger agreement, then, in certain circumstances, SUPERVALU will pay UNFI a termination fee in an amount equal to $40.5 million. See the section entitled “The Merger Agreement — Termination Fee.”

Q:	What will happen if stockholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?
A:	The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on the Company or UNFI. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.
Q:	What do I need to do now? How do I vote my shares of common stock?
A:	We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

You can also ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;
•	telephone, by using the toll-free number listed on each proxy card; or
•	the Internet, at the Internet address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

A failure to vote or an abstention will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. An abstention will have the same effect as voting “AGAINST” the other two proposals, but assuming a quorum is present, a failure to vote will have no effect on the other two proposals.

Q:	Can I revoke my proxy?
A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing to the Company in care of the Corporate Secretary at P.O. Box 990, Minneapolis, Minnesota 55440, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your custodial bank, broker or other financial nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.
Q:	What happens if I sell my shares of common stock before completion of the merger?
A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your stock certificates now.

Q:	Where can I find more information about SUPERVALU?
A:	You can find more information about us from the various sources described in the section entitled “Where You Can Find Additional Information.”
Q:	Can I access these materials on the Internet?
A:	Yes. These proxy materials are available at www.proxyvote.com in PDF and HTML format.
Q:	Who can help answer my other questions?
A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the proxy solicitor for the Company in connection with the special meeting.

Innisfree M&A Incorporated

501 Madison Avenue
New York, New York 10022
Stockholders call toll-free: (877) 456-3510
Banks and brokers call collect: (212) 750-5833

If your broker, bank or other nominee holds your shares, you may also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference in this proxy statement include “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. SUPERVALU’s actual results may differ from their expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, SUPERVALU’s expectations with respect to future performance and anticipated financial impacts of the proposed merger with UNFI, the satisfaction of the closing conditions to the proposed merger and the timing of the completion of the merger. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside SUPERVALU’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the merger;
•	the outcome of any legal proceedings that may be instituted against UNFI or SUPERVALU following the announcement of the merger agreement and the transactions contemplated therein;
•	the inability to complete the merger, including due to failure to obtain approval of SUPERVALU’s stockholders or other conditions to closing in the merger agreement, or the delay in closing the merger;
•	risks related to the financing of the merger;
•	the risk that the merger disrupts current plans and operations as a result of the announcement and consummation of the merger;
•	costs related to the merger;
•	risks related to the disruption of the merger to SUPERVALU and its management;
•	limitations placed on SUPERVALU’s ability to operate its business under the merger agreement;
•	the effect of announcement of the transaction on SUPERVALU’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

and other risks detailed in our filings with the SEC, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended February 24, 2018, and in the Company’s Quarterly Reports on Form 10-Q and other documents filed by SUPERVALU with the SEC after the date thereof. See the section entitled “Where You Can Find Additional Information.”

The foregoing list of factors is not exclusive. SUPERVALU cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SUPERVALU does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, other than as required by applicable law.

THE COMPANIES

SUPERVALU INC.

SUPERVALU is a Delaware corporation. SUPERVALU is the largest public company grocery wholesaler in the United States. SUPERVALU’s core Wholesale business distributes grocery and other products and provides services to retailers across the United States. SUPERVALU’s business is classified into two reportable segments: Wholesale and Retail. The Wholesale business serves a diverse and dynamic customer base that benefits from its scale efficiencies, broad product assortment, including an industry-leading portfolio of private brands and unique ethnic and specialty products, and services offering. SUPERVALU also operates three Retail banners in its continuing operations.

SUPERVALU has been undergoing a strategic transformation since 2016 to become the wholesale supplier of choice for grocery retailers across the United States, while also executing initiatives to deliver long-term stockholder value. To achieve its strategic transformation, SUPERVALU has executed and continues to execute on its four strategic pillars of growing its core Wholesale business, optimizing its asset base, deleveraging its balance sheet and engaging in strategic and opportunistic mergers and acquisitions. In fiscal 2018, SUPERVALU continued its strategic transformation by growing and investing in its Wholesale business through the acquisitions of Unified Grocers, Inc. and Associated Grocers of Florida, Inc., as well as new distribution centers in Harrisburg, Pennsylvania and Joliet, Illinois. This growth of its Wholesale business and distribution network builds upon the value proposition SUPERVALU offers customers, including creating greater scale and efficiencies, building capabilities and expanding its product assortment, and developing value-added services. SUPERVALU also continued its strategic transformation in fiscal 2018 by exiting its Farm Fresh banner and announcing that it is pursuing the sale of certain of its corporately owned and operated retail operations consisting of Shop ‘n Save in the St. Louis, Missouri area and its Shop ‘n Save stores located in West Virginia, Maryland, Pennsylvania and Virginia.

SUPERVALU’s shares are traded on the NYSE under the symbol “SVU.” SUPERVALU’s principal executive offices are located at 11840 Valley View Road, Eden Prairie, MN 55344, and its telephone number is (952) 828-4000.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

SUPERVALU Enterprises, Inc.

SUPERVALU Enterprises was formed as a wholly owned subsidiary of SUPERVALU in order to facilitate the proposed reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (the “holding company merger”), and certain related transactions. If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for the purposes of this proxy statement. Prior to the holding company merger (should it occur), SUPERVALU Enterprises will have no assets or operations, other than those incident to its formation.

SUPERVALU Enterprises’ principal executive offices are located at 11840 Valley View Road, Eden Prairie, MN 55344, and its telephone number is (952) 828-4000.

United Natural Foods, Inc.

United Natural Foods, Inc. (which we refer to as “UNFI”) is a Delaware corporation. UNFI is based in Providence, Rhode Island, and conducts business through its various wholly owned subsidiaries. UNFI is a leading distributor based on sales of natural, organic and specialty foods and non-food products in the United States and Canada, and its 33 distribution centers, representing approximately 8.7 million square feet of warehouse space, provide UNFI with the largest capacity of any North American-based distributor principally focused on the natural, organic and specialty products industry.

Since the formation of UNFI’s predecessor in 1976, UNFI has grown its business both organically and through acquisitions which have expanded its distribution network, product selection and customer base. In recent years, UNFI’s sales to existing and new customers have increased through the continued growth of the natural and organic products industry in general; increased market share through its high-quality service and broader product selection, including specialty products, the acquisition of, or merger with, natural, organic, conventional produce and specialty product distributors; its efforts to increase the number of conventional supermarket customers to whom it distributes products; the expansion of its existing distribution centers; the construction of new distribution centers; the introduction of new products and the development of its own line of natural and organic branded products.

UNFI’s shares are traded on the NASDAQ Stock Market (“NASDAQ”) under the symbol “UNFI.” UNFI’s principal executive offices are located at 313 Iron Horse Way, Providence, RI 02908, and its telephone number is (401) 528-8634.

A detailed description of UNFI’s business is contained in UNFI’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018, which has been filed with the SEC.

Jedi Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of UNFI that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with UNFI’s acquisition of SUPERVALU. Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist.

Merger Sub’s principal executive offices are located at 313 Iron Horse Way, Providence, RI 02908, and its telephone number is (401) 528-8634.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the SUPERVALU board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the SUPERVALU board of directors for use at the special meeting to be held at SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, [            ], [ ], 2018, at [   ], local time, or at any adjournment or postponement thereof.

If you plan to attend the special meeting in person, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Purposes of the Special Meeting

At the special meeting, SUPERVALU stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, dated as of July 25, 2018, by and among SUPERVALU, SUPERVALU Enterprises, UNFI and Merger Sub;
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”; and
•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or UNFI. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s executive officers even if the stockholders fail to approve the proposal.

SUPERVALU does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [            ], 2018.

Record Date and Quorum

The holders of record of SUPERVALU common stock as of the close of business on [         ], 2018, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [            ] shares of common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, SUPERVALU stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon, present in person or represented by proxy. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on these proposals.

As of the close of business on the record date, there were [            ] shares of common stock outstanding and [            ] record holders.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote approximately [            ] shares of common stock, or approximately [   ]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [            ], 2018, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

You can also ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number listed on each proxy card; or
•	the Internet, at the Internet address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

If you fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;
•	attending the special meeting and voting in person; or
•	delivering a written notice of revocation by mail to the Company in care of the Corporate Secretary at P.O. Box 990, Minneapolis, Minnesota 55344.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Broker Non-Votes

In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of SUPERVALU common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

Solicitation of Proxies

The SUPERVALU board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of SUPERVALU’s outstanding common stock.

The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist the SUPERVALU board of directors in the solicitation of proxies for the special meeting, and we expect to pay Innisfree M&A Incorporated approximately $25,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Innisfree M&A Incorporated or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of common stock issued and outstanding immediately before the effective time (other than cancelled shares, dissenting shares and any Company restricted shares) will be converted into the right to receive the merger consideration.

The merger consideration will be $32.50 per share in cash, without interest, and subject to any applicable withholding taxes.

SUPERVALU filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 2, 2018, in connection with the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company, and certain related transactions. If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement and for the purposes of this proxy statement.

Background of the Merger

As part of their ongoing evaluation of SUPERVALU’s business and long-term strategic goals and plans, the SUPERVALU board and senior management periodically review, consider and assess the operations and financial performance of SUPERVALU, as well as potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives.

Over the course of several years, the senior management of SUPERVALU has, from time to time, had conversations with the senior management of other industry participants regarding the possibility of combining their businesses. These conversations included a number of discussions with UNFI, with a wholesale grocery distributor (which we refer to as “Company A”) commencing in the fall of 2016, with another grocery distributor (which we refer to as “Company B”) in 2017, and other industry participants and financial sponsors on several occasions in 2017.

As a result of these discussions, Company A demonstrated an interest in considering a potential business combination with the Company. In fall 2017, following months of intermittent communications, Company A informed senior management of the Company that it was interested in reengaging in conversations regarding a potential transaction, but did not provide a clear timeline for engagement.

On December 7, 2017, the chief executive officer of Company A telephoned Mr. Mark Gross, President and Chief Executive Officer of SUPERVALU. He informed Mr. Gross that Company A was preparing a letter in which it would propose to acquire SUPERVALU for $23.00 per share and that Company A had retained a financial advisor to advise it in its consideration of a transaction with SUPERVALU. The chief executive officer of Company A also identified to Mr. Gross a major private equity investment firm (which we refer to as “Financial Partner A”) that had made a proposal to acquire a minority stake in Company A in connection with a transaction between Company A and SUPERVALU.

On December 9, 2017, the SUPERVALU board held a special meeting, which included representatives of Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), legal advisor to SUPERVALU, at which it discussed the December 7 conversation between Mr. Gross and the chief executive officer of Company A.

On December 10, 2017, Company A and Financial Partner A submitted to SUPERVALU (dated December 7, 2017) a non-binding indication of interest for Company A to acquire SUPERVALU at a price of $23.00 per share. The letter indicated that Company A was partnering in its proposal with Financial Partner A, who would provide equity financing for the transaction by acquiring a minority stake in the combined business, and that the transaction would further be financed through new debt financing. Company A and Financial Partner A also requested in the letter to conduct due diligence on the SUPERVALU business. The same day, representatives of Wachtell Lipton informed Company A’s counsel that SUPERVALU had received Company A’s proposal and would need to do work in order to consider Company A’s proposal, including considering the retention of financial advisors.

On December 16, 2017, the SUPERVALU board held a special meeting at which it discussed with management and with representatives of Wachtell Lipton (1) the December 7 letter received from Company A and Financial Partner A and (2) several potential investment banks that they believed had the expertise to provide financial advice in connection with a potential transaction, including Barclays Capital Inc. (which we refer to as “Barclays”) and Lazard Frères & Co. LLC (which we refer to as “Lazard”).

On January 6, 2018, after considering and vetting potential investment banks, the SUPERVALU board held a special meeting, at which representatives of Wachtell Lipton were present, to consider retaining Barclays and Lazard as financial advisors to advise the board with respect to the proposal submitted by Company A and Financial Partner A and other potential transactions involving SUPERVALU. The board discussed the proposed terms of the respective engagements and potential conflicts of interest, including regarding Mr. Terry Savage, a member of the board and a Senior Adviser of Lazard, who recused himself from deliberations regarding Lazard’s engagement. See the section entitled “— Opinion of Financial Advisors — Opinion of Lazard.” After discussion, the SUPERVALU board approved retaining Barclays and Lazard as financial advisors, and representatives of Barclays and Lazard then joined the meeting to engage in a preliminary discussion regarding the December 7 letter from Company A and Financial Partner A.

On January 8, 2018, representatives of Barclays and Lazard called representatives of the financial advisor to Company A and Financial Partner A, noting that they had been retained, and that the Company was reviewing Company A’s proposal.

On January 19, 2018, a representative of Lazard received a phone call from a representative of the financial advisor to Company A and Financial Partner A asking for an update on SUPERVALU’s consideration of Company A’s proposal. Lazard responded that the Company was continuing to work through Company A’s proposal.

On January 24–26, 2018, the SUPERVALU board held a regularly scheduled meeting, at which representatives of Wachtell Lipton, Barclays and Lazard were present, which included discussion and analysis regarding Company A’s and Financial Partner A’s December 7 letter and SUPERVALU’s expected process and timing for providing a response, including the need for analysis regarding SUPERVALU’s ongoing strategic initiatives and management’s operating plan, as well as any alternative transactions that could be considered. Following the meeting, the financial advisors called Company A’s financial advisor to indicate that SUPERVALU expected to respond to Company A’s proposal in mid- or late-February.

On February 10, 2018, the SUPERVALU board held a special meeting at which the process for responding to the proposal from Company A was discussed.

On February 22, 2018, the SUPERVALU board held a regularly scheduled meeting, which was attended by representatives of Wachtell Lipton, Barclays, Lazard and Cleary Gottlieb Steen & Hamilton LLP (which we refer to as “Cleary Gottlieb”), antitrust counsel to SUPERVALU. At the meeting, the board discussed Barclays’ and Lazard’s preliminary financial analysis of SUPERVALU, a number of legal considerations and, following the departure of the financial advisors from the meeting, Cleary Gottlieb’s antitrust analysis for a range of possible transactions with various potential counterparties, including risks related to a potential transaction with Company A. While it was the consensus of the SUPERVALU board that the indicative price of $23.00 per share was inadequate, the board discussed the merits of permitting Company A to review limited non-public information regarding SUPERVALU to help them understand SUPERVALU’s value and potentially submit an improved proposal. The directors also discussed the merits of contacting other counterparties to gauge their potential interest in a transaction and have a basis of comparison for any revised proposal that might be submitted by Company A and Financial Partner A.

Following the meeting, representatives of Barclays and Lazard contacted representatives of the financial advisor to Company A to indicate that the non-binding indication contained in the December 7 letter was inadequate, but that SUPERVALU would be willing to provide certain due diligence information to allow Company A to evaluate sources of value not fully reflected in Company A’s preliminary proposal.

On February 26, 2018, representatives of Wachtell Lipton sent draft confidentiality agreements to Company A’s legal advisor and Financial Partner A’s legal advisor, which included a customary standstill provision and prohibited Company A and Financial Partner A from requesting SUPERVALU to amend or waive that provision, but provided that such provision would cease to apply, among other reasons, upon SUPERVALU entering into a definitive agreement with a third party to effectuate certain sale transactions. These confidentiality agreements were entered into on March 16, 2018.

On March 2, 2018, Mr. Gross contacted Mr. Spinner, encouraging UNFI to engage in discussions on a strategic transaction. Mr. Spinner indicated that UNFI was interested in a strategic transaction with SUPERVALU, but would need to do significant due diligence and analysis to be in a position to make a proposal.

On March 5, 2018, Mr. Gross received a telephone call from Mr. Spinner. During that conversation, Mr. Spinner indicated that UNFI had a great deal of interest in a strategic transaction with SUPERVALU. Following the conversation, Mr. Gross briefed his senior management team and Mr. Stuart McFarland, Senior Vice President, General Counsel and Secretary of SUPERVALU, informed the SUPERVALU board of the discussion.

On March 7, 2018, SUPERVALU sent UNFI a draft confidentiality agreement, which SUPERVALU and UNFI entered into on March 9, 2018. The confidentiality agreement contained a customary standstill provision and prohibited UNFI from requesting SUPERVALU to amend or waive that provision, but the confidentiality agreement provided that that provision would cease to apply, among other reasons, upon SUPERVALU entering into a definitive agreement with a third party to effectuate certain sale transactions.

On March 9, 2018, Mr. Gross contacted Mr. Spinner to indicate that SUPERVALU had retained financial advisors to assist it in connection with evaluating potential strategic alternatives. Mr. Gross noted that SUPERVALU’s financial advisors would provide UNFI with initial due diligence information to assist it in evaluating a potential transaction. On March 12, 2018, representatives of UNFI delivered an initial list of due diligence questions and other discussion points regarding the Company.

On March 15, 2018, representatives of SUPERVALU, including Mr. Gross, met with representatives of Company A, including the chief executive officer of Company A, and Financial Partner A and their respective financial advisors to discuss SUPERVALU’s stand-alone business plan, perspectives on the industry and SUPERVALU management’s views on the potential synergies that could be derived from a combination between SUPERVALU and Company A.

On March 22, 2018, the SUPERVALU board held a special meeting, at which representatives of Wachtell Lipton, Barclays and Lazard were present, and at which the directors were updated on the status of discussions and diligence with Company A and UNFI.

Later on March 22, 2018, representatives of SUPERVALU, including Mr. Gross, and representatives of the Company’s financial advisors met with representatives of UNFI, including Mr. Spinner, to discuss SUPERVALU’s stand-alone business plan and SUPERVALU management’s views on the potential synergies that could be derived from a combination between SUPERVALU and UNFI.

On March 27, 2018, Mr. Donald Chappel, Chairman of the SUPERVALU board, Mr. Gross and the chief executive officer of Company A and SUPERVALU’s and Company A’s respective financial advisors discussed a due diligence request list that Company A had submitted the prior week and general process and timing considerations if the parties were to pursue a transaction.

Following these initial due diligence meetings with Company A and UNFI, SUPERVALU continued to provide Company A, UNFI and their respective advisors access to due diligence information regarding the Company over the next several months and held several in-person and telephonic diligence meetings with each potential buyer and its advisors to permit them to evaluate a potential transaction with SUPERVALU and propose improved terms.

On March 29, 2018, representatives of Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”), who together with Foros Securities LLC (which we refer to as “Foros”) acted as the financial advisors to UNFI, had a telephonic conversation with representatives of Barclays and Lazard. During the conversation, a representative of Goldman Sachs noted the logic in combining UNFI and SUPERVALU’s businesses, and noted that Goldman Sachs was preparing a proposed structure of a potential transaction between UNFI and SUPERVALU for the Company’s consideration. SUPERVALU offered to provide further information that would assist UNFI in preparing its proposal, including with respect to potential synergies and tax structuring.

On March 30, 2018, a representative of Goldman Sachs sent representatives of Barclays and Lazard a proposed structure of a potential transaction between UNFI and SUPERVALU. The proposal contemplated a potential transaction in which SUPERVALU’s wholesale business and net operating losses were included in the transaction but its retail business, legacy corporate technology, systems and software associated with its retail business and legacy pension liabilities associated with its retail business would be excluded from the transaction. The proposal indicated that UNFI was willing to discuss multiple structures to facilitate a transaction, including a cash sale, stock sale and spin merger, and that the consideration to SUPERVALU stockholders could consist of cash and shares of UNFI common stock.

On April 3, 2018, representatives of Barclays and Lazard contacted representatives of Goldman Sachs to discuss UNFI’s March 30 preliminary framework. The representatives of Barclays and Lazard indicated that SUPERVALU had a strong preference not to pursue a transaction for less than the whole of the Company.

On April 6, 2018, a press report publicly reported that SUPERVALU was working with financial advisors to consider options for the Company, including a potential sale. SUPERVALU did not publicly respond to the press report, and although SUPERVALU believed that no SUPERVALU employee or current representative was the source of such information, took measures to minimize leaks and emphasize the confidentiality of discussions regarding a potential transaction.

Later on April 6, 2018, representatives of Company A’s financial advisor contacted representatives of Barclays and Lazard to indicate that Company A would raise its non-binding indication to a price of $27.00 per share and would plan to send SUPERVALU a letter over the weekend to that effect.

On April 8, 2018, Company A and Financial Partner A submitted a letter to SUPERVALU that contained a revised non-binding indication of interest for Company A to acquire SUPERVALU at a price of $27.00 per share. The letter noted that the revised indication was subject to the completion of further due diligence and that Company A was highly confident that the transaction could be financed through new debt financing and equity capital commitments from Financial Partner A.

Later on April 8, 2018, Mr. Gross and Mr. Spinner spoke by telephone. Mr. Spinner indicated during this conversation that UNFI was still considering making a proposal to acquire SUPERVALU’s wholesale business, but would want to leave behind SUPERVALU’s retail business. Mr. Gross informed Mr. Spinner that time was of the essence, and that UNFI should provide an indication of value and more specificity around its proposed transaction structure to enable both parties to determine whether discussions should continue, and whether the Company and/or UNFI should consider bringing a partner into the process with respect to any retail assets excluded from a business combination between the Company and UNFI.

On April 10, 2018, the SUPERVALU board held a special meeting to discuss the latest developments in the discussions with Company A and UNFI. Representatives of Wachtell Lipton, Barclays and Lazard were present at the meeting. While the SUPERVALU board had concerns with the adequacy of Company A’s proposed price of $27.00 per share, the board discussed the merits of allowing Company A and Financial Partner A to move forward with diligence, such that Company A and Financial Partner A could further understand the Company’s business prospects and the potential synergies involved in a business combination, and therefore potentially increase Company A’s proposed price. The SUPERVALU board also noted the merits of continuing engagement with UNFI in order to maintain a competitive process and provide UNFI an opportunity to provide a meaningful proposal. Following the meeting, at the SUPERVALU board’s direction, representatives of Barclays and Lazard informed representatives of the financial advisor of Company A and Financial Partner A that the proposed $27.00 per share price was inadequate, but that diligence could continue and that the SUPERVALU board expected that Company A and Financial Partner A would be able to increase their bid as a result of full due diligence.

On April 16, 2018, a representative of Barclays received a call from the chief financial officer of Company B to discuss the industry, including the April 6 rumors that SUPERVALU was considering a sale. During that conversation, the chief financial officer of Company B volunteered that Company B was not interested in considering a transaction with SUPERVALU.

On April 17, 2018, a representative of UNFI contacted representatives of Barclays and Lazard to indicate that UNFI was now considering a transaction in which it would agree to acquire all of SUPERVALU, but the divestiture of all or most of SUPERVALU’s retail business would be a condition to closing. The representative of UNFI indicated that UNFI expected to make a formal proposal within the coming weeks. The representatives of Barclays and Lazard responded that SUPERVALU would be unlikely to enter into any transaction with significant conditionality.

On April 19–20, 2018 and May 11, 2018, the SUPERVALU board held meetings, at which representatives of Wachtell Lipton, Barclays and Lazard were present. Mr. Gross and the advisors updated the board on the status of discussions with and due diligence efforts of Company A and UNFI. Following these meetings, due diligence efforts continued with both Company A and UNFI.

On April 24, 2018, representatives of Foros met with representatives of Lazard to discuss a potential transaction between SUPERVALU and UNFI and factors that were important to their respective clients.

On May 4, 2018 and May 8, 2018, SUPERVALU entered into clean team agreements with Company A and UNFI, respectively, in order to facilitate further access to the Company’s information.

On May 10, 2018, a representative of Barclays and Mr. Spinner had a telephone conversation, in which such representative noted that SUPERVALU expected UNFI to engage more fully and with more urgency.

On May 11, 2018, the SUPERVALU board held a special meeting, at which representatives of Wachtell Lipton, Barclays and Lazard were present, to discuss the latest developments in the discussions with Company A and UNFI. Mr. Gross reported that the Company expected to receive an initial indication of interest from UNFI the following week, which the SUPERVALU board determined would inform its decision as to whether to move forward with UNFI, and which would be helpful in its discussions with Company A and Financial Partner A.

On May 16, 2018, at UNFI’s request, SUPERVALU and UNFI amended and restated their confidentiality agreement (which had been entered into on March 8, 2018) to make the agreement mutual, such that SUPERVALU could receive certain information from UNFI.

On May 17, 2018, UNFI sent SUPERVALU a non-binding proposal to acquire SUPERVALU at a price of $21.00 per share, paid in an unspecified combination of cash and UNFI common stock. The letter indicated that the proposed transaction would be conditioned on the divestiture of all or substantially all of the physical retail stores and certain other retail assets and liabilities of SUPERVALU on a mutually agreeable timeline and structure. UNFI also indicated in the letter that a transaction would be financed through a combination of third-party debt financing, existing cash reserves and/or available credit facilities. The letter also specified certain additional due diligence to be completed by UNFI and requested that SUPERVALU agree to a 30-day exclusivity period during which it would not discuss certain alternative transactions with any other third party. Later that day, Mr. Spinner contacted Mr. Gross to confirm the proposal from UNFI. Mr. Gross informed Mr. Spinner that the SUPERVALU board would consider UNFI’s proposal, but would not be willing to consider exclusivity with UNFI at this point.

On May 21, 2018, the SUPERVALU board held a special meeting at which the board discussed the UNFI letter and the status of due diligence efforts with Company A and UNFI. Representatives of Wachtell Lipton, Barclays and Lazard were present at the meeting. After discussion, it was the consensus of the board that UNFI’s proposal of $21.00 per share meaningfully undervalued SUPERVALU and that a business combination with the conditionality of retail divestitures would not be acceptable. The board also discussed the merits of allowing UNFI to continue due diligence in parallel to Company A’s due diligence in hopes that UNFI might recognize sources of value not fully reflected in its current proposal and improve its proposal accordingly. Following the meeting, representatives of Barclays and Lazard conveyed to Goldman Sachs and Foros both the inadequacy of UNFI’s proposal and SUPERVALU’s willingness to allow continued due diligence to support an improved proposal.

On May 23, 2018, representatives of Barclays and Lazard had telephone calls with representatives of Goldman Sachs and Foros, during which UNFI was encouraged to proceed quickly with its diligence. During these conversations, representatives of Goldman Sachs and Foros requested exclusivity for UNFI, which was declined. They also mentioned that UNFI intended to speak with potential financial sponsors who might be interested in the Company’s Retail business.

On May 24, 2018, a representative of Wachtell Lipton sent a draft merger agreement to representatives of Company A’s legal counsel.

On May 31, 2018, Mr. Spinner called Mr. Gross, indicating that UNFI would be interested in potentially partnering with one of two financial sponsors in connection with a transaction with SUPERVALU, specifically, to purchase the Company’s retail business. SUPERVALU negotiated joinders to UNFI’s confidentiality agreement to enable such potential partners to pursue a transaction; however, the joinders were not signed, as the potential partners did not pursue a transaction.

On June 5, 2018, following their substantial completion of due diligence on SUPERVALU, Company A and Financial Partner A sent SUPERVALU a non-binding proposal to acquire SUPERVALU at a price of $27.00 per share, the same price indicated in their April 8 letter. The letter noted that Company A and Financial Partner A had substantially completed due diligence on SUPERVALU and were able to move quickly to complete confirmatory due diligence.

Enclosed with the June 5 letter from Company A and Financial Partner A was a letter from a nationally recognized investment bank stating that it was highly confident that it could arrange debt financing for the potential transaction, as well as a revised draft of the merger agreement prepared by Company A’s legal advisor. The revised draft of the merger agreement indicated a number of risks to completion of the proposed transaction, including by introducing conditionality relating to Company A’s debt and equity financing and significant limitations on SUPERVALU’s recourse in the event of a financing failure, by requiring that SUPERVALU’s potential internal reorganization be completed prior to closing and by significantly lessening Company A’s commitments to take certain actions if necessary to obtain required antitrust approvals.

On June 7, 2018, the SUPERVALU board held a special meeting, at which representatives of Wachtell Lipton, Barclays and Lazard were present, to discuss the June 5 letter and supporting materials from Company A and Financial Advisor A, including the new risks and conditionality introduced by the draft merger agreement. Following the meeting, representatives of Barclays and Lazard called the financial advisors of Company A to communicate that the additional conditionality introduced in the draft merger agreement would not be acceptable.

On June 8, 2018, representatives of Barclays and Lazard received a telephone call from representatives of Goldman Sachs regarding the diligence process. Representatives of Goldman Sachs also noted that UNFI was considering, and would propose, potential structures in which UNFI would minimize its exposure to the Company’s retail business. They also noted that UNFI continued to explore whether a potential financial partner could purchase the Company’s retail business as part of a transaction.

On June 12, 2018, representatives of Barclays and Lazard had a conversation with representatives of Goldman Sachs and Foros, during which they reiterated that UNFI’s proposal should have minimum conditionality.

On June 14, 2018, the SUPERVALU board held a special meeting to further discuss the proposals from Company A and UNFI and review preliminary financial analyses of Barclays and Lazard. Following discussion among the directors and advisors, and taking into account the factors discussed and the financial analysis presented by representatives of Barclays and Lazard, it was the consensus of the SUPERVALU board that the financial advisors should indicate to Company A’s financial advisor that SUPERVALU would consider a price of $28.50 per share if the merger agreement contained acceptable terms.

Later on June 14, 2018, representatives of Barclays and Lazard contacted representatives of the financial advisor to Company A to reject the proposed price of $27.00 per share and indicate the board’s willingness to consider a price of $28.50 per share if the conditionality relating to Company A’s financing for the transaction, SUPERVALU’s potential pre-closing reorganization and Company A’s commitments regarding antitrust approval of the transaction were eliminated.

On June 19, 2018, a representative of Goldman Sachs contacted a representative of Barclays to outline the structure UNFI would consider for a potential transaction with SUPERVALU. The representative of Goldman Sachs reaffirmed that UNFI was willing to pursue a whole company transaction in which the Company would divest its retail business, and in which case UNFI may be able to propose a higher price than the indication of $21 per share contained in its May 17 letter. Shortly following the conversation, a representative of Goldman Sachs sent representatives of Barclays and Lazard a summary of proposed conditions to closing relating to a disposition by SUPERVALU of its retail business. In the summary, UNFI proposed that SUPERVALU would be required to agree to sell or wind-down most of its remaining retail operations before the closing of UNFI’s acquisition of

SUPERVALU, and that the retail dispositions would be required to result in the transfer or discharge of all known liabilities (whether accrued or contingent) related to the retail operations. The summary also noted that the structure and documentation and indemnification, contractual and other obligations associated with the retail dispositions would be subject to the prior approval of UNFI.

On June 21, 2018, following discussion with members of SUPERVALU management and of the SUPERVALU board and representatives of Wachtell Lipton, representatives of Barclays and Lazard contacted representatives of Goldman Sachs and Foros to indicate that UNFI’s June 19 proposal regarding retail divestitures was not acceptable to SUPERVALU. However, the representatives of Barclays and Lazard requested that UNFI indicate the valuation that UNFI placed on the wholesale operations of SUPERVALU in order to permit the SUPERVALU board to evaluate whether to continue engaging with UNFI. During that conversation, representatives of Goldman Sachs and Foros explained that one potential financial partner in the transaction had declined the opportunity. UNFI had decided not to provide confidential information to the second potential financial partner, given that the second partner had limited time to consider the opportunity.

On June 25, 2018, representatives of the financial advisor to Company A contacted representatives of Barclays and Lazard to indicate that Company A would increase its proposal to $27.25 per share. The representatives of the financial advisor also noted that they would send a revised draft of the merger agreement following their conversation that reflected the positions of Company A and Financial Partner A, along with executed debt commitment letters and an excerpt of the draft subscription agreement pursuant to which Financial Partner A would invest in Company A, the proceeds of which investment would be used to finance Company A’s acquisition of SUPERVALU. The draft documents sent following that call continued to reflect significant conditionality relating to Company A’s financing for the transaction, SUPERVALU’s potential pre-closing reorganization and Company A’s commitments regarding antitrust approval of the transaction, and continued to limit SUPERVALU’s recourse in the event of a financing failure.

On June 29, 2018, the SUPERVALU board held a special meeting, at which representatives of Wachtell Lipton, Barclays and Lazard were present, to discuss the latest developments with respect to a potential transaction and the merits of continuing discussions with Company A in light of the terms proposed. Following the meeting, representatives of Barclays and Lazard contacted representatives of Company A’s financial advisor to convey that SUPERVALU intended to cease engagement with Company A unless Company A meaningfully improved the conditionality of its proposal.

Later on June 29, 2018, UNFI sent SUPERVALU a revised non-binding proposal to acquire SUPERVALU at a price of $27.00 per share, conditioned on the completion of the wind-down of SUPERVALU’s retail operations and the other items outlined in the June 19 framework provided by Goldman Sachs. UNFI also indicated in the letter that a transaction would be financed through a combination of third-party debt financing, existing cash reserves and/or available credit facilities. The letter also indicated that UNFI’s due diligence process was substantially complete, with the exception of confirmatory items, and requested that SUPERVALU agree to a four-week exclusivity period during which it would not discuss certain alternative transactions with any other third party.

On July 1, 2018, a representative of Company A’s legal advisor sent a revised draft of the merger agreement to representatives of Wachtell Lipton that made limited concessions relating to conditionality and SUPERVALU’s recourse in the event of a financing failure.

On July 2, 2018, representatives of Barclays and Lazard contacted representatives of Goldman Sachs and Foros and indicated that the conditionality in UNFI’s proposal relating to SUPERVALU’s retail business continued to be unacceptable.

On July 3, 2018, a representative of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Company A’s legal advisor. Representatives of Wachtell Lipton and Company A’s legal advisor continued to negotiate drafts of the merger agreement over the next approximately three weeks, including potential compromises on the conditionality and recourse issues presented by Company A’s proposals.

On July 9, 2018, a representative of Lazard received a call from a financial advisor on behalf of Company B who said that, were SUPERVALU to pursue a sale to a third party, Company B would be interested in evaluating a transaction involving SUPERVALU’s wholesale, but not retail, operations. The representative of Lazard indicated in response that if Company B wished to submit a proposal it could do so. SUPERVALU never received a proposal from Company B.

On July 10, 2018, representatives of Goldman Sachs and Foros contacted representatives of Barclays and Lazard to discuss other potential structures relating to SUPERVALU’s retail business. The representatives of Goldman Sachs and Foros suggested that SUPERVALU and UNFI meet sometime in the coming days, and requested that SUPERVALU provide its updated retail divestiture plan for UNFI’s review in connection with its consideration of alternative structures. SUPERVALU suggested an in-person meeting on July 16, 2018.

On July 11, 2018, Ms. Jill E. Sutton, General Counsel of UNFI, contacted Mr. Stuart McFarland, SUPERVALU’s General Counsel, to express UNFI’s continued interest in moving forward with a potential transaction and discuss SUPERVALU’s interest in a transaction with UNFI and willingness to explore potential structures relating to SUPERVALU’s retail business.

On July 16, 2018, representatives of Goldman Sachs and Foros contacted representatives of Barclays to indicate that UNFI would be willing to propose an acquisition of SUPERVALU that was not conditioned on a divestiture of SUPERVALU’s retail business, in which SUPERVALU stockholders would receive some unspecified amount of cash consideration at the closing of a transaction and some amount following closing pursuant to a contingent value right (or “CVR”) that would give SUPERVALU stockholders a right to receive additional consideration if certain requirements relating to a retail divestiture were satisfied by UNFI after closing. Assuming maximum payout of the CVR, the total consideration to SUPERVALU stockholders could be up to $27.00 per share. The representatives of Goldman Sachs and Foros also indicated that UNFI’s preference was all-cash consideration rather than a mix of cash and stock consideration, and that the inclusion of any stock consideration component would result in an adjustment to purchase price, given views as to the valuation of UNFI stock consideration relative to cash consideration.

Also on July 16, 2018, representatives of Wachtell Lipton and Mr. McFarland held a call with representatives of Company A’s counsel and Company A’s general counsel to discuss the continued conditionality and recourse issues presented by Company A’s proposals, and noting that SUPERVALU had a number of upcoming events, including its earnings call on July 26, 2018, and that the Company could not continue to negotiate these same issues without seeing favorable movement.

On July 17, 2018, the SUPERVALU board held a regularly scheduled meeting at which the latest developments relating to discussions with Company A and UNFI were discussed, including the details of each of their latest proposals (and in the case of Company A, including the most recent terms of the draft merger agreement). The board discussed, among other things, the adequacy of the two proposals and the different forms of conditionality present in each proposal. The board discussed with the Company’s management and advisors seeking to accelerate negotiations with Company A to see whether a transaction could be finalized during the next week.

Later on July 17, a representative of Lazard received a call from a representative of Company A’s financial advisor, who told the Lazard representative that Company A was interested in negotiating and announcing a transaction by the middle of the following week.

Later the same day, a representative of Wachtell Lipton called a representative of Company A’s legal advisor and invited them, as well as their client, to attend an in-person negotiation on July 20, 2018.

On July 18, 2018, representatives of Barclays and Lazard contacted representatives of Goldman Sachs and Foros to communicate that SUPERVALU would require certainty as to the consideration received and that a quick response was needed as the negotiation with UNFI had already been extensive. The representatives of Barclays and Lazard also indicated that the SUPERVALU board would consider an all-cash proposal rather than a proposal consisting of a mix of cash and stock consideration.

On July 19, 2018, SUPERVALU provided an updated retail divestiture plan to UNFI.

Also on July 19, 2018, representatives of Goldman Sachs and Foros contacted representatives of Barclays and Lazard to discuss the potential timing for entering into a transaction. The representatives of Barclays and Lazard indicated that discussions between SUPERVALU and another potential buyer were substantially progressed and that if UNFI wanted to make a proposal, it should do so quickly.

On July 20, 2018, Mr. Spinner contacted Mr. Gross to indicate that UNFI would be willing to continue negotiations between SUPERVALU and UNFI without any condition regarding the disposition of retail operations and to aim to complete negotiations within the following days. Later that day, representatives of Goldman Sachs and Foros contacted representatives of Barclays and Lazard to indicate that UNFI would be willing to propose a price above $27.00 per share, but declined to provide any specific price proposal at that time. The representatives of

Goldman Sachs and Foros also indicated that UNFI understood SUPERVALU’s desire for an agreement with limited conditionality and that SUPERVALU was actively engaged in negotiations with another potential buyer, and advised that UNFI would attempt to work toward SUPERVALU’s desired timing.

Also on July 20, 2018, representatives of SUPERVALU, Wachtell Lipton, Company A and Company A’s legal advisor met at the offices of Wachtell Lipton (with Financial Partner A’s legal advisor on the phone) to discuss the terms of the most recent draft merger agreement and related agreements, including a potential construct for significant reverse termination fees to address some of the risks associated with a failure of debt or equity financing, a threshold for required corrective actions by Company A that would address expected regulatory risks, and providing a reasonable level of upfront assurances regarding the completion of SUPERVALU’s pre-closing reorganization and realization of certain related tax benefits.

On July 21, 2018, representatives of Wachtell Lipton sent a draft merger agreement to representatives of Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), UNFI’s legal advisor. As compared to the draft merger agreement Wachtell Lipton had most recently sent to the legal advisor for Company A, the draft merger agreement sent to Skadden did not include the terms introducing conditionality relating to the buyer’s debt or equity financing or limiting recourse in the event of a financing failure, terms introducing conditionality relating to SUPERVALU’s proposed pre-closing reorganization or limitations on the buyer’s commitments to address antitrust requirements that were included in the most recent draft merger agreement with Company A.

On July 22, 2018, representatives of Company A’s legal advisor sent a revised draft of the merger agreement to Wachtell Lipton. As in prior drafts received from Company A’s legal advisor, the draft merger agreement provided, among other things, that completion of SUPERVALU’s proposed pre-closing reorganization and receipt of a related tax opinion would be conditions to the closing of the transaction and that SUPERVALU’s recourse in the event of a financing failure would be limited. The draft merger agreement also continued to provide that Company A would not be required to take remedial actions in connection with obtaining regulatory approvals that would have an impact on either company’s revenues in excess of a specified threshold.

Also on July 22, 2018, representatives of SUPERVALU and Wachtell Lipton spoke with representatives of UNFI and Skadden to negotiate outstanding issues on the draft merger agreement. Following that meeting, a representative of Skadden sent an email to a representative of Wachtell Lipton noting UNFI’s willingness to move quickly and to engage fully over the next few days.

On July 23, 2018, representatives of SUPERVALU and UNFI, including Messrs. Gross and Spinner, and their respective legal and financial advisors met to discuss outstanding due diligence questions and, shortly following that meeting, a representative of Skadden sent a revised draft of the merger agreement to representatives of Wachtell Lipton. The revised draft of the merger agreement did not include the financing-related conditionality or limitations on recourse present in the draft merger agreement with Company A, and accepted the antitrust efforts commitment proposed by SUPERVALU. Later that day, representatives of SUPERVALU and Wachtell Lipton met with representatives of UNFI and Skadden in person to discuss the draft merger agreement.

Also on July 23, 2018, representatives of Barclays and Lazard had two conversations with a representative of the financial advisor to Company A, informing him that another party was interested in a transaction with SUPERVALU. During the first conversation, the financial advisor to Company A stated that Company A would agree to take more significant remedial actions in order to obtain regulatory approvals, but that it would have an impact on price; further, he conveyed that although Company A would agree to a more significant reverse termination fee, that fee would not be at the level requested by the Company. Representatives of Barclays and Lazard then called the financial advisor to Company A once again, informing him that SUPERVALU expected the other party to make a proposal later that day at a substantially higher price and that had meaningfully less conditionality than the proposal made by Company A, and that Company A would need to significantly improve both on price and conditionality.

Later that evening, Mr. Spinner contacted Mr. Gross to indicate that UNFI would be willing to acquire SUPERVALU at a price of $29.50 per share.

On July 24, 2018, following discussions with members of the SUPERVALU board and management and Wachtell Lipton, representatives of Barclays and Lazard contacted representatives of both Goldman Sachs and the financial advisor to Company A to indicate that SUPERVALU had requested that each potential buyer submit its best and final proposal by 9:00 a.m. the next morning. The representatives of Barclays and Lazard further indicated to both sets of financial advisors that if the SUPERVALU board were to determine to proceed at a meeting of the

SUPERVALU board scheduled for the evening of July 25, 2018, SUPERVALU would expect to finalize and enter into definitive agreements and publicly announce a transaction prior to the beginning of market trading hours on July 26, 2018.

Following those discussions, representatives of Wachtell Lipton sent a revised draft merger agreement to representatives of Company A’s legal advisor. This draft agreement largely removed the conditionality relating to the Company’s reorganization and substantially increased SUPERVALU’s recourse in the event of a financing failure and Company A’s commitments to take remedial actions if necessary to obtain required antitrust approvals. Later on July 24, 2018, representatives of Company A’s legal advisor contacted a representative of Wachtell Lipton to discuss the revised draft merger agreement. The representative of Wachtell Lipton mentioned, among other things, that Company A’s proposal would be significantly improved if it could provide unconditional equity financing (rather than the combination of financing-related conditionality and reverse termination fee provided in the latest draft of the merger agreement).

On the morning of July 25, 2018, a representative of the financial advisor to Company A contacted representatives of Barclays and Lazard to indicate that Company A’s best and final proposal to acquire SUPERVALU was a price of $32.50 per share. Shortly thereafter, a representative of Company A’s legal advisor sent representatives of Wachtell Lipton a revised draft of the merger agreement that accepted many of SUPERVALU’s positions regarding conditionality, but did not provide for unconditional equity financing.

Later that morning, representatives of Goldman Sachs and Foros contacted representatives of Barclays and Lazard to indicate that UNFI would be willing to acquire SUPERVALU at a price of $29.80 per share. The representatives of Barclays and Lazard inquired whether that price was UNFI’s best and final proposal, and the representatives of Goldman Sachs and Foros indicated that they were not authorized to characterize the proposal in that manner.

Later on July 25, 2018, Mr. Spinner contacted Mr. Gross to indicate that UNFI was exploring whether it could submit an improved proposal that afternoon. In response to Mr. Spinner’s query, Mr. Gross indicated that UNFI’s price was meaningfully lower than that of the other bidder, and that if UNFI intended to make an improved proposal, it should submit its best and final proposal prior to the SUPERVALU board meeting scheduled to occur later that day.

Following the conversations between Mr. Spinner and Mr. Gross, representatives of Barclays and Lazard contacted representatives of Company A’s financial advisor to indicate that they had reason to believe another potential buyer could be preparing a revised proposal, and that if Company A had any intent to increase its proposal, it should do so before the SUPERVALU board meeting scheduled to occur later that day (which both potential buyers had been made aware was scheduled to begin early that evening).

During the afternoon and prior to the SUPERVALU board meeting, representatives of Wachtell Lipton sent a revised draft of the merger agreement to Skadden and a revised draft of the merger agreement to the legal advisor to Company A.

Shortly prior to the SUPERVALU board meeting, Mr. Spinner again contacted Mr. Gross to indicate that UNFI’s best and final proposal was a price of $32.50 per share, and that UNFI’s proposal would expire shortly unless accepted. Mr. Gross called Mr. Spinner back shortly thereafter and told him that the SUPERVALU board had not yet begun its meeting and that it would need to consider all proposals carefully. Mr. Spinner consented to the UNFI proposal remaining open that evening.

In the evening of July 25, 2018, the SUPERVALU board held a special meeting to discuss the proposals made by UNFI and Company A. Members of SUPERVALU management and representatives of Wachtell Lipton, Barclays and Lazard were present at the meeting. Representatives of Wachtell Lipton reminded the directors of their fiduciary duties in connection with considering a sale of the Company and summarized the key terms of the draft merger agreement with UNFI and the draft merger agreement with Company A. The directors asked questions regarding the terms of each of the draft merger agreements, which representatives of Wachtell Lipton answered. Representatives of Barclays and Lazard provided the directors with an updated financial analysis presentation.

During the SUPERVALU board meeting, a representative of Lazard received a telephone call from a representative of the financial advisor to Company A, which he stepped out of the meeting to answer. The financial advisor inquired about the status of the board meeting and the board’s decision. The representative of Lazard indicated that the board meeting was ongoing and asked if Company A intended to submit an improved proposal. The representative of Company A’s financial advisor indicated that Company A would not do so. The representative of

Lazard then returned to the board meeting and summarized the conversation for the SUPERVALU directors and the other participants in the meeting.

The SUPERVALU board then continued its discussion. Given that the final proposals by UNFI and Company A were both at a price of $32.50 per share, the discussion on the differences between the two proposals focused on timing risks and closing certainty relating to each. The board noted during the course of its discussion that a transaction with Company A could take substantially longer than a transaction with UNFI to receive antitrust approval (and a transaction with Company A could require greater divestitures), and as a result the proposal by UNFI offered a higher expected present value as compared to the proposal of Company A. The board also asked Mr. Gross to speak about the possible negative effects on the business of a transaction that had a longer sign-to-close period, and Mr. Gross gave his views that there was substantial business and employee risk during such period. The board also noted that while SUPERVALU’s recourse in the case of a financing failure had been improved in Company A’s proposal, there continued to be an underlying risk associated with a financing failure due to Company A-specific factors, such as a decline in Company A’s business, and that no similar risk was present in the UNFI proposal. Following discussion with its legal and financial advisors, it was the consensus of the SUPERVALU board that UNFI’s proposal was the best combination of value and closing certainty for SUPERVALU’s stockholders (including as compared to a transaction with Company A).

Representatives of Barclays then rendered an oral opinion (which was subsequently confirmed in writing) to the SUPERVALU board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) was fair, from a financial point of view, to such stockholders. Representatives of Lazard then rendered an oral opinion to the SUPERVALU board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to holders of SUPERVALU common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) in the merger was fair, from a financial point of view, to such holders. See the sections entitled “— Opinions of Financial Advisors — Opinion of Barclays” and “— Opinions of Financial Advisors — Opinion of Lazard” for more information. Following further discussion among the directors, after careful consideration, and taking into account the factors described in the section entitled “— Reasons for the Merger; Recommendation of the SUPERVALU Board of Directors,” the SUPERVALU board unanimously determined that the merger agreement and the merger were fair to, advisable and in the best interests of SUPERVALU and its stockholders and unanimously approved the merger agreement and the merger.

During the night of July 25, 2018, following the SUPERVALU board meeting, representatives of Wachtell Lipton and Skadden finalized the terms of the merger agreement and related documents and SUPERVALU and UNFI entered into the merger agreement.

On the morning of July 26, 2018, SUPERVALU and UNFI issued a joint press release announcing the entry into the merger agreement.

Reasons for the Merger; Recommendation of the SUPERVALU Board of Directors

The SUPERVALU board, with the assistance of its financial and legal advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SUPERVALU and its stockholders and unanimously approved the merger agreement and the merger. Accordingly, the SUPERVALU board unanimously recommends that the stockholders of SUPERVALU vote “FOR” the proposal to adopt the merger agreement.

In the course of reaching its recommendation, the SUPERVALU board considered the following positive factors relating to the merger agreement and the merger, each of which the board believed supported its decision:

•	Attractive Value. The SUPERVALU board believed that the $32.50 per share price provided stockholders with attractive value for their shares of SUPERVALU common stock, including when taking into account:
○	the significant premium to SUPERVALU’s share price at various times represented by the price of $32.50 per share, including:
•	a 53% premium to the volume-weighted average price of SUPERVALU common stock for the 30 days up to and including July 24, 2018, the last trading day before SUPERVALU’s entry into the merger agreement;

•	a 72% premium to the volume-weighted average price of SUPERVALU common stock for the 90 days up to and including July 24, 2018;
•	a 112% premium to the closing price of SUPERVALU common stock on April 5, 2018, the last day before it was publicly reported that SUPERVALU was working with financial advisors to consider options for the Company, including a potential sale; and
•	a 23% premium to the 52-week intraday high closing price of SUPERVALU common stock;
○	the current and historical market prices of SUPERVALU common stock, including those set forth in the section entitled “Market Price of the Company’s Common Stock”; and
○	the market performance of the shares of SUPERVALU common stock relative to that of other participants in the industry in which SUPERVALU operates, general market indices and analyst expectations.
•	Most Certain Alternative for Maximizing Stockholder Value. The SUPERVALU board considered that the merger consideration was more favorable to SUPERVALU’s stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to SUPERVALU, including the continued operation of SUPERVALU on a stand-alone basis or a merger with Company A (as described in the section entitled “The Merger — Background of the Merger”), in light of a number of factors, including:
○	the SUPERVALU board’s assessment of SUPERVALU’s business, assets and prospects, its competitive position and historical and projected financial performance and trends in the wholesale and retail grocery industries in the United States;
○	the strategic and financial alternatives reasonably available to SUPERVALU, and the risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to SUPERVALU’s stockholders that would exceed, on a present-value basis, the value of the merger consideration;
○	the SUPERVALU board’s belief, based on input from senior management and SUPERVALU’s advisors with respect to UNFI’s and Company A’s statements made and positions taken during extensive negotiations (as described in the section entitled “The Merger — Background of the Merger”) that UNFI’s proposal was the best combination of value and closing certainty for SUPERVALU’s stockholders;
○	that the price of $32.50 per share resulted from a number of increases in the proposed price by both UNFI and Company A during a competitive bidding process and the SUPERVALU board’s belief, based on input from senior management and SUPERVALU’s advisors with respect to UNFI’s and Company A’s statements made and positions taken during extensive negotiations (as described in the section entitled “The Merger — Background of the Merger”), that the $32.50 per share price reflected in the merger agreement was the maximum amount that both UNFI and Company A was willing to pay to acquire SUPERVALU, and the risk that any delay or interruption in the negotiations with UNFI (including to attempt to negotiate a higher price with Company A after the SUPERVALU board meeting on July 25, 2018) could result in UNFI withdrawing its proposal or lowering its price;
○	the SUPERVALU board’s consideration of the terms of a potential transaction with Company A, and its belief, based on input from senior management and SUPERVALU’s advisors that a transaction with UNFI offered more certainty of timely completion than a transaction with Company A (as described in the section entitled “— High Probability of Completion” below);
○	the fact that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, resulted from extensive negotiations conducted at the direction of the SUPERVALU board, with the assistance of experienced legal and financial advisors, during a process that occurred over the course of several months;
○	the SUPERVALU board’s awareness of the results of its advisors’ discussion with Company B, which indicated that it was not interested in considering a transaction with SUPERVALU; and

○	the fact that the press had publicly reported nearly four months prior to entry into the merger agreement that SUPERVALU had hired financial advisors to consider a sale of the Company.
•	Certainty of Value with Cash Consideration. The SUPERVALU board considered that the proposed merger consideration is all cash, thereby providing SUPERVALU’s stockholders with certainty of value and liquidity for their shares, especially in light of risks and uncertainties inherent in the industry and in operating as a stand-alone business.
•	Receipt of Fairness Opinions from Barclays and Lazard. The SUPERVALU board considered the financial analysis presentation of Barclays and Lazard and (i) the oral opinion of Barclays (which was subsequently confirmed in writing) to the SUPERVALU board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) was fair, from a financial point of view, to such stockholders and (ii) the oral opinion of Lazard, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to holders of SUPERVALU common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) in the merger was fair, from a financial point of view, to such holders (as described in the sections entitled “ — Opinions of Financial Advisors — Opinion of Barclays” and “—Opinions of Financial Advisors — Opinion of Lazard”).
•	High Probability of Completion. The SUPERVALU board considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement, including:
○	the commitment of UNFI in the merger agreement to use its reasonable best efforts to complete the merger, including its commitment to make certain divestitures of assets, businesses and product lines and to take certain remedial actions if required to obtain the necessary antitrust clearances, unless such remedial actions would reasonably be expected to have a material adverse effect on the combined company (as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger”);
○	the SUPERVALU board’s belief, in consultation with its advisors, that a transaction with UNFI had lower antitrust risk than a transaction with Company A and could be completed on a shorter timeline, and that as a result (i) the expected net present value of the $32.50 per share price proposed by UNFI was higher than the $32.50 per share price proposed by Company A and (ii) a transaction with UNFI had greater certainty of completion as a result of the shorter period between signing and closing as compared to a transaction with Company A (as described in the section entitled “— Background of the Merger”);
○	the absence of a financing condition in the merger agreement and the representations of UNFI in the merger agreement as to its financing (see the section entitled “— Financing” for more information), as compared to the proposal by Company A, which had greater financing contingencies and more limited recourse in the event of a financing failure (as described in the section entitled “— Background of the Merger”); and
○	the conditions to closing contained in the merger agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of SUPERVALU’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (as described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger”).
•	Opportunity to Receive Alternative Proposals and to Terminate the UNFI Transaction in Order to Accept a Superior Proposal. The SUPERVALU board considered the terms of the merger agreement permitting SUPERVALU to respond to unsolicited alternative proposals and other similar terms of the merger agreement, including:
○	SUPERVALU’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made before the time SUPERVALU’s stockholders adopt the merger agreement (as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation”); and

○	the provision of the merger agreement allowing the SUPERVALU board to terminate the merger agreement in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $40.5 million, which amount the SUPERVALU board believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to alternative acquisition proposals (as described in the sections entitled “The Merger Agreement — Alternative Proposals; No Solicitation,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee”).
•	Other Factors. The SUPERVALU board also considered that stockholders of SUPERVALU who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to dissent from the merger and receive the appraised fair value of their SUPERVALU shares, as and to the extent provided under Delaware law.

In the course of reaching its recommendation, the SUPERVALU board also considered the risks and potentially negative factors relating to the merger agreement and the merger, including:

•	that SUPERVALU stockholders will have no ongoing equity participation in SUPERVALU following the merger, and that such stockholders will therefore cease to participate in SUPERVALU’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock;
•	the possibility, though unlikely from SUPERVALU’s perspective, that the merger does not close (including as a result of events outside of either party’s control), as well as the risks and costs to SUPERVALU if the merger does not close or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the proposed merger on SUPERVALU’s employees, potential and existing customers and suppliers and other parties, which may impair SUPERVALU’s ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with SUPERVALU, as well as the risk of management distraction as a result of the merger and the risk that the trading price of SUPERVALU common stock could be materially adversely affected;
•	the possibility that SUPERVALU will be required under the terms of the merger agreement to pay a termination fee of $40.5 million (as more fully described in the section entitled “The Merger Agreement — Termination Fee”) and that the termination fee could discourage other potential buyers (including Company A) from making a proposal to acquire SUPERVALU following entry into the merger agreement;
•	the merger agreement’s restrictions on the conduct of SUPERVALU’s business before completion of the merger, generally requiring SUPERVALU to conduct its business in the ordinary course and prohibiting SUPERVALU from taking specified actions, including the sale of SUPERVALU’s retail business assets (except for certain specified assets), which may delay or prevent SUPERVALU from undertaking business opportunities that may arise pending completion of the merger (as more fully described in the section entitled “The Merger Agreement — Conduct of Business Pending the Merger”);
•	the merger agreement’s restrictions prohibiting SUPERVALU from implementing, without UNFI’s prior written consent, the holding company merger prior to November 25, 2018, unless the holding company merger does not result in more than $10 million in expenses, and from implementing certain distribution steps as part of the pre-closing reorganization prior to December 26, 2018 (as more fully described in the section entitled “The Merger Agreement — Conduct of Business Pending the Merger”), which could impair or delay SUPERVALU’s ability to complete the pre-closing reorganization, including in the event that the transaction with UNFI is not completed (offset by the fact that the SUPERVALU board believed there was a very high probability the merger would close by February 23, 2019);
•	the possibility, though unlikely from SUPERVALU’s perspective, that the debt financing contemplated by the debt commitment letters will not be obtained, resulting in UNFI not having sufficient funds to complete the transaction;
•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger;

•	the understanding that some of SUPERVALU’s directors and executive officers have other interests in the merger in addition to their interests as stockholders of SUPERVALU, including the manner in which they would be affected by the merger (as more fully described in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger”); and
•	that the receipt of cash by stockholders in exchange for their shares of SUPERVALU common stock pursuant to the merger will be a taxable transaction to SUPERVALU stockholders for U.S. federal income tax purposes (as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences of Merger”).

The foregoing discussion of the information and factors considered by the SUPERVALU board includes the material factors considered by the SUPERVALU board but does not necessarily include all of the factors considered by the SUPERVALU board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the SUPERVALU board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors.

The SUPERVALU board unanimously recommended that the stockholders of SUPERVALU vote in favor of adoption of the merger agreement based upon the totality of information it considered.

Certain SUPERVALU Unaudited Prospective Financial Information

SUPERVALU currently does not publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial conditions or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, and the inherent difficulty of accurately predicting financial performance for future periods. SUPERVALU has included in this proxy statement certain limited unaudited prospective financial information for SUPERVALU (which we refer to as the “projections”) to give the Company’s stockholders access to certain information for SUPERVALU on a stand-alone basis, which was provided to the SUPERVALU board and to UNFI, respectively, and the parties’ respective financial advisors in connection with the merger.

For purposes of considering, analyzing and evaluating the Company’s strategic and financial alternatives, including the merger, the SUPERVALU board was presented with and reviewed projections reflecting two different operating scenarios of the Company. The first scenario, which we refer to as the “Scenario A projections,” assumes the divestiture of three of the Company’s six retail banners (specifically, Farm Fresh®, Shop ‘n Save® and Shop ‘n Save® East) in fiscal 2019, which divestitures were in advanced stages of negotiation or completed, and are for fiscal years 2019 through 2023. The Scenario A projections as presented below were prepared in July 2018. The second scenario, which we refer to as the “Scenario B projections,” assumes these divestitures as well as the divestiture of the Company’s remaining retail banners on hypothetical terms, resulting in the Company’s complete exit from its Retail business, as well as certain assumptions around the elimination of administrative costs and allocated costs of the Retail business, and are for fiscal years 2019 through 2022. The Scenario B projections were prepared earlier, in May 2018, and assume that the Cub Foods®, Hornbachers® and Shoppers® banners would be divested in fiscal 2020, and assume that these three banners would maintain a favorable supply relationship with SUPERVALU. The Scenario A projections and Scenario B projections do not take into account the impact, if any, of the pre-closing reorganization.

The Scenario A projections and the Scenario B projections were provided to each of Barclays and Lazard, the Company’s financial advisors. SUPERVALU management directed Barclays and Lazard to use the Scenario A projections for purposes of rendering their respective fairness opinions to the SUPERVALU board and in performing the related analyses, given that the divestitures of the remaining three banners contemplated by the Scenario B projections were not advanced, SUPERVALU had not committed to a plan to divest the remaining three banners and that significant work and analysis was still required to eliminate administrative costs and separate the Company’s systems and infrastructure, and therefore the assumptions underlying the Scenario B projections are subject to significant uncertainty and greater variability.

The Scenario B projections were provided to UNFI and its financial advisors in connection with their respective consideration and evaluation of a merger with SUPERVALU.

The following is a summary of the projections:

Summary of SUPERVALU Projections

(dollars in millions)

Scenario A Projections

	Projected Fiscal Year
	FY 2019E	FY 2020E	FY 2021E	FY 2022E	FY 2023E
Consolidated Net Sales	$15,610	$15,989	$16,348	$16,607	$16,872
Consolidated Adjusted EBITDA(1)	$382	$381	$408	$457	$465
Capital Expenditure	$232	$162	$153	$147	$148

Scenario B Projections

	Projected Fiscal Year
	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Consolidated Net Sales	$15,731	$14,917	$15,301	$15,576
Consolidated Adjusted EBITDA(2)	$405	$368	$411	$465
Capital Expenditure	$212	$109	$100	$94
(1)	With respect to the Scenario A projections, adjusted earnings before interest, income taxes and depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure consisting of Net (loss) earnings from continuing operations, plus Interest expense, net, Net periodic benefit income, excluding service cost, and Income tax (benefit) provision, less Net earnings attributable to non-controlling interests calculated in accordance with GAAP, plus adjustments for Depreciation and amortization, Stock-based compensation, LIFO charge (credit) and certain adjustment items, as determined by SUPERVALU management.
(2)	With respect to the Scenario B projections, Adjusted EBITDA is a non-GAAP measure defined as adjusted earnings before interest, income taxes and depreciation and amortization consisting of Net (loss) earnings from continuing operations, plus Interest expense, net, and Income tax (benefit) provision, less Net earnings attributable to non-controlling interests calculated in accordance with GAAP, plus adjustments for Depreciation and amortization, LIFO charge (credit) and certain adjustment items, as determined by SUPERVALU management.

For purposes of certain of their financial analyses, Barclays and Lazard also used a last four quarters (“LTM”) normalized consolidated Adjusted EBITDA of $277 million (the “LTM Normalized Consolidated Adjusted EBITDA”) and an estimated normalized consolidated Adjusted EBITDA for fiscal year 2019 of $324 million (the “FY2019 Normalized Consolidated Adjusted EBITDA”), in each case, which they calculated using inputs provided by SUPERVALU management. The LTM Normalized Consolidated Adjusted EBITDA provides for a full-year impact of the acquisitions of Unified Grocers, Inc. and Associated Grocers of Florida, Inc., excludes rent expense related to stores in discontinued operations, excludes the LTM Adjusted EBITDA generated from the Albertson’s transition services agreements, is burdened by stock-based compensation expense and is burdened by the full-year impact of rent expense related to the sale leaseback transaction. The estimated FY2019 Normalized Consolidated Adjusted EBITDA excludes rent expense related to stores in discontinued operations, excludes the Adjusted EBITDA estimated to be generated from the Albertsons transition services agreements in fiscal 2019, and is burdened by stock-based compensation expense and is burdened by the full-year impact of rent expense related to the sale leaseback transaction.

For purposes of certain of their financial analyses, Barclays and Lazard also used projected after-tax unlevered free cash flows for SUPERVALU for the last three quarters of fiscal year 2019, and for fiscal years 2020 through 2023, which are referred to as the “unlevered free cash flows,” in each case, which they calculated using the Scenario A projections and other inputs provided by SUPERVALU management. The unlevered free cash flows were calculated by taking adjusted earnings before interest after tax, adding back depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital, subtracting the cost of company-owned life insurance, stock-based compensation, merger and integration costs, labor buyout and severance costs (after tax), and adding back proceeds from the divestitures contemplated in the Scenario A projections, capital leases to be assumed by buyers related to such divestitures, and the projected proceeds from the sale of certain distribution centers. The unlevered free cash flow calculations do not take into account certain line items — including after-tax pension payments, multi-employer pension plan liability payments and dark store carry costs related to the divestitures contemplated in the Scenario A projections — which were not projected to continue in perpetuity. For more information on the treatment of those items in the discounted cash flow analyses performed by each of Barclays and

Lazard, refer to the sections entitled “—Opinions of Financial Advisors — Opinion of Barclays” and “—Opinions of Financial Advisors — Opinion of Lazard”). The following table sets forth the results of the unlevered free cash flow calculations:

	Projected Fiscal Year ($ in millions)
	Q2-4 FY 2019E	FY 2020E	FY 2021E	FY 2022E	FY 2023E
Unlevered Free Cash Flow	$367	$139	$166	$203	$203

The projections provided were considered in good faith by SUPERVALU management to be reasonable, based on the best available information at the time, but were not prepared with a view toward public disclosure. As a result, the inclusion of the projections in this proxy statement should not be regarded as an indication that SUPERVALU, UNFI, Barclays, Lazard or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to SUPERVALU’s business, all of which are difficult to predict and many of which are beyond SUPERVALU’s control. In addition, since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, SUPERVALU’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in SUPERVALU’s reports filed with the SEC. For other factors that could cause the actual results to differ, please see the section “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement.

The projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP (“KPMG”), SUPERVALU’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the projections, and accordingly, neither KPMG, nor any other accounting firm, expresses an opinion or any other form of assurance with respect thereto. The KPMG, RSM US LLP and Moss Adams LLP reports incorporated by reference in this proxy statement relate to SUPERVALU’s, Associated Grocers of Florida, Inc.’s and Unified Grocer’s, Inc.’s historical financial information. These reports do not extend to the prospective financial information contained herein and should not be read to do so.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the projections do not take into account the effect of any possible failure of the merger to occur. None of SUPERVALU, its financial advisors and any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by SUPERVALU that they are viewed by SUPERVALU as material information of SUPERVALU, particularly in light of the inherent risks and uncertainties associated with such forecasts.

The projections included above are not being included to influence your decision whether to vote in favor of the proposal to approve the merger agreement or any other proposal to be considered at the special meeting, but are being provided solely because they were made available to and considered by SUPERVALU’s and UNFI’s respective boards of directors and financial advisors in connection with the merger.

For the foregoing reasons, and considering that the special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the projections. SUPERVALU urges all SUPERVALU stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

Opinion of SUPERVALU’s Financial Advisors

Barclays

SUPERVALU engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for SUPERVALU, including a possible sale of SUPERVALU, pursuant to an engagement letter dated January 9, 2018. On July 25, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the SUPERVALU board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) was fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 25, 2018, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the SUPERVALU board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of SUPERVALU (other than the holders of any dissenting shares or shares to be cancelled in the merger) and does not constitute a recommendation to any stockholder of SUPERVALU as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between SUPERVALU and UNFI and were unanimously approved by the SUPERVALU board. Barclays did not recommend any specific form of consideration to SUPERVALU or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, SUPERVALU’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction in which SUPERVALU may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of SUPERVALU in the merger. No limitations were imposed by the SUPERVALU board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of July 25, 2018, and the specific terms of the merger;
•	reviewed and analyzed publicly available information concerning SUPERVALU that Barclays believed to be relevant to its analysis, including SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018 and SUPERVALU’s definitive proxy statement on Schedule 14A filed by SUPERVALU with the Securities and Exchange Commission on July 2, 2018 (the “SUPERVALU Restructuring Proxy”);
•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of SUPERVALU furnished to Barclays by SUPERVALU, including financial projections of SUPERVALU prepared by management of SUPERVALU, which projections contemplate the sale of certain of SUPERVALU’s owned and operated retail operations consisting of Shop ‘n Save and Shop ‘n Save East banners, which projections do not take into account certain corporate restructuring transactions described in the SUPERVALU Restructuring Proxy (the “projections,” as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”);
•	reviewed and analyzed a trading history of SUPERVALU’s common stock from July 20, 2013 to July 20, 2018 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of SUPERVALU with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;
•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets for SUPERVALU;
•	had discussions with the management of SUPERVALU concerning its business, operations, assets, liabilities, financial condition and prospects; and
•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays further relied upon the assurances of the management of SUPERVALU that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projections, upon the instruction of management of SUPERVALU, Barclays relied on the most recent projections as of July 24, 2018 (which we refer to as the “Recent SUPERVALU Projections”) in arriving at its opinion, which do not take into account the certain corporate restructuring transactions described in the SUPERVALU Restructuring Proxy which projections have been approved by the SUPERVALU board for purposes of Barclays’ opinion. In addition, upon the advice of SUPERVALU, Barclays assumed that the projections, including the Recent SUPERVALU Projections, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SUPERVALU as to the future financial performance of SUPERVALU and that SUPERVALU will perform substantially in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of SUPERVALU and did not make or obtain any evaluations or appraisals of the assets or liabilities of SUPERVALU. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 25, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that have occurred after July 25, 2018 or may occur after the date of this proxy statement.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice of SUPERVALU, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood SUPERVALU had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of SUPERVALU common stock but rather made its determination as to fairness, from a financial point of view, to SUPERVALU’s stockholders of the consideration to be offered to such stockholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the SUPERVALU board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SUPERVALU or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to SUPERVALU, UNFI, Merger Sub or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of SUPERVALU, UNFI, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of SUPERVALU by reference to those companies, which could then be used to calculate implied valuation ranges, Barclays reviewed and compared specific financial and operating data relating to SUPERVALU with selected companies that Barclays, based on its experience in the grocery wholesale distribution and grocery retail industries, deemed comparable to SUPERVALU. The selected comparable companies with respect to SUPERVALU were:

Hybrid Grocery Retailer / Distributor

•	SpartanNash

Pure Grocery Distributors

•	Core-Mark
•	UNFI

Conventional Grocery Retailers

•	Ahold Delhaize
•	Ingles Market

•	Kroger
•	Weis Markets

Foodservice Distributors

•	Chef’s Warehouse
•	Performance Food Group
•	Sysco
•	US Foods

Barclays calculated and compared various financial multiples and ratios of SUPERVALU and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current enterprise value (“EV”) to its earnings before interest, taxes, depreciation and amortization, or EBITDA, as estimated for calendar year 2018, and each company’s three-year average EV to its next 12 months (“NTM”), EBITDA. The EV of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. In calculating such ratios with respect to SUPERVALU, EV and EBITDA were adjusted to reflect the impact of the sale leaseback and Farm Fresh divestiture transactions that SUPERVALU announced earlier in 2018. All of these calculations were performed, and based on publicly available financial data and analysts’ consensus estimates of NTM EBITDA (including FactSet) and closing prices as of July 20, 2018. The results of this selected comparable company analysis are summarized below:

	Current EV / CY2018E EBITDA						3-Year Average EV / NTM EBITDA
	High		Low		Median		High		Low		Median
Hybrid Grocery Retailer / Distributor	—		—		7.5	x	—		—		6.5	x
Pure Grocery Distributors	10.2	x	7.6	x	8.6	x	10.5	x	8.0	x	9.3	x
Conventional Grocery Retailers	8.0	x	6.4	x	6.6	x	7.0	x	5.7	x	6.8	x
Foodservice Distributors	15.2	x	11.0	x	12.8	x	11.0	x	9.3	x	10.1	x
SUPERVALU	—		—		6.5	x	—		—		5.3	x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with SUPERVALU. However, because no selected comparable company is exactly the same as SUPERVALU, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SUPERVALU and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, pension obligations and degree of operational risk between SUPERVALU and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 6.0x to 7.5x multiples of EV to EBITDA and applied such range to SUPERVALU’s estimated FY 2019 Normalized Consolidated Adjusted EBITDA (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”). Barclays then subtracted net debt, non-controlling interests and the net present value of tax-affected dark store carry costs related to the divestitures contemplated in the Scenario A projections, added back the net present value of proceeds from the divestitures contemplated in the Scenario A projections and capital leases to be paid by buyers related to the divestitures contemplated in the Scenario A projections, added back the remaining after-tax benefit of the transition services agreements with Albertsons for fiscal year 2019, and divided by fully diluted shares outstanding as of July 24, 2018, to calculate a range of implied prices per share of SUPERVALU. The following summarizes the result of these calculations (rounded to the nearest $0.05):

	Low	High
Implied Price Per Share	$12.40	$24.10

Barclays noted that on the basis of the selected comparable company analysis, the transaction consideration of $32.50 per share was above the range of implied values per share calculated using the projections.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to SUPERVALU with respect to the industry, business profile, geography, customers, size, margins and other characteristics of their businesses. Using publicly available information, Barclays analyzed the ratio of the applicable target companies’ EVs to their last 12 months, or LTM, EBITDA. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of SUPERVALU and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and SUPERVALU. The following table sets forth the transactions analyzed based on such characteristics:

Announcement Date	Acquiror	Target
10/8/2017	SUPERVALU	Associated Grocers of Florida
4/10/2017	SUPERVALU	Unified Grocers
10/17/2016	Onex	Save-A-Lot
3/14/2016	Apollo	Fresh Market
11/11/2015	Kroger	Roundy’s
9/9/2014	C&S Wholesale Grocers	Associated Wholesalers
6/24/2015	Ahold	Delhaize Group
3/6/2014	Albertsons	Safeway (U.S. Grocery only)
9/9/2013	Albertsons	United Supermarkets
7/22/2013	Spartan Stores	Nash Finch Co.
7/22/2013	Nash Finch Co.	Spartan Stores
7/9/2013	Kroger	Harris Teeter Supermarkets, Inc.
1/10/2013	Cerberus	SUPERVALU (Retail Assets)
10/9/2012	Ares Management	Smart & Final Stores
12/19/2011	BI-LO	Winn-Dixie Stores, Inc.

The following table sets forth the multiples for the transactions analyzed by Barclays:

	EV / LTM EBITDA
High	10.9	x
Low	3.9	x
Mean	6.9	x
Median	6.8	x

Based upon Barclays’ judgments as to the selected transactions, Barclays selected a range of 6.5x to 7.5x multiples of EBITDA for SUPERVALU and applied such range to SUPERVALU’s LTM Normalized Consolidated Adjusted EBITDA (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”). Barclays then subtracted net debt, non-controlling interests and the net present value of tax-affected dark store carry costs related to the divestitures contemplated in the Scenario A projections, added back the net present value of proceeds from the divestitures contemplated in the Scenario A projections and capital leases to be paid by buyers related to the divestitures contemplated in the Scenario A projections, added back the remaining after-tax benefit of the transition services agreements with Albertsons for fiscal year 2019, and divided by fully diluted shares outstanding as of July 24, 2018, to calculate a range of implied prices per share of SUPERVALU. The following table sets forth the results of such analysis (rounded to the nearest $0.05):

	Low	High
Implied Price Per Share	$8.95	$15.70

Barclays noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $32.50 per share was above the range of implied values per share calculated using the projections.

Discounted Cash Flow Analysis

In order to estimate the present value of SUPERVALU Common Stock, Barclays performed a discounted cash flow analysis of SUPERVALU. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated EV of SUPERVALU using the discounted cash flow method, Barclays added (i) the unlevered free cash flows (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”) for the last three quarters of fiscal year 2019, and for fiscal years 2020 through 2023, in each case, based on the Scenario A projections to (ii) the “terminal value” of SUPERVALU as of February 2023, and discounted such amount to its present value using a range of selected discount rates. The residual value of SUPERVALU at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on applying a range of perpetuity growth rates of 1% to 2% to SUPERVALU’s forecasted unlevered free cash flow for fiscal year 2023. The range of after-tax discount rates of 9.0% to 10.0% was selected based on an analysis of the weighted average cost of capital of SUPERVALU. Barclays then calculated a range of implied prices per share of SUPERVALU by subtracting estimated net debt as of July 24, 2018 (pro forma for the proceeds of certain sale leaseback transactions and debt paydowns associated with the divestitures contemplated in the Scenario A projections, including the effect of capital leases to be paid by the buyer) and the net present value of after-tax pension payments, multi-employer pension plan liability payments and dark store carry costs related to the divestitures contemplated in the Scenario A projections from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of SUPERVALU Common Stock as of July 24, 2018. Barclays performed such calculations with regard to both the scenario in which the corporate restructuring transactions described in the SUPERVALU Restructuring Proxy will be consummated, and in which it will not be consummated. The following summarizes the result of these calculations (rounded to the nearest $0.05):

	Low	High
Implied Price Per Share – Without Restructuring	$19.05	$26.15
Implied Price Per Share – With Restructuring	$22.55	$29.85

Barclays noted that on the basis of the discounted cash flow analysis, the transaction consideration of $32.50 per share was above the range of implied values per share calculated using the projections.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Share Price Analysis, Leveraged Acquisition Analysis, and Analyst Price Targets Analysis described below.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of SUPERVALU Common Stock, Barclays considered historical data with regard to the trading prices of SUPERVALU Common Stock for the period from July 2017 to July 2018 and compared such data with the relative stock price performances during the same periods of UNFI, SpartanNash, Ahold Delhaize, Ingles Markets, Kroger, an “Other Food Distribution” composite comprised of Sysco, US Foods, Performance Food Group, Core-Mark and Chef’s Warehouse, and an “Other Food Retail” composite comprised of Walmart, Sprouts and Smart & Final.

Barclays noted that during the period from July 2017 to July 2018, the closing price of SUPERVALU Common Stock decreased 13%, compared to UNFI which increased 17%, SpartanNash which decreased 7%, Ahold Delhaize which increased 23%, Ingles Markets which decreased 2%, Kroger which increased 21%, the Other Food Distribution composite which increased 39% and the Other Food Retail composite which increased 16%.

Leveraged Acquisition Analysis

Barclays performed a leveraged acquisition analysis in order to ascertain a price for SUPERVALU Common Stock which might be achieved in a leveraged buyout transaction with a financial sponsor based upon current market conditions. Barclays assumed the following in its analysis: (i) a multiple of 5.5x SUPERVALU’s total debt to

SUPERVALU’s LTM Consolidated Adjusted EBITDA (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”), (ii) a subsequent exit transaction by the financial sponsor at the end of fiscal year 2023, (iii) a projected EBITDA terminal value multiple of 6.0x to 7.5x and (iv) target ranges of annualized internal rates of return for the financial sponsor of 20% to 25%. Based upon these assumptions, Barclays calculated a range of implied prices per share of SUPERVALU. The following summarizes the result of these calculations (rounded to the nearest $0.05):

	Low	High
Implied Price Per Share	$15.75	$26.20

Barclays noted that on the basis of the leveraged acquisition analysis, the transaction consideration of $32.50 per share was above the range of implied values per share calculated using the projections.

Analyst Price Targets Analysis

Barclays reviewed and compared research analysts’ per share price targets for SUPERVALU Common Stock which were publicly available from Bloomberg. The research analysts’ per share price targets for SUPERVALU Common Stock ranged from $16.00 to $26.00 (excluding the minimum and maximum analyst price targets of $15.00 and $39.00, respectively), representing forward price targets (not discounted back). The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for SUPERVALU Common Stock and these estimates are subject to uncertainties, including future financial performance of SUPERVALU and future market conditions. Barclays noted that the transaction consideration of $32.50 was above the range of analyst price targets analysis for SUPERVALU Common Stock.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The SUPERVALU board selected Barclays because of its familiarity with SUPERVALU and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to SUPERVALU in connection with the merger. As compensation for its services in connection with the merger, SUPERVALU paid Barclays a fee of $100,000 upon execution of Barclays’ engagement letter with SUPERVALU and $1,000,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the merger. Additional compensation of approximately $17,940,000 will be payable on completion of the merger against which the amounts paid upon execution of Barclays’ engagement letter and the Opinion Fee will be credited. In addition, SUPERVALU has agreed to reimburse Barclays for certain out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by SUPERVALU and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for SUPERVALU and UNFI in the past, expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for SUPERVALU: (i) provided M&A advisory services and (ii) acted as a lender under certain of SUPERVALU’s existing lending facilities. Barclays has not performed any investment banking and financial services for UNFI for which it has earned fees in the past two years.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of SUPERVALU and UNFI for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Lazard

SUPERVALU retained Lazard to act as investment banker to SUPERVALU and to render an opinion to the SUPERVALU board as to the fairness, from a financial point of view, to holders of SUPERVALU common stock of the consideration to be paid to such holders in the merger. On July 25, 2018, Lazard rendered its oral opinion to the SUPERVALU board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to holders of SUPERVALU common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 25, 2018, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was for the benefit of the SUPERVALU board (in its capacity as such) in connection with the SUPERVALU board’s evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of SUPERVALU common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) of the merger consideration to be paid to such holders in the merger as of the date of Lazard’s opinion. SUPERVALU did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which SUPERVALU might engage or the merits of the underlying decision by SUPERVALU to engage in the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of SUPERVALU common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of SUPERVALU common stock may trade at any time subsequent to the announcement of the merger.

The following is a summary of Lazard’s opinion. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated July 25, 2018, of the merger agreement;
•	Reviewed certain publicly available historical business and financial information relating to SUPERVALU;
•	Reviewed various financial forecasts as of July 24, 2018 and other data provided to Lazard by management of SUPERVALU relating to the business of SUPERVALU, which forecasts management instructed Lazard to use in its analysis and which have been approved by the SUPERVALU board for purposes of Lazard’s opinion, which forecasts (x) contemplate the sale of certain of SUPERVALU’s owned and operated retail operations consisting of Shop ‘n Save® and Shop ‘n Save® East banners and (y) reflect two alternative scenarios — either that the corporate restructuring transactions described in the definitive proxy statement on Schedule 14A filed by SUPERVALU with the Securities and Exchange Commission on July 2, 2018 will be consummated or that it will not be consummated (the “projections,” as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”);
•	Held discussions with members of the senior management of SUPERVALU with respect to the business and prospects of SUPERVALU;
•	Reviewed public information with respect to certain other companies in lines of business Lazard believes to be generally relevant in evaluating the business of SUPERVALU;
•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believes to be generally relevant in evaluating the business of SUPERVALU;
•	Reviewed historical stock prices and trading volumes of SUPERVALU common stock; and
•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of SUPERVALU or concerning the solvency or fair value of SUPERVALU, and Lazard was not furnished with any such valuation or appraisal. With respect to the projections utilized in Lazard’s analysis, Lazard assumed, with the consent of SUPERVALU, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SUPERVALU as to the future financial performance of SUPERVALU under the alternative scenarios relating to the consummation or non-consummation of the corporate reorganization transactions and was instructed by management of SUPERVALU to utilize for purposes of its opinion the projections that do not take into account the effects of the proposed reorganization transactions. Lazard assumed no responsibility for and expressed no view as to such projections or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of SUPERVALU, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions of the merger agreement. Representatives of SUPERVALU advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of SUPERVALU, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on SUPERVALU or the merger. Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that SUPERVALU obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SUPERVALU. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to SUPERVALU or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2018, and is not necessarily indicative of current market conditions.

Financial Analyses

Selected Public Company Analysis

For purposes of its analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to SUPERVALU and selected comparable publicly traded companies whose operations Lazard believed, based on its experience with companies in the wholesale grocery and conventional supermarket industries and professional judgment, to be generally relevant in analyzing SUPERVALU’s operations. Lazard then compared such information to the corresponding information in the SUPERVALU financial projections.

The selected group of companies used in this analysis, which are referred to as “SUPERVALU comparable companies,” was as follows:

Wholesale Grocers

•	SpartanNash Company
•	UNFI

Conventional Supermarkets

•	Royal Ahold Delhaize N.V.
•	Ingles Markets, Inc.
•	Kroger Co.

Lazard selected the companies reviewed in this analysis because, among other things, they operate businesses similar to one of the businesses of SUPERVALU. However, none of the selected companies is identical to SUPERVALU. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SUPERVALU and the SUPERVALU comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared the ratio of SUPERVALU’s and each SUPERVALU comparable company’s enterprise value (“EV”) which Lazard calculated as the market capitalization of each company (based on each company’s fully-diluted share count, and closing share price, as of July 20, 2018), plus balance sheet debt and other non-equity capitalization (if applicable) and less cash, cash equivalents and marketable securities (each, as of July 20, 2018) to its fiscal year 2019 and 2020 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA. The EBITDA estimates for SUPERVALU and each of the SUPERVALU comparable companies used by Lazard in its analysis were based on public filings and information provided by FactSet. The EBITDA estimates of each of the comparable companies were calendarized to SUPERVALU’s fiscal year end of February 24, 2018 for comparability.

The following table summarizes the results of this review:

	EV / FY2019E EBITDA								EV / FY2020E EBITDA
	High		Low		Mean		Median		High		Low		Mean		Median
Wholesale Grocers	7.6	x	7.5	x	7.5	x	7.5	x	7.4	x	7.3	x	7.4	x	7.4	x
Conventional Supermarkets	6.6	x	6.4	x	6.5	x	6.6	x	6.4	x	6.2	x	6.3	x	6.4	x

Based on an analysis of the relevant metrics for SUPERVALU and each of the SUPERVALU comparable companies, as well as its professional judgment and experience, Lazard applied an EV to EBITDA multiple range of 6.50x to 7.50x to the FY2019 Normalized Consolidated Adjusted EBITDA of SUPERVALU (as described in “The

Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”). Lazard then subtracted net debt, non-controlling interests and the net present value of tax-affected dark store carry costs related to the divestitures contemplated in the Scenario A projections and added the net present value of proceeds from the divestitures contemplated in the Scenario A projections and the net present value of free cash flow generated by the transition services agreements with Albertsons, and divided by fully diluted shares outstanding as of July 24, 2018.

This analysis resulted in an implied price per share range for shares of SUPERVALU common stock, as compared to the merger consideration, as set forth below.

Implied Price Per Share Range	Merger Consideration
$16.40 – 24.00	$32.50

Additionally, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to certain other companies, which review and analysis were for reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion. The selected group of companies reviewed and analyzed by Lazard for reference purposes only was as follows:

Other Food Retail

•	Walmart Inc.
•	Sprouts Farmers Markets, Inc.
•	Smart & Final Stores, Inc.

Other Food Distribution

•	Sysco Corporation
•	US Foods Holding Corp.
•	Performance Food Group Company
•	Core-Mark Holding Company, Inc.
•	Chefs’ Warehouse, Inc.

The following table summarizes the results of this review:

	EV / FY2019E EBITDA								EV / FY2020E EBITDA
	High		Low		Mean		Median		High		Low		Mean		Median
Other Food Retail	9.3	x	5.5	x	8.2	x	9.3	x	9.1	x	5.4	x	7.8	x	8.9	x
Other Food Distribution	14.9	x	10.0	x	12.2	x	11.9	x	13.4	x	9.1	x	11.2	x	10.9	x

Selected Precedent Transactions Multiple Analysis

Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving food distribution and food retail companies that it viewed, based on its experience and professional judgment, as generally relevant in analyzing SUPERVALU. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for SUPERVALU. Specifically, Lazard reviewed four merger and acquisition transactions involving companies in the food distribution industry for which sufficient public information was available, and eight merger and acquisition transactions involving companies in the food retail industry for which sufficient public information was available.

The selected group of transactions reviewed in this analysis was as follows:

Food Distribution Announcement Date	Acquiror	Target
10/2017	SUPERVALU	Associated Grocers of Florida
4/2017	SUPERVALU	Unified Grocers
11/2016	SpartanNash	Caito Food Service, BRT Logistics
7/2013	Spartan Stores	Nash Finch Co.

Food Retail Announcement Date	Acquiror	Target
10/2016	Onex	Save-A-Lot
11/2015	Kroger	Roundy’s
6/2015	Ahold	Delhaize Group
3/2014	Albertsons	Safeway (U.S. Grocery only)
12/2013	TPG Capital	Arden Group (Gelson’s Markets)
7/2013	Kroger	Harris Teeter Supermarkets, Inc.
1/2013	Albertsons LLC (Cerberus)	New Albertsons (SUPERVALU)
12/2011	BI-LO	Winn-Dixie Stores, Inc.

To the extent publicly available, Lazard reviewed, among other things, the EV to sales multiple of each of the target companies implied by the selected transactions by comparing the EV implied by the acquisition price to the relevant target company’s sales during the last 12 months before each transaction was announced. To the extent publicly available, Lazard also reviewed, among other things, the EV to EBITDA multiple of each of the target companies implied by the selected transactions by comparing the EV implied by the acquisition price to the relevant target company’s estimated EBITDA for the last 12 months before each transaction was announced. Estimated sales and EBITDA amounts for the target companies were based on publicly available company filings. The following table summarizes the results of this review:

	EV / LTM Sales								EV / LTM EBITDA
	High		Low		Mean		Median		High		Low		Mean		Median
Wholesale Grocers	0.36	x	0.10	x	0.22	x	0.22	x	10.9	x	7.1	x	8.9	x	8.8	x
Conventional Supermarkets	0.82	x	0.08	x	0.37	x	0.30	x	10.2	x	3.9	x	6.7	x	6.8	x
All Precedent Transactions	—		—		0.32	x	0.28	x	—		—		7.3	x	7.1	x

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an EV to EBITDA multiple range of 6.50x to 7.50x to the LTM Normalized Consolidated Adjusted EBITDA (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”) of SUPERVALU. Lazard then subtracted net debt, non-controlling interests and the net present value of tax-affected dark store carry costs related to the divestitures contemplated in the Scenario A projections and added the net present value of proceeds from the divestitures contemplated in the Scenario A projections and the net present value of free cash flow generated by the transition services agreements with Albertsons, and divided by fully diluted shares outstanding as of July 24, 2018.

This analysis resulted in an implied price per share range for shares of SUPERVALU common stock, as compared to the merger consideration, as set forth below.

Implied Price Per Share Range	Merger Consideration
$9.00 – $15.70	$32.50

Discounted Cash Flow Analysis

Using the Scenario A projections and assumptions relating to SUPERVALU’s future performance prepared by management of SUPERVALU and furnished to Lazard for the purposes of its financial analysis (as instructed by management of SUPERVALU), Lazard performed a discounted cash flow analysis of the Company.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

Lazard calculated the present value of the aggregated unlevered free cash flows (as described further in “The Merger (Proposal 1) — Certain SUPERVALU Unaudited Prospective Financial Information”) that SUPERVALU, based upon the Scenario A projections, is expected to generate for the last three quarters of fiscal year 2019 and for fiscal years 2020 through 2023, and the estimated value of SUPERVALU at the end of fiscal year 2023, which is referred to as the “terminal value.” Lazard performed such calculations with regard to both the scenario in which the corporate restructuring transactions described in the definitive proxy statement on Schedule 14A filed by SUPERVALU with the SEC on July 2, 2018 will be consummated, and in which it will not be consummated. To calculate the present value of the unlevered free cash flows, Lazard used a discount rate range of 8.5% to 9.5%, which was estimated by Lazard principally considering an analysis of the cost of capital of SUPERVALU’s wholesale peers. The terminal value of SUPERVALU was calculated applying a range of terminal year growth rates of 1% to 2% to SUPERVALU’s estimated unlevered free cash flows for fiscal year 2023. Lazard subtracted net debt (cash) and the net present value of after-tax pension payments, multi-employer pension plan liability payments and dark store carry costs related to the divestitures contemplated in the Scenario A projections, and derived an overall equity value for SUPERVALU that, when divided by the number of fully diluted shares of SUPERVALU common stock outstanding as of July 24, 2018 provided by SUPERVALU management, resulted in an implied price per share range for shares of SUPERVALU common stock, as compared to the merger consideration, as set forth below.

	Implied Price Per Share Range	Merger Consideration
Without Restructuring	$22.20 – $30.10	$32.50
With Restructuring	$25.00 – $32.90	$32.50

Other Analyses and Reviews

The analyses and data described below were presented to the SUPERVALU board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of SUPERVALU common stock for the 52 weeks ended on July 20, 2018. Lazard observed that, during such period, the intraday share price of Company common stock ranged from $13.60 per share to $26.51 per share, as compared to the merger consideration of $32.50 per share of SUPERVALU common stock.

Research Analyst Price Targets

Lazard reviewed selected equity analyst price targets based on publicly available Wall Street equity research reports published prior to July 20, 2018, which ranged from $15.00 to $39.00 per share of SUPERVALU common stock (or $16.00 to $26.00 per share of SUPERVALU common stock, excluding the highest and lowest such price targets), representing forward price targets (not discounted back). Lazard observed such range of price targets as compared to the merger consideration of $32.50 per share of SUPERVALU common stock.

Miscellaneous

In connection with Lazard’s services as SUPERVALU’s investment banker, SUPERVALU agreed to pay Lazard an aggregate fee of approximately $17,940,000, $100,000 of which was payable upon execution of Lazard’s engagement letter with SUPERVALU, $2,000,000 of which was payable upon the delivery of Lazard’s opinion and the remainder of which is contingent upon the consummation of the merger. SUPERVALU also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. As SUPERVALU was aware as of the date of Lazard’s opinion, one of Lazard’s Senior Advisors is a member of the SUPERVALU board; such Senior Advisor was not on the Lazard team providing services in connection with the merger and will not receive any compensation from Lazard in connection with the merger. Lazard has not performed any investment banking services for UNFI for which it has earned fees in the past two years. In addition, in the ordinary course of their respective businesses, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) may actively trade securities of SUPERVALU and/or securities of UNFI and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by an authorized committee of Lazard Frères & Co. LLC.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to SUPERVALU because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the food distribution and food retail.

SUPERVALU and UNFI determined the merger consideration to be paid to the holders of SUPERVALU common stock in the merger through arm’s-length negotiations, and the SUPERVALU board approved the merger consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the SUPERVALU board as to the fairness, from a financial point of view, to the holders of SUPERVALU common stock (other than the holders of any dissenting shares or shares to be cancelled in the merger) of the merger consideration to be paid to such holders in the merger as of the date of Lazard’s opinion. Lazard did not recommend any specific consideration to the SUPERVALU board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger.

Lazard’s opinion was one of many factors considered by the SUPERVALU board. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the SUPERVALU board with respect to the merger consideration or of whether the SUPERVALU board would have been willing to recommend a different transaction or determine that a different merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of SUPERVALU.

Financing

In connection with the execution of the merger agreement, UNFI received debt financing commitments in respect of (i) either (x) a $1,100 million increase to revolving commitments under UNFI’s existing asset-based revolving credit facility or (y) a new $2,000 million asset-based revolving credit facility (collectively, the “ABL Facility”) from Bank of America, N.A., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and U.S. Bank National Association and (ii) a $2,150 million senior secured term loan facility (the “Term Loan Facility”) from Goldman Sachs Bank USA, Bank of America, N.A. and U.S. Bank National Association.

UNFI may use the entire amount of the proceeds of the Term Loan Facility and up to $1,200 million of the proceeds from the ABL Facility, as applicable, to finance the merger and the transaction costs.

The merger is not subject to a financing condition, and UNFI has undertaken to take all actions necessary to obtain funds sufficient to fund the merger consideration and other amounts to be paid at closing.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the SUPERVALU board with respect to the merger, the Company’s stockholders should be aware that the Company’s directors and executive officers have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The SUPERVALU board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that the Company’s stockholders approve the merger. See the sections entitled “The Merger (Proposal 1) — Background of the Merger” and “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the SUPERVALU Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

Stock Options. At the effective time, each Company option that is outstanding and unexercised immediately prior to the effective time will be assumed by UNFI and converted into an adjusted option, subject to the same terms and conditions as were applicable to such Company option immediately prior to the effective time (including the “change of control” termination protections), with respect to a number of shares of UNFI common stock equal to the product of (a) the number of shares of Company common stock subject to the Company option immediately prior to the effective time, and (b) the equity award conversion ratio, with any fractional shares rounded down to the nearest whole share. Each adjusted option will have an exercise price per UNFI share equal to the quotient of (i) the per share exercise price of the corresponding Company option immediately prior to the effective time and (ii) the equity award conversion ratio, rounded up to the nearest whole cent.

Restricted Share Awards. At the effective time, each Company restricted share award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award (referred to as an “adjusted restricted share award”) with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company restricted share award immediately prior to the effective time and (b) the merger consideration. The adjusted restricted share award will be subject to the same terms and conditions that were otherwise applicable to the Company restricted share award immediately prior to the effective time (including the “change of control” termination protections).

Restricted Stock Unit Awards. At the effective time, each Company RSU award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award (referred to as an “adjusted RSU award”) with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company RSU award immediately prior to the effective time and (b) the merger consideration. The adjusted RSU award will be subject to the same terms and conditions that were otherwise applicable to the Company RSU award immediately prior to the effective time (including the “change of control” termination protections).

Performance Share Unit Awards. At the effective time, each Company PSU award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award (referred to as an “adjusted RSU award”) with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company PSU award (assuming applicable performance conditions are satisfied at target level or such other performance level as is specified in the “change of control” provisions in the applicable award agreement) immediately prior to the effective time and (b) the merger consideration. The adjusted RSU award will be subject to the same terms and conditions (other than performance-based conditions) that were otherwise applicable to the Company PSU award immediately prior to the effective time (including the “change of control” termination protections).

Deferred Stock Unit Awards. At the effective time, each Company DSU award that is outstanding as of immediately prior to the effective time will be converted into a cash-settled award (referred to as an “adjusted DSU award”) with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company DSU award immediately prior to the effective time and (b) the merger consideration. The adjusted DSU award will be subject to the same terms and conditions that were otherwise applicable to the Company DSU award immediately prior to the effective time.

Qualifying Termination of Employment. Pursuant to the Company’s equity plans and award agreements, in connection with a termination of the executive officer’s employment by the Company without cause or by the executive officer with good reason (each as defined in the applicable equity award agreement), in each case, (a) within the two years following a change of control or (b) prior to the last day of the performance period following a change of control, as specified in the “change of control” provisions in the applicable award agreement, all unvested adjusted options, adjusted restricted share awards, and adjusted RSU awards would vest in full. The merger will constitute a change of control for purposes of the Company’s equity plans and award agreements. In addition, as noted below under “— Directors Deferred Compensation Plans,” the Company may elect to terminate the Company’s nonqualified deferred compensation plans for non-employee directors as of the effective time, in which case all outstanding account balances under such plans (including any unvested adjusted DSU awards) will become payable in a single cash lump sum on the closing date.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on vesting of their unvested Company equity awards, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s two executive officers who are not named executive officers upon vesting of their unvested equity-based awards if the effective time occurred and they experienced a qualifying termination of employment on August 3, 2018 is $.4,135,983. We estimate that the aggregate amount that would be payable to the Company’s eight non-employee directors for their unvested Company equity awards if the effective time occurred on (and the Company elected to terminate the nonqualified deferred compensation plans for non-employee directors as of) August 3, 2018 is $766,667.

Change of Control Severance Agreements

The Company has entered into change of control severance agreements with each of Mr. Gross, Rob N. Woseth, the Company’s Executive Vice President and Chief Financial Officer, James W. Weidenheimer, the Company’s Executive Vice President, Corporate Development and Chief Innovation Officer, Michael C. Stigers, the Company’s Executive Vice President, Wholesale, Randy G. Burdick, the Company’s Executive Vice President, Chief Information

Officer, and two other executive officers who are not named executive officers, which agreements provide for enhanced severance benefits in the event of a termination of the executive officer’s employment by the Company without cause or by the executive officer with good reason (each as defined in the applicable change of control severance agreement), in each case, prior to a change of control, at the request of a third party anticipating a change of control or otherwise in anticipation of a change of control, or within the 24-month period following a change of control (referred to herein as a “qualifying termination” for each such executive officer). The merger will constitute a change of control for purposes of these change of control severance agreements.

These change of control severance agreements provide that, upon a qualifying termination, the executive officer will be entitled to receive:

•	a lump sum payment equal to two times the sum of the executive officer’s annual base salary and target bonus;
•	a prorated bonus (based on actual performance) for the year of termination of employment;
•	up to 18 months of continued welfare benefits; and
•	outplacement services not to exceed $25,000.

Payments and benefits under the change of control severance agreements are subject to the executive officer’s execution and non-revocation of a general release of claims in favor of the Company. Each of the change of control severance agreements also provides that, if any payments or benefits due to the executive officer become subject to the excise tax under Sections 280G and 4999 of the Code, the payments and benefits will be reduced such that no payments or benefits are subject to the excise tax, unless the officer would be better off on an after-tax basis receiving all such payments and benefits.

The change of control severance agreements include restrictive covenants in the Company’s favor, including a 12-month post-termination restriction on competitive activities and a 12-month post-termination restriction on solicitation of Company employees, customers, vendors, and suppliers, as well as customary confidentiality and non-disparagement covenants of perpetual duration. Note, however, that Mr. Gross has agreed to amend the duration and scope of the noncompetition covenant applicable to him and other executive officers may agree to do so as well prior to the completion of the merger. See “— Other Compensation Matters” below for more information.

For an estimate of the value of the payments and benefits described above that would be payable to Messrs. Gross, Woseth, Weidenheimer, Stigers and Burdick upon a qualifying termination in connection with the merger, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the two executive officers who are not named executive officers under their respective change of control severance agreements (excluding the amount of the prorated bonuses, which is described in “— 2018 Annual Bonus” below) if the merger were to be completed and they were to experience a qualifying termination on August 3, 2018 is $2,882,817.

2018 Annual Bonus

Immediately prior to the effective time, the Company may pay employees of the Company or its subsidiaries who participate in an annual bonus plan for the Company’s fiscal year in which the effective time occurs, including the executive officers, a prorated bonus for the portion of the fiscal year that has elapsed through the closing date, based on target performance. In addition, if the effective time has not occurred prior to the end of the Company’s 2019 fiscal year, the Company may pay full-year annual cash bonuses in respect of the 2019 fiscal year based on the greater of target and actual performance. For additional information, see “The Merger Agreement — Employee Matters.”

For an estimate of the value of the prorated bonus that would be payable to the Company’s named executive officers at the effective time, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s two executive officers who are not named executive officers (based on target performance) if the merger were to be completed on August 3, 2018 is $240,504.

Retention and Transaction Bonus Program

The Company may establish a retention and transaction bonus program for employees, except the Company’s chief executive officer and executive vice presidents, in such amounts determined by the Company’s chief executive officer or the leadership development and compensation committee of the SUPERVALU board. The retention and transaction bonuses are payable on the earlier of (a) the vesting schedules established in each individual agreement, and (b) a qualifying termination prior to or following the effective time.

As of the date of this proxy statement, no retention or transaction bonus awards had been allocated to any of the Company’s executive officers.

New Arrangements with Executive Officers

The Company’s executive officers may have ongoing discussions with UNFI regarding such officers’ roles at UNFI following the closing date. While UNFI may enter into new agreements with certain executive officers, at this time there is no assurance that any discussions will result in any new agreements or arrangements with UNFI or, if so, what the terms and conditions of any such agreements or arrangements would be.

Retirement and Deferred Compensation Benefits

The Company’s executive officers are eligible to participate in the Company’s broad-based 401(k) plan. Pursuant to the merger agreement, if the effective time occurs prior to January 1, 2019, the Company may make prorated matching contributions to the Company’s 401(k) plan in respect of the 2018 plan year for all plan participants, including executive officers, immediately prior to the effective time.

In February 2018, the Company approved the termination of all employee nonqualified deferred compensation plans, with any account balances under such plans to be paid to participants in such plans in a lump sum no later than April 2019. If a participant in the plans, including any executive officer, experiences a separation of service prior to the payout of his or her respective account balance under the nonqualified deferred compensation plans that were terminated, such balance will be paid upon the executive officer’s separation from service (or otherwise in accordance with the applicable plan terms), subject to any required delay imposed under Section 409A of the Code.

For an estimate of the value of the prorated Company matching contributions that would be allocated to the Company’s named executive officers in connection with the merger, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount of Company matching contributions that would be allocated to the Company’s two executive officers who are not named executive officers if the merger were to be completed on August 3, 2018 is $8,250.

Other Compensation Matters

In connection with the execution of the merger agreement, the Company and Mr. Gross agreed to amend, effective as of the closing date, Mr. Gross’ employment letter agreement, change of control severance agreement, and outstanding equity award agreements to (a) prohibit Mr. Gross from engaging in activities relating to the grocery wholesale business and the Company’s grocery retail businesses and (b) extend the periods during which the foregoing prohibition and other restrictive covenants contained in such agreements will apply from 12 to 24 months following termination of employment. In addition, the Company may enter into similar amendments to the restrictive covenants by which other executive officers are bound; however, the duration of such restrictive covenants will not be reduced below the duration of the covenants in effect prior to any such amendment.

Under the merger agreement, the Company may implement tax planning strategies for the purposes of Sections 280G and 4999 of the Code, excluding implementation or entering into any tax gross-up or similar make-whole payments.

Directors Deferred Compensation Plans

Under the merger agreement, the Company may elect to terminate the Company’s nonqualified deferred compensation plans for non-employee directors, effective as of and subject to the occurrence of the merger. If so terminated, outstanding account balances under these plans (including the unvested amounts described in “— Treatment of Company Equity Awards” above) would be payable in a single cash lump sum on the closing date.

Indemnification; Directors’ and Officers’ Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. The change of control severance agreements that the Company is party to with each of its executive officers also provide that the Company maintain, for a period not less than six years following an executive’s qualifying termination, indemnification policies and liability insurance coverage for the executive’s benefit comparable to those indemnification policies and liability insurance coverage provided by the Company for the executive’s benefit prior to the change of control.

Prior to the effective time, the Company may obtain additional insurance coverage for directors and officers, in the course of and consistent with the Company’s ongoing review of Company insurance policies.

Pursuant to the merger agreement, from and after the effective time of the merger, UNFI will indemnify certain persons, including the Company’s directors and executive officers. In addition, for a period of not less than six years following the effective time of the merger, UNFI will maintain an insurance and indemnification policy for the benefit of certain persons, including the Company’s directors and executive officers. For additional information, see “The Merger Agreement — Indemnification and Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such named executive officer experienced a qualifying termination on August 3, 2018. The amounts below are determined using the merger consideration per share of Company common stock of $32.50 and are based on multiple other assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other ($)(4)	Total ($)
Mark Gross	5,951,250	15,830,330	60,402	8,250	21,850,232
Rob N. Woseth	2,107,452	3,484,000	46,479	8,250	5,646,181
James W. Weidenheimer	2,203,245	3,351,628	55,552	—	5,610,425
Michael C. Stigers	2,203,245	3,351,628	46,490	8,250	5,609,613
Randy G. Burdick	2,107,452	2,835,268	50,330	8,250	5,001,300
Bruce H. Besanko(5)	—	—	—	—	—
(1)	The cash payments consist of (a) a severance payment in an amount equal to two times the sum of the named executive officer’s annual base salary and target bonus; and (b) a prorated bonus for the fiscal year in which the closing occurs (calculated based on target performance). The severance payment is “double-trigger” (i.e., payable upon a qualifying termination in anticipation of or following the occurrence of a change of control) while the prorated bonus payment is “single-trigger” (i.e., payable upon the occurrence of a change of control). Set forth below are the separate values of each of the severance payment and the prorated bonus payment.
Name	Severance Payment ($)	Prorated Bonus Payment ($)
Mark Gross	5,290,000	661,250
Rob N. Woseth	1,925,000	182,452
James W. Weidenheimer	2,012,500	190,745
Michael C. Stigers	2,012,500	190,745
Randy G. Burdick	1,925,000	182,452
Bruce H. Besanko(5)	—	—
(2)	As described above, unvested Company options, Company restricted share awards, and Company RSU awards and Company PSU awards will be converted into adjusted options, adjusted restricted share awards, and adjusted RSU awards, respectively, and will vest upon the original vesting date of the corresponding Company equity awards or, if earlier, a termination of the named executive officer’s employment by the Company without cause or by the named executive officer with good reason, in each case, (a) within the two years following a change of control or (b) prior to the last day of the performance period following a change of control, as specified in the “change of control” provisions in the applicable award agreement (i.e., “double-trigger” vesting). Set forth below are the values of each type of unvested equity-based award that would be payable upon a qualifying termination following the merger, based on the merger consideration per share of Company common stock of $32.50, assuming applicable performance criteria with respect to Company PSUs are achieved at target performance or such other performance level as specified in the “change of control” provisions in the applicable award agreement, and less the applicable exercise price in the case of unvested adjusted options.

Name	Stock Options ($)	RSU Awards ($)	PSU Awards ($)
Mark Gross	289,122	587,860	14,953,348
Rob N. Woseth	—	279,143	3,204,858
James W. Weidenheimer	—	345,540	3,006,088
Michael C. Stigers	—	345,540	3,006,088
Randy G. Burdick	—	236,015	2,599,253
Bruce H. Besanko(5)	—	—	—
(3)	The amount in the table equals (a) the estimated value of welfare benefit continuation for each named executive officer for 18 months and (b) outplacement services for each named executive officer equal to $25,000. All such benefits are “double-trigger.”
(4)	The amount in the table equals the value of the prorated Company matching contributions that would be allocated to the Company’s named executive officers under the Company’s 401(k) plan. Such matching contribution is “single-trigger.”
(5)	Mr. Besanko resigned effective July 5, 2017 and is not entitled to receive payments or benefits in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. holders that hold their common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, subchapter S corporations or other pass-through entities or arrangements (or investors in subchapter S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding common stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, holders other than U.S. holders, or U.S. holders who acquired their Company common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor any state, local or non-U.S. tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the applicability of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Any person that, for U.S. federal income tax purposes, is treated as a partner in a partnership holding common stock should consult its own tax advisors regarding the tax consequences of the merger.

As used herein, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or
•	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

The receipt of cash in exchange for common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. holders who acquired different blocks of common stock at different times or different prices should consult their tax advisors as to the determination of the tax bases, gain or loss and holding period with respect to each such block of common stock.

If the holding company merger is completed prior to the completion of the merger, U.S. holders should refer to the discussion of the material U.S. federal income tax consequences of the holding company merger included in the definitive proxy statement/prospectus filed with the SEC in connection therewith and should consult their tax advisors as to the effect of the holding company merger on their holding period with respect to common stock exchanged pursuant to the merger.

Information Reporting and Backup Withholding

Payments of cash made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. On August 8, 2018, both the Company and UNFI filed their respective HSR Notification and Report Forms with the Antitrust Division and the FTC. At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither SUPERVALU nor

UNFI believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

If necessary to obtain the requisite antitrust clearances, UNFI has agreed to, and will cause its affiliates to, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, SUPERVALU, UNFI and their respective affiliates (including the surviving company and its affiliates) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of SUPERVALU or UNFI or their respective affiliates (including the surviving company and its affiliates), and (iii) otherwise take or commit to take any action that would limit UNFI’s or its affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of SUPERVALU, UNFI or their respective affiliates (including the surviving company and its affiliates) (we refer to the actions described in the foregoing clauses (i) through (iii) collectively, as the “remedial actions”).

However, any such remedial actions shall be conditioned upon and become effective only from and after the effective time. In addition, UNFI or any of its affiliates will not be required to take any remedial action if such remedial action, taken together with all other remedial actions, would reasonably be expected to have a material adverse effect on UNFI and its subsidiaries (including SUPERVALU and its subsidiaries), taken as a whole, after giving effect to the consummation of the merger. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Remedial Actions.”

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about SUPERVALU or modify or supplement any factual disclosures about SUPERVALU in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to SUPERVALU. The merger agreement contains representations and warranties by and covenants of the Company, UNFI and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in SUPERVALU’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in SUPERVALU’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

SUPERVALU filed a definitive proxy statement with the SEC on July 2, 2018, in connection with the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company, and certain related transactions. If the holding company merger is completed prior to the completion of the merger, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the merger agreement. We refer to the holding company merger, certain transactions in connection with the holding company merger and the reorganization, in each case, that are referenced in the definitive proxy statement/prospectus with respect to the holding company merger as the “pre-closing reorganization.”

Additional information about SUPERVALU may be found elsewhere in this proxy statement and SUPERVALU’s other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of UNFI.

The certificate of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time will become the certificate of incorporation and bylaws of the surviving corporation, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as “SUPERVALU INC.” The individuals serving as directors of Merger Sub immediately prior to the effective time will become the initial directors of the surviving corporation and the individuals holding positions as officers of the Company immediately prior to the effective time will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., local time, on (a) the date that is the later of (1) the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing) and (2) September 8, 2018 (or such earlier date as UNFI may specify in writing to SUPERVALU on not less than two business days’ notice), subject to the satisfaction or waiver of the conditions to the completion of the merger, or (b) at such other place (or by means of remote communication), date and time as SUPERVALU and UNFI may agree in writing.

On the closing date, SUPERVALU and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such time as is agreed between SUPERVALU and UNFI and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the merger in the fourth quarter of calendar year 2018. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include expiration or termination of the waiting periods under the HSR Act, and it is possible that factors outside the control of SUPERVALU or UNFI could delay the completion of the merger, or prevent it from being completed at all. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Common Stock

At the effective time, each share of Company common stock outstanding immediately before the effective time (other than cancelled shares, dissenting shares and any Company restricted shares) (which shares, other than those contemplated by the foregoing parenthetical, we refer to as “eligible shares”) will be converted into the right to receive $32.50 in cash per share, without interest (the “merger consideration”).

At the effective time, each share of Company common stock outstanding immediately before the effective time that is owned or held in treasury by SUPERVALU and any shares of Company common stock owned by UNFI or any of its wholly owned subsidiaries other than, in each case, shares of Company common stock held on behalf of third parties (such shares, “cancelled shares”), will be cancelled, and no consideration will be delivered in exchange for such cancellation.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, and such shares will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

Stock Options. At the effective time, each option to purchase shares of Company common stock (which we refer to as a “Company option”) that is outstanding and unexercised immediately prior to the effective time will be assumed by UNFI and converted into an option to purchase a number of shares of UNFI common stock (which we refer to as an “adjusted option”), subject to the same terms and conditions as were applicable to such Company option immediately prior to the effective time (including the “change of control” termination protections) with respect to a number of shares of UNFI common stock equal to the product of (a) the number of shares of Company common stock subject to the Company option immediately prior to the effective time, and (b) the equity award conversion ratio (as described below), with any fractional shares rounded down to the nearest whole share. Each adjusted option will have an exercise price per UNFI share equal to the quotient of (i) the per share exercise price of the corresponding Company option immediately prior to the effective time and (ii) the equity award conversion ratio, rounded up to the nearest whole cent.

Restricted Share Awards. At the effective time, each share of Company common stock subject to vesting, repurchase or other lapse restrictions (which we refer to as a “Company restricted share award”) that is outstanding as of immediately prior to the effective time will be converted into an adjusted restricted share award with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company restricted share award immediately prior to the effective time and (b) the merger consideration. The adjusted restricted share award will be subject to the same terms and conditions that were otherwise applicable to the Company restricted share award immediately prior to the effective time (including the “change of control” termination protections).

Restricted Stock Unit Awards. At the effective time, each Company restricted stock unit award (which we refer to as a “Company RSU award”) that is outstanding as of immediately prior to the effective time will be converted into an adjusted RSU award with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company RSU award immediately prior to the effective time and (b) the merger consideration. The adjusted RSU award will be subject to the same terms and conditions that were otherwise applicable to the Company RSU award immediately prior to the effective time (including the “change of control” termination protections).

Performance Share Unit Awards. At the effective time, each Company performance share unit award (which we refer to as a “Company PSU award”) that is outstanding as of immediately prior to the effective time will be converted into an adjusted RSU award with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company PSU award (assuming applicable performance conditions are satisfied at target level or such other performance level as is specified in the “change of control” provisions in the applicable award agreement) immediately prior to the effective time and (b) the merger consideration. The adjusted RSU award will be subject to the same terms and conditions (other than performance-based conditions) that were otherwise applicable to the Company PSU award immediately prior to the effective time (including the “change of control” termination protections).

Deferred Stock Unit Awards. At the effective time, each deferred stock unit award in respect of shares of Company common stock (which we refer to as a “Company DSU award”) that is outstanding as of immediately prior to the effective time will be converted into an adjusted DSU award with an aggregate amount payable thereunder equal to the product of (a) the number of shares of Company common stock subject to the Company DSU award immediately prior to the effective time and (b) the merger consideration. The adjusted DSU award will be subject to the same terms and conditions that were otherwise applicable to the Company DSU award immediately prior to the effective time.

As used in this proxy statement, the “equity award conversion ratio” means the quotient of (a) the merger consideration and (b) the UNFI trading price. The “UNFI trading price” means the volume weighted average of the closing sale price per share of UNFI common stock on NASDAQ for the 30 full consecutive trading days ending on and including the third business day prior to the effective time.

Payment for Common Stock in the Merger

Prior to the effective time, UNFI will deposit, or cause to be deposited, with a paying agent (reasonably acceptable to SUPERVALU), in trust for the benefit of the holders of Company common stock, cash sufficient to pay the aggregate merger consideration.

As promptly as practicable (and no later than the third business day) after the effective time, UNFI will cause the paying agent to mail or otherwise provide notice to each record holder of eligible shares that are certificates or book-entry shares that are not held through the Depositary Trust Company (“DTC”), advising such holders of the effectiveness of the merger. The notice will include appropriate transmittal materials (including a letter of transmittal) and instructions for use in effecting the surrender of certificates or book-entry shares formerly representing shares of the common stock in exchange for payment of the merger consideration. With respect to book-entry shares held through DTC, UNFI and SUPERVALU will cooperate to establish procedures with the paying agent, DTC and such other necessary or desirable third parties to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of eligible shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by UNFI, SUPERVALU, the paying agent, DTC and such other necessary or desirable third parties, the merger consideration to which the beneficial owners thereof are entitled pursuant to the terms of the merger agreement.

Upon surrender to the paying agent of eligible shares that (1) are certificates, by physical surrender of such certificates together with the letter of transmittal, duly completed and validly executed, and such other documents as may customarily be required by the paying agent, (2) are book-entry shares not held through DTC, by book-receipt of an “agent’s message” by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), and (3) are book-entry shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by SUPERVALU, UNFI, the paying agent, DTC and such other necessary or desirable third parties, the holder of such certificates or book-entry shares will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes).

Representations and Warranties

The merger agreement contains representations and warranties of the Company, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in SUPERVALU’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;
•	capital stock and indebtedness;
•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	the reports, forms, documents, certifications and financial statements of the Company required by the SEC;
•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;
•	the absence of undisclosed liabilities;
•	compliance with applicable laws and permits;
•	the absence of liabilities pertaining to environmental laws and the Company’s compliance with such laws;
•	employee and employee benefit plan matters;
•	the absence of any changes, occurrences or developments that has had, or would reasonably be expected to have, a material adverse effect with respect to the Company;
•	the receipt of notice or pendency of any investigations, litigation, judgment or injunction;
•	the accuracy and completion of the information supplied for the purposes of this proxy statement;
•	certain details pertaining to the Company’s and its subsidiaries’ tax returns, filings and other tax matters;
•	certain details with respect to the Company’s and its subsidiaries’ employee relations, labor matters and compliance with workplace safety and workers’ compensation laws;
•	certain details pertaining to the Company’s and its subsidiaries’ intellectual property;
•	the receipt by the SUPERVALU board of the opinion from each of Barclays and Lazard as to the fairness from a financial point of view, as of the date of each such opinion, of the consideration to be received by the holders of shares of Company common stock pursuant to the merger;
•	material contracts;
•	real property;
•	regulatory matters;
•	the Company’s top customers and suppliers;
•	insurance policies;
•	broker’s and finder’s fees; and
•	state takeover statutes.

The merger agreement also contains representations and warranties of UNFI and Merger Sub, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in UNFI’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;
•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	the accuracy and completion of the information supplied for the purposes of this proxy statement;
•	broker’s and finder’s fees;

•	the delivery to the Company by UNFI of evidence of debt commitments for the financing required to consummate the transaction and the enforceability of such commitments;
•	the ownership and operations of Merger Sub;
•	any ownership of Company common stock; and
•	the absence of a need for a vote of UNFI stockholders on the merger.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to either the Company or UNFI, as discussed below.

For purposes of the merger agreement, a “material adverse effect” with respect to the Company means any change, occurrence or development that, individually or in the aggregate, has a material adverse effect on the business, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole. However, a material adverse effect is not deemed to include the impact of:

•	any changes or developments in domestic or any foreign or global market or domestic, foreign or global economic conditions generally or in the geographic markets in which the Company or any of its subsidiaries operate or its products or services are sold, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit, commodities or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates;
•	changes in GAAP or any official interpretation or enforcement thereof by a governmental entity after July 25, 2018;
•	changes in applicable laws or any changes or developments in the interpretation or enforcement thereof by governmental entities (in each case after July 25, 2018);
•	changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of actual or purported terrorism), including any worsening of such conditions threatened or existing on July 25, 2018;
•	changes or developments in the business or regulatory conditions or trends affecting the industries, markets or geographies in which the Company or any of its subsidiaries operate;
•	the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby, subject to certain exceptions;
•	weather conditions or other acts of God (including storms, earthquakes, tornadoes, floods or other natural disasters), outbreaks of disease, health epidemics or similar events;
•	a decline in the trading price or trading volume of Company common stock or any change in the ratings or ratings outlook for the Company or any of its subsidiaries (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a material adverse effect);
•	the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a material adverse effect);
•	any action taken or omitted to be taken by the Company or any of its subsidiaries at the written request of UNFI or that is required by the merger agreement; and
•	any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of or relating to the merger agreement or the transactions contemplated thereby, including the merger;

however, with respect to the matters described in the foregoing first, second, third, fourth, fifth and seventh bullet points above, such impact will be taken into account to the extent that it is materially and disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to others in the industries, markets or geographies in which the Company and its subsidiaries operate.

For the purpose of the merger agreement, a “material adverse effect” with respect to UNFI means any change, occurrence or development that materially and adversely affects UNFI’s ability to timely consummate the transactions contemplated by the merger agreement on the terms set forth therein (including the merger and obtaining the financing necessary to pay the merger consideration or any other merger amount).

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from July 25, 2018 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, except (1) as required by applicable law, (2) with UNFI’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (3) as required or permitted by the merger agreement or (4) as set forth in the disclosure schedules to the merger agreement, the Company will, and will cause each of its subsidiaries to, (a) use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course, (b) use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets and key business relationships with customers and suppliers, governmental entities, licensors, licensees, distributors, creditors and lessors, and (c) keep available the services of the Company’s and its subsidiaries’ present officers, employees and agents.

In addition, during the period from July 25, 2018 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, except (1) as required by applicable law, (2) with UNFI’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (3) as required or permitted by the merger agreement or (4) as set forth in the disclosure schedules to the merger agreement, the Company will not, and will cause each of its subsidiaries not to, take any of the following actions:

•	amend its organizational documents or otherwise take any action to exempt any person from any provision of its organizational documents, except, in the case of any of the Company’s subsidiaries, as would not adversely affect or delay the consummation of the merger or the other transactions contemplated by the merger agreement;
•	split, combine or reclassify any of its capital stock, voting securities or other equity interests;
•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) dividends paid or any other distribution by any of the Company’s subsidiaries solely to the Company or any of its wholly owned subsidiaries, (2) the acceptance of shares of Company common stock as payment for the exercise price of Company options in accordance with their terms, or (3) the acceptance of shares of Company common stock, or withholding of shares of Company common stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Company equity awards in accordance with their terms;
•	grant, amend or otherwise modify the terms of, any Company equity awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•	issue or sell any additional shares of Company capital stock or securities convertible or exchangeable into, or exercisable for, any shares of Company capital stock or any options, warrants or other rights of any kind to acquire any shares of Company capital stock, except pursuant to the due exercise, vesting and/or settlement of Company equity awards in accordance with their terms or in transactions solely among the Company and its subsidiaries or solely among the Company’s subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale or voting of Company capital stock or equity interests;
•	adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, other than the merger and other than any mergers or consolidations solely among the Company and its subsidiaries or among the Company’s subsidiaries;
•	incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any indebtedness for borrowed money among the Company and/or its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (2) guarantees by the Company of indebtedness for borrowed money of its wholly owned subsidiaries or guarantees by the Company’s subsidiaries of indebtedness for borrowed money of the Company or any of its wholly owned subsidiaries, which indebtedness is incurred in compliance with the terms of this bullet point or is outstanding on July 25, 2018, (3) indebtedness incurred pursuant to agreements made available to UNFI prior to the execution of the merger agreement as in effect on July 25, 2018, (4) extensions of credit terms to customers or vendors in the ordinary course of business, (5) indebtedness for borrowed money incurred in replacement of existing indebtedness for borrowed money, which replacement indebtedness for borrowed money is redeemable or prepayable upon consummation of the merger without additional premium or penalty (other than customary LIBOR breakage amounts) compared to the replaced existing indebtedness and that would not reasonably be expected, after consulting with UNFI, to adversely impact the financing in any material respect, (6) modifications to the terms of any indebtedness for borrowed money that in the Company’s good faith judgment are necessary or advisable in connection with the pre-closing reorganization, so long as (x) after giving effect to each such modification, such indebtedness is redeemable or prepayable upon consummation of the merger without additional premium or penalty compared to the modified existing indebtedness for borrowed money, and (y) such modification would not reasonably be expected, after consulting with UNFI, to adversely impact the financing for the merger in any material respect and (7) additional indebtedness for borrowed money incurred by the Company or any of its subsidiaries that does not exceed $2,000,000 in aggregate principal amount outstanding at any one time;

•	(1) enter into any contract which would be considered, if entered into prior to the date hereof, (x) a material contract that meets certain specified criteria (set forth in the merger agreement) or (y) any other material contract, other than in the ordinary course of business, (2) amend, modify, terminate or renew any material contract set forth in clauses (x) and (y), or (3) cancel, modify or waive any material debts or claims held by it or waive any material rights under any such material contract;
•	except (1) as otherwise permitted or required by the merger agreement or (2) for transactions solely between or among the Company and its subsidiaries or solely among the Company’s subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness for borrowed money of the Company or any of its subsidiaries, other than (a) indebtedness under the Company’s ABL Facility, (b) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of indebtedness made within 90 days of the same becoming due and (c) consistent with the financing of accounts payable in the ordinary course of business;
•	sell, transfer, mortgage, encumber, subject to any lien or otherwise dispose of any of its properties or assets having a value in excess of $1,000,000 individually or $3,000,000 in the aggregate to any person (other than (1) to the Company or its wholly owned subsidiary, (2) pursuant to contracts in effect on the July 25, 2018 made available to UNFI, (3) sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business consistent with past practice, (4) commodity, purchase, sale or hedging agreements that can be terminated upon 60 days or less notice without penalty or (5) sales and lease terminations or assignments of excess or unused real estate in respect of the Company’s retail business);
•	except in order to execute on the Company’s fiscal 2019 capital plan, make or authorize any capital expenditure (whether pursuant to a new capital expenditure or an acceleration or modification of an existing capital expenditure) in excess of $3,000,000 in the aggregate during any 12-month period;
•	acquire any assets (other than acquisitions of assets in the ordinary course of business) or any other person or business of any other person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any person, in each case, other than a wholly owned subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned subsidiary of the Company, if such acquisition or investment is in excess of $1,000,000 individually or $5,000,000 in the aggregate;
•	except as required by any of the Company’s or its subsidiaries’ existing collective bargaining agreements, or the terms of any Company benefit plan in effect as of July 25, 2018, (1) establish, adopt, materially amend or terminate any Company benefit plan, (2) increase the compensation, director fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or employee of the Company or its subsidiaries, except increases in annual salary, wage rate (and corresponding changes in bonus opportunity and severance-level eligibility) in the ordinary course of business for employees with an annual salary or wage rate of less than $225,000, (3) accelerate any rights, benefits, vesting or lapsing restrictions under any Company benefit plan, (4) accelerate the time of funding or payment of, or increase the amount required to fund, any Company benefit plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company benefit plan, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan that is required by applicable law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or the IRS, (6) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any director or executive officer of the Company, or (7) hire any new employee at the vice president level or above (other than to replace employees at the vice president level);

•	except as expressly provided for in the section entitled “— Indemnification and Insurance,” amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self- insurance program of the Company or its subsidiaries that are in effect as of July 25, 2018, unless replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under terminated, cancelled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect simultaneously with such termination, cancellation or lapse;
•	except as required by any of the Company’s or its subsidiaries’ existing collective bargaining agreements, become a party to, establish, adopt, materially amend, or amend any agreement to change the contribution obligation to a multiemployer plan or multiemployer welfare plan, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
•	other than with respect to (1) transaction litigation, (2) any negotiations and proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or (3) any claims, actions, suits, proceedings or investigations related to risk matters (including AmTrust managed claims (provided that the Company will inform UNFI with respect to such claims from time to time if the settlement or compromise of such claims exceeds the threshold set forth in this bullet point)), settle or compromise any claim, action, suit, proceeding or investigation (A) in excess of an amount of $500,000 individually or $2,000,000 in the aggregate, or (B) which would reasonably be expected to (x) prevent or materially impair the consummation of the transactions contemplated by the merger agreement, including the merger or (y) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its subsidiaries;
•	implement or adopt any change in the Company’s financial accounting principles or its methods, other than as may be required by GAAP or applicable law or any interpretation or enforcement thereof;
•	other than in the ordinary course of business or consistent with past practice, (1) make, change or revoke any material tax election (2) change any material method of tax accounting or tax accounting period, (3) file any amended tax return with respect to any material tax, (4) settle or compromise any material tax proceeding or enter into any closing agreement relating to any tax for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, or (5) surrender any right to claim a material tax refund (it being agreed and understood that none of the above bullet points nor the two immediately following bullet points will apply to tax compliance matters);
•	amend any privacy policies without providing the required notice thereof or change the operation or security of any information technology assets used in their businesses in a manner that would make such privacy policies, operations or security substantially less protective to the Company or any of its subsidiaries;
•	grant, extend or waive any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any material intellectual property owned by the Company or any of its subsidiaries, other than entry into nonexclusive licenses and franchises in the ordinary course of business; or

•	agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to these bullet points.

In addition to the above limitations, the Company has agreed that it will not (1) enter into or commit to any transaction to divest its retail business assets or equity interests of its subsidiaries holding retail business assets (whether as part of the pre-closing reorganization or otherwise) or (2) wind down retail businesses by closing store locations (we refer to each of the transactions in clauses (1) and (2) as a “retail change”), unless the material terms of any such retail change have been approved in advance by UNFI in writing (which approval will not be unreasonably withheld, conditioned or delayed). The merger agreement provides that UNFI’s withholding of consent will be unreasonable, except with respect to certain retail changes relating to SUPERVALU’s Cub banner, if it would reasonably be expected to prevent or impede SUPERVALU from completing the pre-closing reorganization on or before February 23, 2019. In addition, the merger agreement provides that UNFI’s prior written consent will not be required with respect to certain specified transactions that are set forth in the disclosure schedules to the merger agreement (which we refer to as a “specified transaction”).

Notwithstanding the foregoing restrictions, the Company and its subsidiaries may take any other actions as are necessary or advisable in connection with the completion of the pre-closing reorganization (and to achieve its intended tax treatment), subject to certain restrictions. Specifically, the merger agreement provides that SUPERVALU and its subsidiaries will not, without UNFI’s prior written consent, implement the holding company merger prior to November 25, 2018, unless UNFI has not incurred, and does not reasonably expect to incur, more than $10,000,000 in the aggregate in out-of-pocket costs and expenses related to indebtedness of SUPERVALU in connection with the holding company merger. In addition, prior to December 26, 2018, the Company and its subsidiaries will not, without UNFI’s prior written consent, implement as part of the pre-closing reorganization any distribution that is expected to result in the recognition for U.S. federal income tax purposes of any material gain or loss by the Company or any of its subsidiaries (as a result of any intercompany transaction within the meaning of Treas. Regs. § 1.1502-13). From and following July 25, 2018, the Company must keep UNFI and its representatives reasonably informed with respect to the material steps in the implementation and overall progress of (1) the pre-closing reorganization and (2) any retail change, and will consider in good faith UNFI’s views thereon and cooperate to seek the implementation of such views as to material terms of any retail change other than a specified transaction.

Access

Subject to certain exceptions and limitations, during the period from July 25, 2018 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, the Company must afford UNFI and its subsidiaries, and its and their respective representatives, reasonable access during normal business hours to the Company’s and its subsidiaries’ personnel, properties, books and records and such other information concerning its business, properties and personnel (other than certain highly confidential information or information that would jeopardize the attorney-client privilege or conflict with any law or contract to which the Company or its subsidiaries are bound).

Alternative Proposals; No Solicitation

Except as permitted by the merger agreement, between July 25, 2018, and the earlier of the termination of the merger agreement in accordance with its terms and the effective time, the Company may not, and must cause its subsidiaries or its and their respective officers, directors, employees and agents, and its and their financial advisors, investment bankers, attorneys, accountants and other third-party representatives, not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal (as defined below);
•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal (except that, solely in response to an unsolicited inquiry, proposal, offer or company takeover proposal, the SUPERVALU board may take such action to ascertain facts from the person making such inquiry, proposal, offer or company takeover proposal for the sole purpose of informing itself about such proposal);

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a company takeover proposal; or
•	provide any non-public information or data concerning the Company or its subsidiaries or access to the Company’s or its subsidiaries’ properties, books and records to any person in connection with any company takeover proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a company takeover proposal.

Pursuant to the merger agreement, a “company takeover proposal” means any proposal or offer made by any person or group of related persons (other than UNFI and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company, (2) the acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than twenty-five percent (25%) of the assets of the Company and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of the Company), or (3) the direct or indirect acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than twenty-five percent (25%) of the shares of Company common stock then issued and outstanding.

Existing Discussions or Negotiations

Under the terms of the merger agreement, the Company has agreed to immediately cease any discussions or negotiations with any persons (other than UNFI and Merger Sub and their representatives) that may be ongoing with respect to a company takeover proposal or proposal that would reasonably be expected to lead to a company takeover proposal and to promptly (but in any event within 48 hours of the execution and delivery of the merger agreement) terminate any physical and electronic data or other diligence access previously granted to each person that has executed a confidentiality agreement during the 12 months prior to the date of the merger agreement in connection with its consideration of making a company takeover proposal.

Receipt of Company Takeover Proposals

Notwithstanding the provisions of the merger agreement described above, if at any time after July 25, 2018 and prior to obtaining the SUPERVALU stockholder approval, the Company receives an inquiry, proposal, offer or company takeover proposal from a third party (that did not result from a willful breach of the non-solicitation provisions of the merger agreement), and if the SUPERVALU board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such inquiry, proposal, offer or company takeover proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below), then the Company and its representatives may take the following actions:

•	furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to SUPERVALU and its subsidiaries to such third party and its representatives (and the Company must substantially concurrently provide to UNFI any such non-public information concerning the Company or any of its subsidiaries, unless such non-public information has been previously provided to UNFI); and
•	engage in or otherwise participate in discussions or negotiations with such person and its representatives regarding such inquiry, proposal, offer or company takeover proposal.

The Company will promptly (and in any event within 24 hours) notify UNFI in writing if the Company takes any of the above actions.

Pursuant to the merger agreement, a “superior proposal” means any proposal or offer made by any person or group of related persons (other than UNFI and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company, (2) the acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than fifty percent (50%) of the assets of the Company and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of the Company), or (3) the direct or indirect acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than fifty percent (50%) of the shares of Company common stock then issued and outstanding, which did not result from a willful breach of the non-solicitation provisions of the merger agreement and that the SUPERVALU board of directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, to be more favorable to the Company and its stockholders than the transactions contemplated by the merger agreement, taking into account, to the extent relevant, the timing, likelihood of consummation, financing, legal and regulatory aspects, financial terms and other factors of such company takeover proposal.

The Company must promptly (and in no event later than 24 hours after receipt) notify UNFI in writing in the event that the Company or any of its representatives receives a company takeover proposal or any offer, proposal or inquiry relating to the Company or its subsidiaries that contemplates a company takeover proposal, including the material terms and conditions thereof. The Company will keep UNFI reasonably informed, on a reasonably current basis (but in no event will the Company be required to do so more often than once every 24 hours), as to the status (including any material developments) of such company takeover proposal.

The Company has agreed not to enter into any agreement with any person subsequent to July 25, 2018 that prohibits SUPERVALU from providing any information to UNFI in accordance with, or otherwise complying with, these obligations.

Changes in Board Recommendation

The SUPERVALU board of directors has unanimously recommended that SUPERVALU stockholders vote “FOR” the proposal to adopt the merger agreement. The recommendation of the SUPERVALU board of directors that stockholders adopt the merger agreement is referred to as the “company recommendation” in this proxy statement. The merger agreement permits the SUPERVALU board of directors to change its recommendation only in certain limited circumstances, as described below.

Except as expressly permitted by the merger agreement, the SUPERVALU board of directors may not:

•	change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to UNFI, the company recommendation;
•	fail to include the company recommendation in this proxy statement;
•	approve or recommend to the Company’s stockholders, or resolve to or publicly propose or announce its intention to approve or recommend to the Company’s stockholders, a company takeover proposal;
•	fail to recommend, within 10 business days after the commencement of such company takeover proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company common stock (other than by UNFI or an affiliate of UNFI), against acceptance of such tender offer or exchange offer by its stockholders;
•	authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment, agreement in principle or similar agreement with respect to any company takeover proposal, other than an acceptable confidentiality agreement entered into in accordance with provisions set forth in the section “— Receipt of Company Takeover Proposals” (any such agreement is referred to in this proxy statement as a “company acquisition agreement”); or
•	publicly propose or agree to do any of the foregoing.

The actions described in the first, second and third bullet points above are referred to in this proxy statement and would constitute a change in the SUPERVALU board of director’s recommendation.

At any time after July 25, 2018 and prior to the time the SUPERVALU stockholder approval is obtained, if the SUPERVALU board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that a written company takeover proposal made after July 25, 2018 (that did not result from a willful breach of the non-solicitation provisions of the merger agreement) constitutes a superior proposal, the SUPERVALU board of directors may (1) change its recommendation and/or (2) cause the Company to terminate the merger agreement in order to enter into a definitive agreement relating to such superior proposal, subject to paying the $40.5 million termination fee due to UNFI under the terms of the merger agreement. Prior to changing its recommendation and/or terminating the merger agreement, (a) the Company must have given UNFI at least four business days’ prior written notice of its intention to take such action, including the material terms and conditions of any such superior proposal and has contemporaneously provided to UNFI a copy of the superior proposal and a copy of any proposed Company acquisition agreements, (b) at the end of such notice period, the SUPERVALU board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by UNFI and any other information offered by UNFI in response to such notice contemplated by clause (a), and must have determined, after consultation with its financial advisors and outside legal counsel, that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by UNFI were to be given effect. In the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms and conditions of the superior proposal, the Company must satisfy the notice requirement described above with a new written notice to UNFI, and comply with the requirements described above (but any such subsequent notice period will only be two business days).

Further, at any time after July 25, 2018 and prior to the time the SUPERVALU stockholder approval is obtained, the SUPERVALU board of directors may change its recommendation if (1) such action is taken in response to an intervening event and (2) prior to taking such action, the SUPERVALU board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Prior to changing its recommendation, (a) the Company must have given UNFI at least two business days’ prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (b) at the end of such notice period, the SUPERVALU board of directors must have considered any revisions to the terms of the merger agreement proposed in writing by UNFI, and must have determined, after consultation with outside legal counsel, that the failure to change its recommendation would continue to be inconsistent with its fiduciary duties under applicable law.

Under the merger agreement, an “intervening event” means any material change, event, effect, occurrence, consequence or development relating to the Company that (a) is not actually known to the SUPERVALU board of directors as of July 25, 2018, or the material consequences of which (based on facts known to the SUPERVALU board of directors as of July 25, 2018), were not reasonably foreseeable, and (b) does not arise from any company takeover proposal.

The non-solicitation provisions of the merger agreement do not prohibit the Company or the SUPERVALU board of directors from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (2) from making any “stop, look and listen” communication to the stockholders of SUPERVALU pursuant to Rule 14d-9(f) under the Exchange Act. However, in the case of a disclosure described in the foregoing clause (1) that is not of a type described in the foregoing clause (2), if any such communication does not reaffirm the company recommendation or has the effect of withdrawing, qualifying or modifying the company recommendation in a manner adverse to UNFI, such disclosure or communication will constitute a change in recommendation.

The Special Meeting

Subject to the Company’s right to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal, as described in the section entitled “— Alternative Proposals; No Solicitation — Changes in Board Recommendation,” the Company will take, in accordance with applicable law and the Company’s organizational documents, all action necessary to set a record date for, duly give notice of, convene and hold a meeting of the Company’s stockholders as soon as reasonably practicable following the mailing of this proxy statement to the Company’s stockholders (and in any event no more than 60 days after the date that (1) the SEC staff advises that it has no further comments on this proxy statement or (2) the Company may file and commence mailing of this proxy statement) for the Company’s stockholders to consider and vote upon the adoption of the merger agreement (which meeting, and any adjournment or postponement thereof, is referred to in this proxy statement as the “special meeting”). Unless the Company has changed its recommendation, the Company will include the company recommendation in this proxy statement and will solicit, and use its reasonable best efforts to obtain, the SUPERVALU stockholder approval at the special meeting.

SUPERVALU may postpone or adjourn the special meeting (1) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the SUPERVALU board of directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (2) for the absence of a quorum, (3) to solicit additional proxies for the purpose of obtaining the SUPERVALU stockholder approval in good faith (provided that any such adjournment or postponement pursuant to this clause (3) may not exceed 10 business days in connection with any one postponement or adjournment, or more than an aggregate of 20 business days from the original date of the special meeting set forth in this proxy statement, unless with UNFI’s prior written consent, and further, that in no event may the special meeting be adjourned or postponed under this clause (3) beyond the third business day prior to January 25, 2019) or (4) with UNFI’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Financing and Financing Cooperation

In connection with signing the merger agreement, UNFI delivered to SUPERVALU a true, complete and correct copy of a fully executed debt commitment letter, dated as of July 25, 2018, pursuant to which, upon the terms and subject to the conditions set forth therein, Goldman Sachs Bank USA and Goldman Sachs Lending Partners agreed to lend UNFI up to $2,150 million under the Term Loan Facility and $1,200 million under the ABL Facility for the purpose of funding the merger consideration and related amounts. UNFI has agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to fund the merger consideration and related amounts on or prior to the closing date. SUPERVALU shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and their respective representatives to, use reasonable best efforts to provide all cooperation reasonably requested by UNFI in connection with the arrangement, syndication and consummation of the ABL Facility and Term Loan Facility, or any capital markets debt financing sought by UNFI in connection with the merger in replacement of all or any portion thereof, in each case, that is customarily provided in financings of such type.

Employee Matters

During the period commencing on the effective time and ending on the later of (a) the first anniversary of the closing date and (b) December 31, 2019, UNFI has agreed to provide to each continuing employee of the Company or its subsidiaries (i) an annual base salary or wage rate and target and maximum short-term incentive compensation opportunities that are no less favorable, in each case, than those provided to each such continuing employee immediately prior to the effective time; and (ii) pension and welfare benefits that are no less favorable in the aggregate than the pension and welfare benefits provided to similarly situated employees of UNFI. In addition, UNFI has agreed to provide continuing employees with long-term incentive compensation grants at target amounts no less than those that would be received by similarly situated UNFI employees (as adjusted to account for the time period between the end of the Company’s 2019 fiscal year and July 31, 2019) at the time UNFI makes annual long-term incentive grants generally in September 2019; however, UNFI will have discretion as to the type of equity grants and whether such awards will be cash or equity based.

During the 12-month period following the closing date, UNFI has agreed to provide each continuing employee whose employment terminates with severance benefits equal to the greater of (a) the severance benefits to which such continuing employee is entitled to under the Company’s severance arrangements and (b) the severance benefits for which such continuing employee would be eligible under the severance plans or policies of UNFI or its affiliates.

Immediately prior to the effective time, the Company may pay employees of the Company or its subsidiaries who participate in an annual bonus plan for the Company’s fiscal year in which the effective time occurs, a prorated bonus for the portion of the fiscal year that has elapsed through the closing date, based on target performance.

UNFI has also agreed to recognize continuing employees’ years of service with the Company or its subsidiaries under all employee benefit plans maintained by UNFI and its subsidiaries, except with regards to benefit accrual under any defined benefit retirement plan or to the extent that its application would result in a duplication of benefits.

Following the closing date, UNFI will use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by UNFI, the Company or their subsidiaries in which continuing employees are eligible to participate following the closing date to recognize the service of each continuing employee with the Company and its subsidiaries (and any predecessor thereto) prior to the closing date for purposes of eligibility, vesting and level of benefits, subject to certain exceptions. In addition, with respect to any such employee benefit plan that provides medical, dental or vision insurance benefits, for the plan year in which the continuing employee is first eligible to participate, UNFI will use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing employee to the extent such limitation would have been waived or satisfied under the corresponding Company benefit plan in which the continuing employee participated immediately prior to the effective time and credit each continuing employee for any co-payments or deductibles incurred by the continuing employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such UNFI plan. The credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

Under the merger agreement, UNFI has acknowledged that a “change in control” or “change of control” of the Company or other event with similar import, within the meaning of the Company benefit plans that contain such terms will occur upon the effective time.

Efforts to Complete the Merger

The Company and UNFI have agreed that prior to the closing of the merger, UNFI, Merger Sub and the Company will, and will cause their respective affiliates to, use their respective reasonable best efforts to complete the merger as promptly as practicable, including (1) preparing and filing all forms, registrations and notifications required to consummate the merger, (2) using reasonable best efforts to satisfy the conditions to consummating the merger, (3) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity required to be obtained or made by UNFI, Merger Sub, the Company or any of their respective affiliates in connection with the merger, (4) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and (5) the execution and delivery of any reasonable additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

The Company and UNFI will each keep the other apprised of the status of matters relating to the completion of the merger and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity that are required under the merger agreement. The Company and UNFI have each agreed that, prior to the closing, each will promptly (1) consult with the other parties to the merger agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by such party with any governmental entity in connection with the merger agreement and the merger and (2) promptly inform the other parties to the merger agreement, and if in writing, furnish the other parties with copies of any communication from or to any governmental entity regarding the merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any such proposed communication or submission.

SUPERVALU and UNFI have also agreed that they will use reasonable best efforts to make or file, as promptly as practicable, with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed to consummate the merger under any applicable antitrust law, and respond to any inquiries from or provide any supplemental information that may be requested by governmental entities in connection with such filings. As agreed, the Company and UNFI filed their Notification and Report Forms under the HSR Act on August 8, 2018, and requested early termination of the waiting period under the HSR Act in connection therewith.

Remedial Actions

If necessary to obtain the requisite antitrust clearances, UNFI has agreed to, and will cause its affiliates to, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, SUPERVALU, UNFI and their respective affiliates (including the surviving company and its affiliates) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of SUPERVALU or UNFI or their respective affiliates (including the surviving company and its affiliates), and (iii) otherwise take or commit to take any action that would limit UNFI’s or its affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of SUPERVALU, UNFI or their respective affiliates (including the surviving company and its affiliates) (we refer to the actions described in the foregoing clauses (i) through (iii) collectively, as the “remedial actions”).

However, any such remedial actions shall be conditioned upon and become effective only from and after the effective time. In addition, UNFI or any of its affiliates will not be required to take any remedial action if such remedial action, taken together with all other remedial actions, would reasonably be expected to have a material adverse effect on UNFI and its subsidiaries (including SUPERVALU and its subsidiaries), taken as a whole, after giving effect to the consummation of the merger.

Indemnification and Insurance

UNFI and Merger Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its subsidiaries (which we refer to as the “indemnified parties”) as provided in the Company’s organizational documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each subsidiary of the Company or in any agreement set forth in the disclosure schedule in the merger agreement, each as in effect on July 25, 2018, will survive the merger and continue in full force and effect in accordance with their terms, except as otherwise required by changes in law after July 25, 2018.

For a period of not less than six years after the effective time, UNFI will cause the surviving corporation to indemnify, defend and hold harmless, and advance expenses to, the indemnified parties with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time, to the fullest extent provided by (1) the Company’s organizational documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each subsidiary of the Company as in effect on July 25, 2018, (2) any such agreement between any such indemnified party, on the one hand, and the Company or any of its subsidiaries, on the other hand, as in effect on July 25, 2018, and (3) applicable law.

In addition, UNFI will obtain, or cause the surviving corporation to obtain, for a period of not less than six years after the effective time, for the indemnified parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy, an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time that is no less favorable than the Company’s policy in effect as of immediately prior to the effective time, with certain qualifications. The Company may also purchase a “tail” directors’ and officers’ insurance and indemnification policy, with certain qualifications.

Coordination on Litigation

SUPERVALU will, subject to the preservation of privilege and confidential information, give UNFI the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or representatives relating to the merger agreement, the merger and/or the other transactions contemplated by the merger agreement and will give due consideration to UNFI’s advice with respect to such litigation or proceeding. SUPERVALU will not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without UNFI’s prior written consent (which may not be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, covenants relating to regulatory filings and approvals (which are described under the section entitled “— Efforts to Complete the Merger”), reporting requirements under Section 16 of the Exchange Act, the treatment of certain indebtedness and delisting and deregistration of company common stock, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the SUPERVALU stockholder approval;
•	no governmental entity of competent jurisdiction having enacted, issued, promulgated or entered after July 25, 2018, any injunction or law that remains in effect that enjoins, prohibits or makes illegal the consummation of the merger; and
•	all waiting periods applicable to the merger under the HSR Act will have expired or been terminated.

The respective obligations of UNFI and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of SUPERVALU both as of July 25, 2018 and as of the closing date of the merger (the “closing date”) as though made at the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject in most cases to a “material adverse effect” standard as provided in the merger agreement;
•	the Company having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time; and
•	the Company’s having delivered to UNFI a certificate, dated as of the closing date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of UNFI and Merger Sub both as of July 25, 2018 and as of the closing date as though made as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject in most cases to a “material adverse effect” standard as provided in the merger agreement;
•	each of UNFI and Merger Sub having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time; and
•	each of UNFI and Merger Sub having delivered to the Company a certificate, dated the closing date and signed by a duly authorized executive officer of each of UNFI and Merger Sub, certifying to the effect that the conditions for each of UNFI and Merger Sub, respectively, described in the two preceding bullet points have been satisfied.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of SUPERVALU and UNFI;
•	by either SUPERVALU or UNFI, if:
○	the merger has not been consummated on or prior to 5:00 p.m., Eastern Time, on January 25, 2019, provided that (1) if all of the conditions to closing, other than those relating solely to an order or injunction arising under antitrust laws or waiting periods applicable to the merger under the HSR Act have been satisfied or waived (to the extent permitted), then, at any time not more than 10 days prior to the then-applicable end date, the end date may be extended by up to one month by either UNFI or SUPERVALU upon written notice to the other, provided that the end date may not be extended more than three times, and the extended end date may not occur after April 26, 2019 (provided that a party may not terminate the merger agreement pursuant to this provision if the failure of the merger to be consummated by the end date resulted from a material breach by such party’s representation, warranty, covenant or other agreement set forth in the merger agreement);
○	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order has become final and non-appealable, except that a party will not have the right to terminate if such order resulted due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or
○	if the SUPERVALU stockholder approval has not been obtained at the special meeting (or at any adjournment or postponement of the special meeting); or

•	by SUPERVALU, if:
○	there is any inaccuracy in any of the representations or warranties of UNFI or Merger Sub, or UNFI or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of SUPERVALU to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from SUPERVALU to UNFI describing such breach or failure (except that SUPERVALU will not be permitted to terminate the merger agreement on such basis at any time that it is in material breach of any of its covenants or other agreements contained in the merger agreement); or
○	at any time prior to the receipt of the SUPERVALU stockholder approval, in accordance with the provisions regarding SUPERVALU’s right to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal; or
•	by UNFI, if:
○	there is any inaccuracy in any of the representations or warranties of SUPERVALU, or SUPERVALU has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of UNFI and Merger Sub to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from UNFI to SUPERVALU describing such breach or failure (except that UNFI will not be permitted to terminate the merger agreement on such basis at any time that it is in material breach of any of its covenants or other agreements contained in the merger agreement); or
○	at any time prior to the receipt of the SUPERVALU stockholder approval, the SUPERVALU board of directors has changed its recommendation.

Termination Fee

SUPERVALU will pay UNFI a termination fee in an amount equal to $40.5 million if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by SUPERVALU in order to enter into a definitive agreement relating to a superior proposal (in accordance with the provisions set forth in the section “— Alternative Proposals; No Solicitation — Changes in Board Recommendation”);
•	if the merger agreement is terminated by UNFI because, prior to the receipt of the SUPERVALU stockholder approval, the SUPERVALU board of directors has changed its recommendation; or
•	(1) after July 25, 2018, a qualifying transaction (as defined below) has been publicly made and not withdrawn at least four business days before the special meeting (or any adjournment or postponement thereof), (2) the merger agreement is thereafter terminated (i) by SUPERVALU or UNFI (as applicable) because the SUPERVALU stockholder approval was not obtained at the special meeting or (ii) by UNFI as a result of willful breach by SUPERVALU of the non-solicitation provisions of the merger agreement, and (3) at any time on or before the 12-month anniversary of such termination, SUPERVALU or any of its subsidiaries completes a qualifying transaction or enters into a definitive agreement with respect to any qualifying transaction, which is subsequently completed.

Pursuant to the merger agreement, a “qualifying transaction” is deemed to occur if SUPERVALU receives any proposal or offer made by any person or group of related persons (other than UNFI and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving SUPERVALU, (2) the acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than 50% of the assets of SUPERVALU and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of SUPERVALU), or (3) the direct or indirect acquisition by any person or group of related persons (other than UNFI and its subsidiaries) of more than 50% of the shares of Company common stock then issued and outstanding.

Limitation on Remedies

In the event of the termination of the merger agreement pursuant to the provisions described in the section entitled “— Termination,” the merger agreement will be terminated, the termination fee will be the sole and exclusive remedy of UNFI against the Company, and there will be no further liability on the part of the Company, UNFI or Merger Sub, except that the confidentiality agreement, certain indemnification and reimbursement provisions of the merger agreement relating to the financing of the merger, the sections of the merger agreement relating to termination and Article VIII of the merger agreement (which contains miscellaneous provisions) will survive termination. However, no such termination will relieve any party from any liability for failure to consummate the transactions contemplated by the merger agreement, including the merger, or from liability for a willful breach of its covenants or agreements prior to such termination.

If the termination fee is due and payable, from and after the termination of the merger agreement and payment of the termination fee in full pursuant to the merger agreement, SUPERVALU will have no further liability of any kind for any reason in connection with the merger agreement or its termination. In no event will UNFI be entitled to payment of the termination fee on more than one occasion.

Expenses; Transfer Taxes

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring or required to incur such expenses. However, UNFI and SUPERVALU must share equally all filing fees required to be paid to the SEC with respect to this proxy statement and all fees and expenses with respect to the mailing of this proxy statement, and UNFI must pay all filing fees with respect to the notification and report forms under the HSR Act filed by UNFI and SUPERVALU.

Except as otherwise provided in the merger agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes imposed on SUPERVALU or its subsidiaries with respect to the transfer of Company common stock pursuant to the merger will be borne by UNFI or Merger Sub and expressly are not a liability of holders of Company common stock.

Amendment and Modification

At any time prior to the effective time, and subject to the applicable rules and regulations of the NYSE, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SUPERVALU, UNFI and Merger Sub, except that certain provisions in the merger agreement relating to the financing may not be amended, supplemented, waived or otherwise modified in a manner adverse to the rights of the financing sources without their prior written consent.

Jurisdiction; Specific Enforcement

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed, or are threatened to be not performed, and that money damages would not be an adequate remedy in such a situation. Accordingly, the parties have agreed that, in addition to any other remedy available, including monetary damages, each of the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

Pursuant to the merger agreement, the parties irrevocably waived, and agreed not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the merger agreement, (1) any claim that it is not personally subject to the jurisdiction of the above named courts, (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts, and (3) to the fullest extent permitted by applicable law, any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or the merger agreement, or the subject matter thereof, may not be enforced in or by such courts.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as described in the table entitled “Quantification of Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” under “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion.

The SUPERVALU board of directors unanimously recommends that the stockholders of the Company approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to the Company’s Named Executive Officers,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or on UNFI. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

The SUPERVALU board of directors unanimously recommends that the stockholders of the Company vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give the SUPERVALU board of directors authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the SUPERVALU board of directors to any date. In addition, the SUPERVALU board of directors could postpone the special meeting before it commences. Pursuant to the merger agreement, SUPERVALU may only postpone or adjourn the special meeting (1) to solicit additional proxies for the purpose of obtaining the SUPERVALU stockholder approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that SUPERVALU has determined after consultation with outside legal counsel is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by SUPERVALU’s stockholders prior to the special meeting, or (4) with the written consent of UNFI, which may be withheld in UNFI’s sole discretion. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if Proposal 1 is approved by the requisite number of shares of common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

The SUPERVALU board of directors unanimously recommends that the stockholders of the Company vote “FOR” the adjournment proposal, if a vote on such proposal is called.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

SUPERVALU’s common stock is traded on the NYSE under the symbol “SVU.”

The following table sets forth during the periods indicated the high and low sales prices of common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price(1)		Dividend Declared
	High	Low
Fiscal 2017
First Quarter	$43.19	$30.84	—
Second Quarter	$40.18	$29.02	—
Third Quarter	$38.43	$28.56	—
Fourth Quarter	$35.91	$25.48	—

Fiscal 2018
First Quarter	$31.29	$20.51	—
Second Quarter	$26.51	$19.16	—
Third Quarter	$22.36	$14.55	—
Fourth Quarter	$22.17	$13.60	—

Fiscal 2019
First Quarter	$20.74	$13.67	—
Second Quarter (through August 20, 2018)	$32.40	$19.21	—
(1)	On August 1, 2017, SUPERVALU effected a 1-for-7 reverse split of its common stock. Beginning on August 2, 2017, the Company's common stock traded on the NYSE on a split-adjusted basis.

The closing sale price of our common stock on July 25, 2018, which was the last trading day before the merger was publicly announced, was $19.45 per share. On August 20, 2018, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $32.04 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 16, 2018 by: (1) each of our directors; (2) each of our named executive officers; (3) all of our directors and executive officers as a group; and (4) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director and executive officer. With respect to beneficial owners of more than 5% of our outstanding common stock, information is based on information filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of common stock issuable pursuant to Company equity awards within 60 days after August 16, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding the Company equity awards for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of August 16, 2018, there were 38,688,967 shares of SUPERVALU common stock issued and outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)		Percentage of Shares Outstanding
Donald R. Chappel	66,571		*
Irwin S. Cohen	40,223		*
Philip L. Francis	34,018	(4)	*
Eric G. Johnson	34,556		*
Mathew M. Pendo	15,643		*
Francesca Ruiz de Luzuriaga	14,130		*
Frank A. Savage	30,235		*
Mary A. Winston	12,225		*
Mark Gross	174,227		*
Rob N. Woseth	84,156		*
James W. Weidenheimer	13,069		*
Michael C. Stigers	63,671		*
Randy G. Burdick	83,072		*
Bruce H. Besanko	32,791		*
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,873,089	(5)	12.6%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,926,387	(6)	10.1%
Towle & Co. 1610 Des Peres Road, Suite 250 St. Louis, MO 63131	2,579,143	(7)	6.7%
Alec N. Litowitz Magnetar Capital LLC 1603 Orrington Avenue Evanston, IL 60201	2,530,359	(8)	6.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,043,760	(9)	5.3%
Louis A. Amen 7200 Dominion Circle Commerce, CA 90040	2,030,661	(10)	5.2%
All current directors and executive officers as a group (15 persons)	680,931		1.7%

*	Less than 1% of our outstanding common stock.
(1)	The address for all of the directors and executive officers set forth above is c/o SUPERVALU INC., 11840 Valley View Road, Eden Prairie, MN 55344.
(2)	All persons listed have sole voting and investment power with respect to all of the shares listed except the following non-employee directors who have sole voting power, but no investment power, over shares held in the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009) Restatement, as follows: Mr. Chappel, 65,142 shares; Mr. Cohen, 40,223 shares; Mr. Francis 33,161 shares; Mr. Johnson, 34,556 shares; Mr. Pendo, 15,643 shares; Ms. Luzuriaga, 13,416 shares; Mr. Savage, 30,235 shares; and Ms. Winston, 12,225 shares.
(3)	Includes all options and other rights to acquire shares exercisable on or within 60 days of August 16, 2018, as follows: Mr. Gross, 167,760 shares; Mr. Woseth, 73,783 shares; Mr. Weidenheimer, 5,603 shares; Mr. Stigers, 51,450 shares; Mr. Burdick, 72,221 shares; and all current directors and executive officers as a group, 378,588 shares.
(4)	Includes 857 shares held in a trust for which Mr. Francis and his spouse serve as the trustees.
(5)	Share ownership is as of December 31, 2017, as set forth in a Schedule 13G/A (Amendment No. 6) filed with the SEC on January 19, 2018. According to that filing, BlackRock, Inc., a parent holding company, is deemed to beneficially own 4,873,089 shares of Supervalu common stock, with sole dispositive power as to all of such shares and sole voting power as to 4,775,631 shares.
(6)	Share ownership is as of December 31, 2017, as set forth in a Schedule 13G/A (Amendment No. 4) filed with the SEC on February 9, 2018. According to that filing, The Vanguard Group (“Vanguard”) is deemed to beneficially own 3,926,387 shares of Supervalu common stock. Vanguard reported sole voting power with respect to 42,336 shares, shared voting power with respect to 4,105 shares, sole dispositive power with respect to 3,882,847 shares and shared dispositive power with respect to 43,540 shares. The filing reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 39,435 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 7,006 shares as a result of its serving as investment manager of Australian investment offerings.
(7)	Share ownership is as of March 31, 2018, as set forth in a Schedule 13F filed with the SEC on May 8, 2018. According to that filing, Towle & Co. is deemed to beneficially own 2,579,143 shares of Supervalu common stock and has sole voting and dispositive power with respect to all of such shares.
(8)	Based on information contained in a Schedule 13D filed with the SEC on August 6, 2018, reflecting the shareholder’s beneficial ownership as of August 6, 2018. According to that filing, Mr. Litowitz, Supernova Management LLC, Magnetar Capital Partners LP and Magnetar Financial LLC report shared voting power over 2,530,359 shares of Supervalu common stock and shared dispositive power over 2,530,359 shares of Supervalu common stock. Mr. Litowitz, Supernova Management LLC, Magnetar Capital Partners LP and Magnetar Financial LLC are deemed to beneficially own the 134,296 shares of Supervalu common stock held for the benefit of Magnetar Capital Master Fund, Ltd, 1,753,687 shares of Supervalu common stock held for the benefit of Magnetar PRA Master Fund Ltd, 503,612 shares of Supervalu common stock held for the benefit of Magnetar Constellation Fund II-PRA LP, 124,337 shares of Supervalu common stock held for the benefit of Magnetar MSW Master Fund Ltd, and 14,427 shares of Supervalu common stock held for the benefit of Magnetar Multi-Strategy Alternative Risk Premia Master Fund Ltd.
(9)	Share ownership is as of December 31, 2017, as set forth in a Schedule 13G filed with the SEC on February 9, 2018. According to that filing, Dimensional Fund Advisors LP is deemed to beneficially own 2,043,760 shares of Supervalu common stock, with sole dispositive power as to all of such shares and sole voting power as to 1,960,305 shares.
(10)	Share ownership is as of January 31, 2018, as set forth in a Schedule 13G filed with the SEC on February 14, 2018. According to that filing, Louis A. Amen beneficially owns 2,030,661 shares of Supervalu common stock and has sole voting and dispositive power with respect to all of such shares.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.
•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company in care of the Corporate Secretary at P.O. Box 990, Minneapolis, Minnesota 55440, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation in the merger (i.e., SUPERVALU or SUPERVALU Enterprises, as applicable) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Notwithstanding a stockholder’s compliance with the foregoing requirements, Section 262 provides that, because immediately prior to the merger, the common stock was listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of shares of common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of common stock entitled to appraisal exceeds 1% of the outstanding shares of common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock entitled to appraisal exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as set forth in the following sentence, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the foregoing only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an Annual Meeting of Stockholders in 2019. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings. If any such annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

Proposals for Inclusion in the Company’s Proxy Statement. In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s proxy statement for the 2019 Annual Meeting of Stockholders must be received by the Corporate Secretary at our principal executive offices on or before March 4, 2019.

Director Nominations for Inclusion in the Company’s Proxy Statement. Pursuant to these provisions, a stockholder or group of up to 20 stockholders that has held at least three percent of our outstanding common stock continuously for at least three years may nominate and include in the Company’s proxy statement director nominees constituting up to the greater of two directors or 20% of the Board. Stockholder requests to include stockholder-nominated directors in our proxy statement for the 2019 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on April 18, 2019 and no earlier than March 19, 2019. Any stockholder nomination made pursuant to the proxy access provisions in our amended and restated bylaws must contain specific information required by our amended and restated bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”

Other Proposals and Nominations. In accordance with our amended and restated bylaws, any other stockholder proposals or director nomination to be presented at the 2019 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on April 18, 2019 and no earlier than March 19, 2019; provided that if the number of directors to be elected to our Board of Directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increase by at least May 8, 2019, a stockholder proposal will be deemed timely solely with respect to nominees for any new positions created by such increase in the size of the Board as long as the proposal is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which we first make such a public announcement. The proposal or nomination must contain specific information required by our amended and restated bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.supervalu.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Investor Relations, telephone (952) 828-4000. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended February 24, 2018 filed with the SEC on April 24, 2018, as amended by the Form 10-K/A, filed with the SEC on June 12, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 16, 2018, filed with the SEC on July 26, 2018;
•	SUPERVALU’s Definitive Proxy Statement for the 2018 Annual Meeting, filed with the SEC on July 2, 2018;
•	the audited consolidated financial statements of Unified Grocers, Inc. as of and for the year ended October 1, 2016 included as Exhibit 99.2 and the unaudited consolidated financial statements of Unified Grocers, Inc. as of April 1, 2017 and October 1, 2016 and for the 26 weeks ended April 1, 2017 and April 2, 2016 included as Exhibit 99.1 to our Current Report on Form 8-K/A (Amendment No. 1), filed with the SEC on September 8, 2017;
•	the audited consolidated financial statements of Associated Grocers of Florida, Inc. as of and for the fiscal years ended July 29, 2017 and July 30, 2016 included as Exhibit 99.1 to our Current Report on Form 8-K/A (Amendment No. 1), filed with the SEC on February 23, 2018; and
•	our Current Reports on Form 8-K, filed with the SEC on February 27, 2018, April 5, 2018, June 12, 2018, July 26, 2018 (Film No. 18972265), July 31, 2018 and August 17, 2018.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH

INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [            ], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SUPERVALU INC.,

SUPERVALU ENTERPRISES, INC.,

UNITED NATURAL FOODS, INC.

and

JEDI MERGER SUB, INC.

Dated as of July 25, 2018

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2018, is by and among SUPERVALU INC., a Delaware corporation (“SUPERVALU”), SUPERVALU Enterprises, Inc., a Delaware corporation and a Wholly Owned Subsidiary of SUPERVALU (“SUPERVALU Enterprises”), United Natural Foods, Inc., a Delaware corporation (“Parent”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” and, together with SUPERVALU, SUPERVALU Enterprises and Parent, the “Parties,” and each, a “Party”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company (as defined herein) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement, (ii) declared it advisable to enter into this Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;

WHEREAS, the Board of Directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that Parent, as Merger Sub’s sole stockholder, adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and adopted this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU, SUPERVALU Enterprises and SUPERVALU Merger Sub, Inc., a Delaware corporation and a Wholly Owned Subsidiary of SUPERVALU Enterprises (the “Holding Company Merger Sub”), prior to the Closing, SUPERVALU and SUPERVALU Enterprises may effect the merger of the Holding Company Merger Sub with and into SUPERVALU, with SUPERVALU surviving the merger as a Wholly Owned Subsidiary of SUPERVALU Enterprises and each share of Company Common Stock being converted into the right to receive one share of common stock, par value $0.01 per share, of SUPERVALU Enterprises (such merger, the “Holding Company Merger”);

WHEREAS, as used in this Agreement, the “Company” shall refer to (i) as of the date of this Agreement and until the time, if any, that the Holding Company Merger is completed, SUPERVALU, and (ii) from and after such time, if any, SUPERVALU Enterprises (it being understood that if the Holding Company Merger is completed, each of SUPERVALU and SUPERVALU Enterprises may change their respective names as of or after the effective time of the Holding Company Merger); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1       The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a Wholly Owned Subsidiary of Parent.

Section 1.2       Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., local time, on the date that is the later of (a) the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) forty-five (45) days after the date of this Agreement (or such earlier date as Parent may specify in writing to the Company on not less than two Business Days’ notice), subject to the satisfaction or waiver of the conditions set forth in Article VI, or at such other place (or by means of remote communication), date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3       Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between Parent and the Company and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time, the “Effective Time”).

Section 1.4       Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.5       Organizational Documents of the Surviving Company.

(a)       Subject to the requirements set forth in Section 5.10(c), at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company (the “Charter”) until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “SUPERVALU INC.”

(b)       Subject to the requirements set forth in Section 5.10(c), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company (the “Bylaws”) until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “SUPERVALU INC.”

Section 1.6       Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until his or her successor has been duly elected or appointed and qualified, or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.

Section 1.7       Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1       Effect on Capital Stock.

(a)       At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of any shares of Company Common Stock or common stock of Merger Sub:

(i)      Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares and any Dissenting Shares and (B) for the avoidance of doubt, any Company Restricted Shares, which shall be treated in accordance with Section 2.3(b) (such shares of Company Common Stock, other than those contemplated by the foregoing clauses (A) and (B), the “Eligible Shares”)), shall be automatically converted into the right to receive $32.50 in cash per share of Company Common Stock (such amount in cash per share of Company Common Stock, without interest, the “Merger Consideration”), payable pursuant to Section 2.2(d).

(ii)      Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(iii)      Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its Wholly Owned Subsidiaries, other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b)      Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, if a Person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of their shares of Company Common Stock has demanded appraisal under the Appraisal Provisions with respect to any issued and outstanding shares of Company Common Stock held by such Dissenting Stockholder (“Dissenting Shares”), then to the extent the Appraisal Provisions are applicable, such Dissenting Shares shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(i), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each Dissenting Share shall thereupon be treated as though such share of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate at Parent’s expense in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c)      Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2       Exchange of Certificates.

(a)      Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement (the “Paying Agent Agreement”) reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)      Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”).

(c)      Exchange Procedures. As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide notice to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares not held through DTC, advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a letter of transmittal (the “Letter of Transmittal”)), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or transfer of the Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and shall be in such form and have such other provisions as Parent shall reasonably designate and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or Book-Entry Shares in exchange for the Merger Consideration. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(d)      Surrender of Certificates or Book-Entry Shares. Upon surrender to the Paying Agent of Eligible Shares that (i) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each of the foregoing clauses (i) and (ii) of this Section 2.2(d), pursuant to such materials and instructions as contemplated by Section 2.2(c), and (iii) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 2.2(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement (after giving effect to any required Tax withholdings as provided in Section 2.2(i)). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company. For the avoidance of doubt, no interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)      No Further Ownership Rights in Company Common Stock. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)      Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent solely in cash or in liquid money market funds that invest solely in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)      Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II without any interest thereon.

(h)      No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i)      Withholding Rights. Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent), the posting by such Person of a bond in a customary form and amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3       Treatment of Company Equity Awards.

(a)       At the Effective Time, each compensatory option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding under any Company Stock Plan and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed and converted into an option (each, an “Adjusted Option”) to purchase a number of shares of the common stock of Parent (“Parent Common Stock”), on the same terms and subject to the same conditions as were applicable to such Company Option immediately prior to the Effective Time, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company Option award agreement, equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Equity Award Conversion Ratio (as defined below), with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Option shall be equal to the quotient of (A) the exercise price per Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Option and the number of shares of Parent Common Stock relating to any such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)       At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions (a “Company Restricted Share Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company Restricted Share Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company Restricted Share Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company Restricted Share Award agreement (and shall be subject to applicable withholding).

(c)       At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company RSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company RSU Award agreement (and shall be subject to applicable withholding).

(d)       At the Effective Time, each performance share unit award in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company PSU Award (at the target level of performance or such other level as is specified in the applicable “change of control” provisions set forth in the applicable Company PSU Award Agreement as in effect on the date hereof) immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company PSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company PSU Award agreement (and shall be subject to applicable withholding); for the avoidance of doubt any service-based vesting requirement (including a requirement to remain employed or in service through the completion of the applicable performance period) shall be retained and apply to the holder’s right to receive the cash payment related to the Company PSU Award.

(e)       At the Effective Time, each deferred stock unit award in respect of shares of Company Common Stock (a “Company DSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company DSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company DSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, if any (and shall be subject to applicable withholding).

(f)       At or prior to the Effective Time, the Company, the Company Board of Directors or the Leadership Development and Compensation Committee of the Company Board of Directors, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3.

(g)       For purposes hereof, the “Equity Award Conversion Ratio” shall mean the quotient of (i) the Merger Consideration divided by (ii) the Parent Trading Price. The “Parent Trading Price” shall mean the volume weighted average of the closing sale prices per share of Parent Common Stock on the NASDAQ, as reported in the New York City edition of The Wall Street Journal (or, if not reported therein, as reported in another authoritative source) for the thirty (30) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

(h)       Prior to the Effective Time, Parent shall use its best efforts to provide for the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.3. Parent shall prepare and, at or prior to the Effective Time, file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to shares of Parent Common Stock subject to the awards described in this Section 2.3.

Section 2.4       Further Assurances. Subject to Section 5.6(d), if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries on or after February 27, 2016 (the “Applicable Date”) and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the confidential disclosure schedule delivered by the Company to Parent and Merger Sub prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1       Organization.

(a)

(i)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii)       The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       The Company has made available to Parent, prior to the date of this Agreement, true and complete copies of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and true and complete copies of its Significant Subsidiaries’ Organizational Documents, in each case, as amended, restated or amended and restated through the date hereof. The Organizational Documents of the Company and its Subsidiaries are in full force and effect, and the Company is not in material violation of any of their provisions. Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all material respects, of all Subsidiaries of the Company.

Section 3.2       Capital Stock and Indebtedness.

(a)

(i)       The authorized capital stock of the Company consists of 57,142,857 shares of Company Common Stock. As of July 25, 2018, (A) 38,623,859 shares of Company Common Stock were issued and outstanding, of which 1,040 shares were Company Restricted Shares, (B) 74,510 shares of Company Common Stock were held in the treasury of the Company, (C) 1,626,229 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (D) 1,875,734 shares were subject to Company RSU Awards, (E) 712,166 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the target level), (F) 215,091 shares were subject to Company DSU Awards, (G) 7,679,595 shares reserved for issuance in respect of awards authorized but not yet issued under any Company Stock Plan and (H) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(ii)       All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company is a party (A) obligating the Company to (I) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (II) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (B) granting any preemptive or antidilutive rights with respect to any security issued by the Company.

(b)       No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since July 24, 2018 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c)      Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Equity Awards as of the close of business on July 24, 2018, setting forth the number of shares of Company Common Stock subject to each Company Equity Award (assuming target performance, in the case of Company PSU Awards) and the holder, grant date and exercise price with respect to each Company Equity Award, as applicable. All Company Equity Awards have been issued under the Company Stock Plans.

(d)       The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) other than (i) equity interests in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company or other entity and (ii) equity interests that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

Section 3.3       Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)       The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by SUPERVALU and SUPERVALU Enterprises of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by the boards of directors of each of SUPERVALU and SUPERVALU Enterprises and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of SUPERVALU or SUPERVALU Enterprises or vote of the Company’s stockholders are necessary to authorize the consummation of the Merger. The boards of directors of SUPERVALU and SUPERVALU Enterprises have each unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) declared it advisable to enter into this Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof.

(b)       This Agreement has been duly and validly executed and delivered by SUPERVALU and SUPERVALU Enterprises and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of SUPERVALU and SUPERVALU Enterprises and is enforceable against SUPERVALU and SUPERVALU Enterprises in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(c)       Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and any amendments or supplements thereto, (iii) the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (vi) any applicable non-U.S. Antitrust Laws (collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained by the Company under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

(d)       The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, modifications or accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 3.4       Reports and Financial Statements.

(a)       The Company has timely filed or furnished all forms, documents, certifications and reports required to be filed or furnished by it with the SEC since the Applicable Date (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto and the forms, documents, certifications and reports filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects, or if not yet filed or furnished, will comply in all material respects with, the applicable requirements of the U.S. Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since the Applicable Date has been, required to file any forms, reports or other documents with the SEC. To the knowledge of the Company, as of the date of this Agreement there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)       The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that will not be material in amount or effect) and (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a materially consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5       Internal Controls and Procedures.

(a)       The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)       The Company maintains internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)       The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 24, 2018, and such assessment concluded that such controls were effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of February 24, 2018.

(d)       Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting relating to the period covered by such evaluation that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegations of fraud relating to the period covered by such evaluation that involve senior management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Company Board of Directors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6       No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended February 24, 2018 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business since February 24, 2018 (other than any Liabilities due to a breach of a Contract or a violation of Law), (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7       Compliance with Law; Permits.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entities (collectively, “Laws” and each, a “Law”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law.

(b)       The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, qualifications and registrations and orders of all applicable Governmental Entities, and (y) have filed all tariffs, reports, notices and other documents with all Governmental Entities, in the case of each of the foregoing clauses (x) and (y) necessary or advisable for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the foregoing clauses (x) and (y), collectively, the “Company Permits”) and (z) have paid all fees and assessments due and payable in connection therewith. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, (ii) all Company Permits are, to the knowledge of the Company, not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and (iv) to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened or pending.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, other employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly: (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”); (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, or to obtain special concessions for the Company or any of its Subsidiaries. The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and, during the prior five-year period, have maintained such policies and procedures in full force and effect, in each case in all material respects.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the knowledge of the Company, no director, officer, other employee or agent of the Company or any of its Subsidiaries, (i) is a Sanctioned Person, (ii) has in the past five years engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States, or (iii) has in the past five years violated, or engaged in any conduct sanctionable under, any Sanctions Law, or to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct. During the prior five-year period, the Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the Sanctions Laws and have maintained such policies and procedures in full force and effect, in each case in all material respects.

(f)       Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of environmental, Tax, employee benefits or labor matters.

Section 3.8       Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there has been no Release of Hazardous Materials at any real property owned by the Company and its Subsidiaries (“Company Owned Real Property”) or, to the knowledge of the Company, at any real property that the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy pursuant to a lease, sublease or similar agreement (such property subject to a lease, sublease or similar agreement, collectively, the “Company Leased Real Property”) that would reasonably be expected to give rise to any Liability to the Company or any of its Subsidiaries, (b) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries as a result of any operations or activities of the Company or any of its Subsidiaries that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (c) to the Company’s knowledge, no Hazardous Materials are present at, on, in or under any property owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws, (d) none of the Company or any of its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the

Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases, (e) since the Applicable Date, the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws and (f) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging Liability or non-compliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses.

Section 3.9       Employee Benefit Plans.

(a)      Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. The Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan (or, if a copy is unavailable, a summary plan description), (ii) each trust, annuity or other funding contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (v) the most recently received IRS determination letter or opinion and (vi) all material written correspondence to or from any Governmental Entity received in the last year with respect to any Company Benefit Plan.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan by applicable Law during the three-year period immediately preceding the date hereof have been paid or accrued in accordance with GAAP; (iii) each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS; and (iv) there are no pending, or to the knowledge of the Company, threatened claims, actions, investigations or audits (other than routine claims for benefits) against any of the Company Benefit Plans or any trust related thereto.

(c)       With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full; (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan; (v) to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan; and (vi) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty days’ notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred since the Applicable Date.

(d)       None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past five years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a welfare or pension plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(e)       No Company Benefit Plan provides for any post-employment or post-retirement medical, disability, life insurance or other welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)       Except as expressly provided in this Agreement, the execution of this Agreement or the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, accrued pension benefit or any other payment under a Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or director under a Company Benefit Plan, (iii) trigger any funding obligation under any Company Benefit Plan or (iv) result in any payment that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(g)       No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company or any of its Subsidiaries (or any beneficiary or dependent thereof) who reside or work outside of the United States.

Section 3.10       Absence of Certain Changes or Events. Since February 24, 2018, there has not been any change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11       Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no suit, action, claim, proceeding, arbitration, or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before (or that would be before) or by any Governmental Entity and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

Section 3.12       Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement relating to the Company Stockholders’ Meeting will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger (including the Company Stockholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13       Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)       The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate, and the Company and each of its Subsidiaries have timely paid all Taxes required to be paid by any of them and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in each case, with respect to matters which are being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(b)       There is no deficiency for any Taxes which has been proposed, asserted or assessed, in each case, in writing, by any Taxing Authority against the Company or any of its Subsidiaries that has not been paid, withdrawn or settled, or for which adequate reserves have not been established, in accordance with GAAP, by the Company. There are no audits, suits, proceedings, examinations, investigations or other administrative or judicial proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, in each case, other than in respect of matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(c)       No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary, as applicable, is subject to Tax in such jurisdiction.

(d)       There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)       The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the prior two years.

(f)       Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing or allocation of any Taxes (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other contracts, agreements or arrangements not primarily relating to Taxes) or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as transferee or successor.

(g)       None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b).

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.14       Employment and Labor Matters.

(a)      Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each material collective bargaining agreement or other agreement subject to enforcement under Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, to which the Company or any of its Subsidiaries is a party (each, a “Collective Bargaining Agreement”). To the knowledge of the Company, as of the date hereof, there are no material activities or proceedings of any individual or group of individuals, including Representatives of any labor organizations or trade unions, to organize any employees of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of each material Collective Bargaining Agreement.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement: (i) there is no strike, lockout, slowdown, labor dispute, work stoppage, labor arbitration or labor grievance against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; and (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with the Collective Bargaining Agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, reductions in force and occupational safety and health; and (ii) neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

Section 3.15       Intellectual Property.

(a)       The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and domain names owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.” Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of the material Company Registered Intellectual Property, together with all material Intellectual Property licensed exclusively to the Company or any of its Subsidiaries. No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, and to the knowledge of the Company, all of the foregoing are valid and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       The Company and its Subsidiaries own all rights, titles, and interests, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid right to use, all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and has not since the Applicable Date infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person; (ii) to the knowledge of the Company, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the

Company or its Subsidiaries; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ Trade Secrets and IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Assets used by the Company and any of its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries comply in all material respects with all of their internal policies and procedures and with the Payment Card Industry Data Security Standard, and any other legally binding credit card company and other legal requirements and applicable Laws, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of Sensitive Data and personal information collected, used, or held for use by (or on behalf of) the Company and any of its Subsidiaries; (ii) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights; and (iii) since the Applicable Date, to the knowledge of the Company, there has been no loss or theft of Sensitive Data or personal information of the Company, its Subsidiaries or its customers while such Sensitive Data or personal information is in the possession or control of the Company, its Subsidiaries or third-party vendors.

Section 3.16       Opinion of Financial Advisor. The Company Board of Directors has received the opinions of each of Barclays Capital Inc. and Lazard Frères & Co. LLC, dated the date of this Agreement, to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in each such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.17       Material Contracts.

(a)       As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (excluding any Company Benefit Plans):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)       any material Contract that (A) purports to impose any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or that, following the Closing, would purport to materially restrict the ability of Parent or its Subsidiaries to so compete, or that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, in each case, excluding for the avoidance of doubt, any deed restrictions and use restrictions in real estate related Contracts, (B) includes “take or pay” requirements or similar provisions obligating the Company or any of its Subsidiaries to obtain a minimum quantity of goods or services from another Person, (C) pursuant to which the Company or any of its Subsidiaries has granted any material pricing discounts in connection with bundling of products or services, sales volume or services levels, in each case, as it relates to a counterparty to such Contract or (D) purports to obligate the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iii)       any material Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any of their material assets, rights, businesses or properties, excluding (A) any Contract requiring the sale of inventory in the ordinary course of business and (B) any anti-assignment, change of control or similar provision in any material Contract;

(iv)       any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed not to acquire any material assets or securities of another Person;

(v)       any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10,000,000 (other than such Indebtedness solely among the Company and/or its Wholly Owned Subsidiaries) and (B) any other swap, option, derivative or other hedging arrangement;

(vi)       any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person that was entered into after the Applicable Date and with any outstanding obligations (including any potential earn-out, deferred or contingent payment obligations, but excluding indemnification and similar obligations) as of the date of this Agreement, in each case with a purchase price for such acquisition or disposition in excess of $10,000,000;

(vii)       any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, governance or control of any joint venture, partnership, long-term alliance, limited liability company or similar agreement or arrangement, in each case that is material to the Company and its Subsidiaries or in which the Company or any of its Subsidiaries owns more than ten percent voting, economic or other member or partnership interest, or any interest valued at more than $3,000,000 without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its Wholly Owned Subsidiaries or among the Company’s Wholly Owned Subsidiaries;

(viii)     any supply or rebate Contract with a Company Top Customer;

(ix)      any supply or rebate Contract with a Company Top Supplier;

(x)       any lease, sublease, ground lease, license or similar agreement, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any of the Company Leased Real Property that involved annual payments or consideration in the fiscal year ended February 24, 2018 in excess of $1,000,000; and

(xi)       any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock of the Company or any of its Subsidiaries or the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(xii)       any Contract under which the ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) that involved annual payments or consideration in the fiscal year ended February 24, 2018 in excess of $1,000,000, it being understood that the Company’s and its Subsidiaries’ military Contracts are not covered by this subpart (xii); and

(xiii)      any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

All contracts of the types referred to in clauses (i) through (xiii) above, excluding any Company Benefit Plans, statements of work, purchase orders and invoices, are referred to herein as “Company Material Contracts.”

(b)       A true and complete copy of each Company Material Contract has been made available to Parent.

(c)       Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred prior to the date hereof that with notice or the lapse of time or both would constitute a breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to the Enforceability Exceptions, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18       Real Property.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has good and valid title to all the Company Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Company Owned Real Property or any portion thereof and (iii) other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property, any portion thereof or any interest therein.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has a valid leasehold interest in the Company Leased Real Property, free and clear of all Liens, except Permitted Liens and, (ii) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof.

(c)       Neither the Company nor any applicable Subsidiary has received from any Governmental Entity written notice of or has an expropriation or condemnation proceeding pending or, to the knowledge of the Company, threatened or proposed against any Company Owned Real Property or Company Leased Real Property, nor, to the knowledge of the Company, are there any non-routine public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Company Owned Real Property, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)      Section 3.18(d) of the Company Disclosure Schedule contains a true and complete list in all material respects as of the date of this Agreement of (i) all material Company Owned Real Property and material Company Leased Real Property, (ii) an indication of the primary use of each such parcel of Company Owned Real Property and Company Leased Real Property and (iii) a correct street address or such other information as is reasonably necessary to identify each such parcel of Company Owned Real Property and Company Leased Real Property.

Section 3.19       Regulatory Matters.

(a)       The Company and its Subsidiaries hold, and are operating in compliance with, such permits, licenses, franchises, approvals, authorizations, certifications and clearances of the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture or other Governmental Entity required for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Regulatory Permits”), except where the failure to hold or operate in compliance with the Regulatory Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit, in each case except where the failure to so fulfill or perform, or the occurrence of such event, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Since the Applicable Date, neither the Company nor any of its Subsidiaries has caused to be introduced into commerce any food product that is adulterated or misbranded as those terms are used in the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act and Egg Products Inspection Act, nor has the Company or any of its Subsidiaries caused any product already in commerce to become so adulterated or misbranded, except for such instances of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)       The Company has not had since the Applicable Date any distribution center subject to a shutdown by a Governmental Entity, nor received since the Applicable Date any Form 483 from the FDA or any statement, notice of inspectional observations, complaint, warning letter or similar document from a Governmental Entity to make changes to the Company’s products held for sale to customers or otherwise alleging that the Company or its Subsidiaries is in violation of any Law regarding the formulation, manufacturing, packing, holding, distributing, labeling, marketing, advertising or sale of any food products, and to the knowledge of the Company, no Governmental Entity is currently investigating the Company or any of its Subsidiaries with regard to the same, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)       Except for such instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since the Applicable Date, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries (other than Unified Grocers, Inc. or Associated Grocers of Florida, Inc. and their respective Subsidiaries) pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any Subsidiary, (ii) since June 23, 2017, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of Unified Grocers, Inc. (“Unified Grocers”) or its Subsidiaries pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by Unified Grocers, (iii) since December 8, 2017, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of Associated Grocers of Florida, Inc. (“AG Florida”) or its Subsidiaries pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by AG Florida, and (iv) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or any of its Subsidiaries in connection with any such recall.

Section 3.20       Customers and Suppliers.

(a)      Customers.

(i)      Section 3.20(a)(i) of the Company Disclosure Schedule sets forth a true and complete list in all material respects of the top fifteen customers of the Company and its Subsidiaries determined on the basis of gross sales of the Company and its Subsidiaries, taken as a whole, and as described in Section 3.20(a)(i) of the Company Disclosure Schedule, during the fiscal year ended February 24, 2018 (each, a “Company Top Customer”).

(ii)       Since the Applicable Date to the date of this Agreement, (A) no Company Top Customer has reduced its purchase of products or services from the Company or its Subsidiaries by more than $10,000,000 in any fiscal year of the Company as compared to the prior fiscal year of the Company, (B) no Company Top Customer has notified the Company in writing that it intends to initiate or effect any such reduction, and (C) there has been no suspension or termination of, nor does the Company have knowledge of, a material adverse change to the business relationship of the Company or any of its Subsidiaries and any Company Top Customer.

(b)      Suppliers.

(i)      Section 3.20(b)(i) of the Company Disclosure Schedule sets forth a true and complete list in all material respects of the top fifteen suppliers of the Company and its Subsidiaries determined on the basis of gross sales to the Company and its Subsidiaries, taken as a whole, during the fiscal year ended February 24, 2018 (each, a “Company Top Supplier”).

(c)       Since the Applicable Date to the date of this Agreement, (A) no Company Top Supplier has notified the Company in writing that it intends to initiate or effect any material reduction in its supply of products or services to the Company or its Subsidiaries, and (B) there has been no suspension or termination of, nor does the Company have knowledge of, material adverse change to the business relationship of the Company or any of its Subsidiaries and any Company Top Supplier.

Section 3.21       Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Insurance Policies maintained by the Company or any of its Subsidiaries provide coverage in character and amount as is customary for the industries in which the Company and its Subsidiaries operate, and each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, no notice of suspension or cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. The Company has made available to Parent true and complete copies or summary descriptions of the material Insurance Policies as of the date of this Agreement (as the case may be).

Section 3.22       Finders or Brokers. Except for Barclays Capital Inc. and Lazard Frères & Co. LLC, whose fees and/or commissions will be paid and expenses reimbursed by the Company, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23       State Takeover Statutes. Assuming the accuracy of the Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8, no Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Assuming the accuracy of the Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8, the Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and provisions of the Company Organizational Documents inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.24       No Other Representations. Except for the representations and warranties contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of Parent, Merger Sub or any of their respective Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information. The Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub have made any representations and warranties other than those that are expressly set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by Parent on or after the Applicable Date and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the confidential disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1       Organization.

(a)       Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)       Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2       Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)       Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing. The Board of Directors of Parent has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s stockholders, (ii) approved this Agreement and the Merger and (iii) determined that Parent, as Merger Sub’s sole stockholder, shall adopt this Agreement. The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that Parent, as Merger Sub’s sole stockholder, adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)       Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)       The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Merger and the Financing, and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, modifications or accelerations or Liens as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent Organizational Document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3       RESERVED.

Section 4.4       Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.5       Finders or Brokers. Except for Goldman Sachs & Co. LLC and Foros Securities LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6       Financing; Solvency.

(a)       Parent has delivered to the Company true, complete and correct copies of the fully executed commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for confidential provisions related to fees, flex terms and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing contemplated thereby in any respect), dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”), by and among Parent and Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Financing Sources”), providing for debt financing as described therein (the “Financing”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Financing Sources party thereto have agreed to provide the amounts set forth therein, for the purpose of paying the Merger Amounts.

(b)       As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions). As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent expressly set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”). Any action taken or committed to be taken pursuant to Section 5.6 shall not affect the funding of the full amount of the Financing contemplated by the Commitment Letter.

(c)       As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(d)       As of the date of this Agreement, assuming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied on or prior to the Closing Date, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Parent on the Closing Date.

(e)       As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letter.

(f)       As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Commitment Letter or any portion of the Financing to which Parent or any of its Affiliates is a party that could adversely affect the amount or availability of the Financing contemplated by the Commitment Letter in any respect, other than those set forth in the Commitment Letter.

(g)       Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(h)       Regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, assuming the net proceeds contemplated from the Financing are funded, Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(i)       Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), in each case, regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, but assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (i) Parent and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness as they mature or become due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness as it becomes absolute or matured, (iii) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness and (iv) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.7       Merger Sub. Merger Sub is a Wholly Owned Subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Wholly Owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not, have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8       Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is the beneficial owner, directly or indirectly, of any of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. As of July 25, 2018, neither Parent nor any of its Subsidiaries has any agreement, arrangement or understanding with any holder of 1% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

Section 4.9       No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Financing.

Section 4.10       No Other Representations. Except for the representations and warranties contained in Article III, Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company makes, and neither Parent nor Merger Sub have relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of the Company or any of its Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information. Each of Parent and Merger Sub agrees and acknowledges that none of the Company or any Person on behalf of the Company has made any representations and warranties other than those that are expressly set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1       Conduct of Business.

(a)       During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, subject to compliance with the other restrictions in this Section 5.1, (A) use their commercially reasonable efforts to conduct its business in all material respects in the ordinary course, (B) to the extent consistent therewith and subject to compliance with the other restrictions in this Section 5.1, use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets and key business relationships with customers and suppliers, Governmental Entities, licensors, licensees, distributors, creditors and lessors and (C) to the extent consistent with clause (A), keep available the services of the Company’s and its Subsidiaries’ present officers, employees and agents; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) or Section 5.1(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b) or Section 5.1(c).

(b)       During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to:

(A)       amend its Organizational Documents or otherwise take any action to exempt any Person from any provision of its Organizational Documents, except, in the case of any Subsidiaries of the Company, as would not adversely affect or delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(B)       split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(C)       make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid or any other distribution by any of the Subsidiaries of the Company solely to the Company or any of its Wholly Owned Subsidiaries, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options in accordance with their terms and, as applicable, the Company Stock Plans, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms and, as applicable, the Company Stock Plans);

(D)       grant, or amend or otherwise modify the terms of, any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E)       issue or sell any additional shares of Company capital stock or securities convertible or exchangeable into, or exercisable for, any shares of Company capital stock or any options, warrants or other rights of any kind to acquire any shares of Company capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms or in transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale or voting of Company capital stock or equity interests;

(F)       adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, other than the Merger and other than any mergers or consolidations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(G)       incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and/or its Wholly Owned Subsidiaries or among Wholly Owned Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Wholly Owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Wholly Owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (G) or is outstanding on the date hereof, (3) Indebtedness incurred pursuant to agreements made available to Parent prior to the execution of this Agreement as in effect on the date of this Agreement, (4) extensions of credit terms to customers or vendors in the ordinary course of business, (5) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money, which replacement Indebtedness for borrowed money is redeemable or prepayable upon consummation of the Merger without additional premium or penalty (other than customary LIBOR breakage amounts) compared to the replaced existing Indebtedness and that would not reasonably be expected, after consulting with Parent, to adversely impact the Financing in any material respect, (6) modifications to the terms of any Indebtedness for borrowed money that in the Company’s good faith judgment are necessary or advisable in connection with the Pre-Closing Reorganization, so long as (x) after giving effect to each such modification, such Indebtedness is redeemable or prepayable upon consummation of the Merger without additional premium or penalty compared to the modified existing Indebtedness for borrowed money and (y) such modification would not reasonably be expected, after consulting with Parent, to adversely impact the Financing in any material respect and (7) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $2,000,000 in aggregate principal amount outstanding at any one time;

(H)       enter into any Contract which would be considered, if entered into prior to the date hereof, (I) a Company Material Contract under Section 3.17(a)(ii), (iii), (iv), (vi), (vii), (x), (xi), (xii) or (xiii) or (II) any other Company Material Contract other than in the ordinary course of business (including in the cases of clauses (I) and (II), any Contract that would be a Company Material Contract if dollar thresholds in Section 3.17(a) based in reference to February 24, 2018 were read as applying to the first 12 months of such Contract) or (2) amend, modify, terminate or renew (x) any Company Material Contract under Section 3.17(a)(ii), (iii), (iv), (vi), (vii), (xi), (xii) or (xiii) or (y) any other Company Material Contract except in the ordinary course of business, or (3) cancel, modify or waive any material debts or claims held by it or waive any material rights under any such Company Material Contract;

(I)       except as otherwise permitted or required by this Agreement or for transactions solely between or among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Subsidiary other than (1) Indebtedness under the ABL Agreement, (2) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of Indebtedness made within 90 days of the same becoming due and (3) consistent with the financing of accounts payable in the ordinary course of business;

(J)       sell, transfer, mortgage, encumber, subject to any Lien or otherwise dispose of any of its properties or assets having a value in excess of $1,000,000 individually or $3,000,000 in the aggregate to any Person (other than (1) to the Company or a Wholly Owned Subsidiary of the Company, (2) pursuant to Contracts in effect on the date of this Agreement made available to Parent, (3) sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business consistent with past practice, (4) commodity, purchase, sale or hedging agreements that can be terminated upon 60 days or less notice without penalty or (5) sales and lease terminations or assignments of excess or unused real estate in respect of the Company’s retail business);

(K)       except as set forth in the Company’s capital budgets set forth in Section 5.1(b)(K) of the Company Disclosure Schedule, make or authorize any capital expenditure (whether pursuant to a new capital expenditure or an acceleration or modification of an existing capital expenditure) in excess of $3,000,000 in the aggregate during any twelve-month period;

(L)       acquire any assets (other than acquisitions of assets in the ordinary course of business) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a

Wholly Owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a Wholly Owned Subsidiary of the Company, if such acquisition or investment (x) is in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(M)       except as required by any Collective Bargaining Agreement or the terms of any Company Benefit Plan in effect as of the date hereof, (1) establish, adopt, materially amend or terminate any Company Benefit Plan (or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement), (2) increase the compensation, director fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or employee of the Company or its Subsidiaries, except increases in annual salary, wage rate (and corresponding changes in bonus opportunity and severance-level eligibility) in the ordinary course of business for employees with an annual salary or wage rate of less than $225,000, (3) accelerate any rights, benefits, vesting or lapsing restrictions under any Company Benefit Plan, (4) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or the IRS, (6) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any director or executive officer of the Company, or (7) hire any new employee at the vice president level or above (other than to replace employees at the vice president level);

(N)       except as expressly provided for by Section 5.10, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or its Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(O)       except as required by any Collective Bargaining Agreement, become a party to, establish, adopt, materially amend, or amend any agreement to change the contribution obligation to a Multiemployer Plan or multiemployer welfare plan set forth in, commence participation in or terminate any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization;

(P)       other than with respect to transaction litigation, which shall be governed by Section 5.14, or any negotiations and proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.1(b), or any claims, actions, suits, proceedings or investigations related to risk matters (including AmTrust managed claims (provided that the Company shall inform Parent with respect to such claims from time to time if settlement or compromise of such claims exceeds the threshold set forth below in this Section 5.1(b)(iv)(P)), settle or compromise any claim, action, suit, proceeding or investigation in excess of an amount of $500,000 individually or $2,000,000 in the aggregate, or which would reasonably be expected to (1) prevent or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger or (2) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(Q)       implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law or any interpretation or enforcement thereof;

(R)       other than in the ordinary course of business or consistent with past practice, (1) make, change or revoke any material Tax election, (2) change any material method of Tax accounting or Tax accounting period, (3) file any amended Tax Return with respect to any material Tax, (4) settle or compromise any material Tax proceeding or enter into any closing agreement relating to any Tax for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, or (5) surrender any right to claim a material Tax refund (it being agreed and understood that none of clauses (A) through (Q) nor (S) through (U) (except insofar as clause (U) relates to this clause (R)) shall apply to Tax compliance matters);

(S)       amend any Privacy Policies without providing the required notice thereof or change the operation or security of any IT Assets used in their businesses in a manner that would make such Privacy Policies, operations or security substantially less protective to the Company and its Subsidiaries;

(T)       grant, extend or waive any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any material Intellectual Property owned by the Company or any of its Subsidiaries, other than entry into non-exclusive licenses and franchises in the ordinary course of business; or

(U)       agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c)       In addition to the limitations in this Section 5.1, the Company shall not (i) enter into or commit to any transaction to divest retail business assets or equity interests of its Subsidiaries holding retail business assets (whether as part of the Pre-Closing Reorganization or otherwise) or (ii) wind-down retail businesses by closing store locations (a “Retail Change”), unless the material terms of any such Retail Change have been approved in advance by Parent in writing, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that (A) any withholding, conditioning or delaying of Parent’s approval that would reasonably be expected to prevent or impede the Company from completing the Pre-Closing Reorganization on or before February 23, 2019 shall be considered unreasonable; provided, that this clause (A) shall not apply to any Retail Change with respect to retail business assets or store locations comprising the Company’s Cub banner (other than a Specified Transaction) and (B) Parent’s prior written consent shall not be required with respect to any Retail Change that is a Specified Transaction. Notwithstanding anything to the contrary in this Section 5.1, the Company and its Subsidiaries may take any other actions as are necessary or advisable in connection with the completion of the Pre-Closing Reorganization (and to achieve its intended Tax treatment); provided, that (i) the Company and its Subsidiaries shall not, without the prior written consent of Parent, implement the Holding Company Merger prior to November 25, 2018 unless Parent has not incurred, and does not reasonably expect to incur, more than $10,000,000 in the aggregate in out-of-pocket costs and expenses related to Indebtedness of the Company in connection with the Holding Company Merger, and (ii) prior to December 26, 2018, the Company and its Subsidiaries shall not, without the prior written consent of Parent, implement as part of the Pre-Closing Reorganization any distribution that is expected to result in the recognition (for the absence of doubt, whether deferred or otherwise) for U.S. federal income tax purposes of any material gain or loss by the Company or any of its Subsidiaries (as a result of any intercompany transaction within the meaning of Treas. Regs. § 1.1502-13). From and following the date hereof, the Company shall keep Parent and its representatives reasonably informed with respect to the material steps in the implementation and overall progress of (A) the Pre-Closing Reorganization and (B) any Retail Change, and shall consider in good faith Parent's views thereon and cooperate to seek the implementation of such views as to material terms of any Retail Change other than a Specified Transaction.

(d)       During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall not, and shall cause its Affiliates to not, (i) knowingly take any action that would prevent, materially delay or materially impede the consummation of the Financing, (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such an acquisition or purchase or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or any of its Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (iii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent to otherwise perform its covenants and agreements under this Agreement or of Parent or any of its Affiliates to consummate the transactions contemplated hereby.

(e)       Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Section 5.2       Access.

(a)       For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Subsidiaries, and its and their employees, accountants, consultants, legal counsel, financial advisors and agents and other third-party representatives, reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to its and its Subsidiaries’ personnel, properties, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company or the Merger or other confidential or competitively sensitive information; provided that the Company and Parent shall reasonably cooperate to minimize such restrictions and permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement. All access pursuant to this Section 5.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof. Parent and its Representatives shall not otherwise initiate communications with any employees of the Company or its Affiliates regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(b)       Notwithstanding anything to the contrary contained in this Section 5.2, none of the Company or any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the Company’s and its legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such the Company or any of its Subsidiaries or (ii) result in (A) a violation of any Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) the breach of any contractual confidentiality obligations in any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, however, that in such instances the Company shall inform the Parent of the general nature of the information being withheld and, upon the Parent request, reasonably cooperate with the Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including by reasonably cooperating to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by the foregoing clause (ii)(B), seeking a waiver with respect to or consent under such contractual confidentiality obligations. Notwithstanding anything to the contrary contained in this Section 5.2, prior to the Effective Time, Parent and its Representatives shall not conduct any sampling of soil, sediment, surface water, groundwater or building material at, on, under or within any of the Company Owned Real Property or the Company Leased Real Property or any store, facility or warehouse located thereon.

(c)       The Parties hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of May 16, 2018, between the Company and Parent, and the Clean Team Confidentiality Agreement, dated as of May 8, 2018 (together, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.3       No Solicitation.

(a)       Except as permitted by this Section 5.3, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents to not, and shall direct each of its financial advisors, investment bankers, attorneys, accountants and other third-party representatives (collectively, “Representatives”) to not, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal, offer or Company Takeover Proposal, to ascertain facts from the Person making such inquiry, proposal, offer or Company Takeover Proposal for the sole purpose of the Company Board of Directors informing itself about such inquiry, proposal, offer or Company Takeover Proposal and the Person that made it and to refer such Person to this Section 5.3), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Company Takeover Proposal, (D) provide any non-public information or data concerning the Company or its Subsidiaries or access to the Company or its Subsidiaries’ properties, books and records to any Person in connection with any Company Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal or (E) agree, authorize or commit to do any of the foregoing.

(b)       The Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives to, (i) immediately cease any discussions or negotiations with any Persons (other than Parent and Merger Sub and their Representatives) that may be ongoing with respect to a Company Takeover Proposal or proposal that would reasonably be expected to lead to a Company Takeover Proposal and (ii) promptly (but in any event within 48 hours of the execution and delivery of this Agreement) terminate any physical and electronic data or other diligence access previously granted to each Person that has executed a confidentiality agreement during the 12 months prior to the date of this Agreement in connection with its consideration of making a Company Takeover Proposal.

(c)       Notwithstanding anything to the contrary contained in Section 5.3(a) or (b), if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives an inquiry, proposal, offer or Company Takeover Proposal from any Person that did not result from a Willful Breach of Section 5.3(a), and if the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such inquiry, proposal, offer or Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to such Person and its Representatives; provided that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with such Person and its Representatives regarding such inquiry, proposal, offer or Company Takeover Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.

(d)       The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal or inquiry relating to the Company or its Subsidiaries that contemplates a Company Takeover Proposal, including the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event shall the Company be required to do so more often than once every 24 hours), as to the status of (including any material developments) such Company Takeover Proposal. The Company will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e)       Except as expressly permitted by this Section 5.3, the Company Board of Directors shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal or (D) fail to recommend, within ten Business Days after the commencement of such Company Takeover Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its stockholders (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment, agreement in principle or similar agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Adverse Recommendation Change if (1) such action is taken in response to an Intervening Event and (2) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (x) the Company has given Parent at least two Business Days prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (y) upon the end of such notice period, the Company Board of Directors shall have considered any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)       Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if the Company Board of Directors has determined in good faith, after consultation with financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof that did not result from a Willful Breach of Section 5.3(a) constitutes a Company Superior Proposal, the Company Board of Directors may, subject to compliance with this Section 5.3(f), (x) make a Company Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a definitive agreement relating to such Company Superior Proposal, subject to paying the Company Termination Fee, which shall be paid prior to or concurrently with such termination in accordance with Section 7.3; provided, however, that prior to so making a Company Adverse Recommendation Change and/or terminating this Agreement pursuant to this Section 5.3(f), (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (B) at the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to such notice contemplated by clause (A) of this proviso prior to the end of such notice period, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall be only two Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (C) above of this proviso.

(g)       Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in the case of a disclosure described in the foregoing clause (i) that is not of a type described in the foregoing clause (ii), if any such communication does not reaffirm the Company Recommendation in such disclosure or communication or has the effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Company Adverse Recommendation Change.

(h)       From the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not terminate, amend or otherwise modify or waive any provision of any “standstill” or similar provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party with respect to a transaction comparable to the Merger; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 5.4       Filings; Other Actions.

(a)       As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty Business Days after the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”). Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent, Merger Sub and their Representatives that is required in connection with the preparation of the Proxy Statement.

(b)       The Company shall (i) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders’ Meeting prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and dissemination of such documents to the Company’s stockholders and (ii) in the Company’s reasonable discretion, after consultation with Parent, include in the Proxy Statement and such other documents and communications related to the Company Stockholders’ Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives, and the Company agrees that all information relating to Parent, its Affiliates, the Financing Sources and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to any Company Takeover Proposal, inquiry, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, or Company Adverse Recommendation Change.

(c)       The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with true and complete copies or, if oral, summary descriptions, of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement and provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any planned discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided, that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to any Company Takeover Proposal, inquiry, proposal or offer that could reasonably be expected to lead to or contemplates a Company Takeover Proposal or Company Adverse Recommendation Change. The Company shall, subject to the requirements of Section 5.4(b), respond promptly to any comments from the SEC or the staff of the SEC to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement.

(d)       Subject to Section 5.3(f) and Section 5.4(e), the Company shall take all action necessary in accordance with applicable Law and the Company’s Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders (but in any event within sixty days after the date the SEC staff advises that it has no further comments thereon or that the Company may file and commence mailing of the definitive Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day)). Subject to Section 5.3 or this Section 5.4, unless the Company shall have made a Company Adverse Recommendation Change, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of the Merger and this Agreement).

(e)       The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may from time to time adjourn or postpone the Company Stockholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) (the “Original Date”) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained (provided that any adjournment or postponement pursuant to this clause (iii) shall not exceed 10 Business Days in connection with any one postponement or adjournment or more than an aggregate of 20 Business Days from the Original Date, unless the Company shall have received the prior written consent of Parent; provided, further, that in no event may the Company Stockholders’ Meeting be adjourned or postponed under this clause (iii) beyond the third Business Day prior to the Original End Date) or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under Section 5.3 and this Section 5.4.

(f)       Once the Company has established a record date for the Company Stockholders’ Meeting, the Company may not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.5       Employee Matters.

(a)       During the period commencing at the Effective Time and ending on the later of the first anniversary of the Closing Date and December 31, 2019, Parent shall provide, or shall cause the Surviving Company to provide, to the employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (collectively, the “Continuing Employees”): (i) an annual base salary or wage rate and target and maximum short-term incentive compensation opportunities that are no less favorable, in each case, than those provided to each such Continuing Employee immediately prior to the Effective Time; and (ii) pension (including both defined benefit and defined contribution plans) and welfare benefits that are no less favorable in the aggregate than the pension and welfare benefits provided to similarly situated employees of Parent. With respect to the annual equity awards to be granted in September of 2019 by Parent, Parent shall cause Continuing Employees who remain employed by the Surviving Company or an Affiliate at the time Parent makes its long-term incentive compensation grants at such time to be at target long-term incentive compensation amounts no less than those that would be received by similarly situated employees of Parent; provided that the type of equity grants (and whether such awards will be cash or equity based) shall be at the sole discretion of Parent and the target grant date fair value of such grant shall be increased pro-rata to reflect the period of time between February 23, 2019 and July 31, 2019, which prorated amount only shall be calculated and determined based on the target long-term incentive compensation grant date fair value of the annual long-term incentive equity grants such Continuing Employees had most recently received from the Company. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Company or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date with severance benefits equal to the greater of (A) the severance benefits to which such Continuing Employee is entitled to immediately prior to the Effective Time under the individual agreements or severance plans or policies of the Company set forth in Section 3.9(a) of the Company Disclosure Schedule, and (B) the severance benefits for which such Continuing Employee would be eligible under the severance plans or policies of Parent or its Affiliates, in each case, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) after taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.

(b)       Following the Closing Date, Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Parent Plans”) to recognize the service of each Continuing Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits under such Parent Plans; provided that such recognition of service shall not (i) apply for purposes of benefit accrual under any Parent Plan that is a defined benefit retirement plan, or (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)       Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(d)       Immediately prior to the Effective Time, the Company may pay to any employee of the Company or its Subsidiaries who participates in an annual bonus plan for the Company’s fiscal year in which the Effective Time occurs, a prorated bonus for the portion of such fiscal year that has elapsed through the Closing Date, which such bonus shall be calculated based on target performance.

(e)       Nothing in this Agreement shall confer upon any employee of the Company or its Subsidiaries or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or, subject to Section 5.5(a) hereof, shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee of the Company or its Subsidiaries at any time for any reason whatsoever, with or without cause. The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Without limiting Section 8.13, nothing in this Section 5.5 shall create any third-party beneficiary rights in any employee of the Company or its Subsidiaries, any current or former service provider of the Company or its Affiliates, or any beneficiaries, dependents or collective bargaining representatives thereof.

Section 5.6       Regulatory Approvals; Efforts.

(a)       Subject to the other terms and conditions of this Section 5.6, prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under this Agreement and under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing as promptly as practicable all information and documentary material required under the HSR Act, including, if applicable, any voluntary requests for information or Request for Additional Information and Documentation (a “Second Request”) issued by the U.S. Department of Justice or U.S. Federal Trade Commission in connection with the Merger) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)       Subject to the other terms and conditions of this Section 5.6, Parent and the Company shall, and shall cause their respective Affiliates to, each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each Party to this Agreement shall, and shall cause their respective Affiliates to, promptly (i) consult with the other Parties to this Agreement with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such Party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such Party or Affiliate to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger and (ii) promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission with any such Governmental Entity. No Party to this Agreement or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company and their respective Affiliates may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be provided or otherwise made available subject to the procedures set forth in the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual confidentiality arrangements and (iii) as necessary to address reasonable privilege or confidentiality or business secrets concerns; provided that the Company and Parent shall reasonably cooperate to minimize such restrictions and permit access to such materials in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement.

(c)       In furtherance of the provisions of Section 5.6(a), but subject to the other provisions of this Section 5.6, the Company and Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent will, and will cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall, and shall cause their respective Affiliates to (if applicable) file their notification and report forms under the HSR Act no later than ten Business Days after the date of this Agreement and in connection therewith, request early termination of the waiting period under the HSR Act. In the event that the Parties or their Affiliates receive a Second Request, the Parties will, and will cause their respective Affiliates to, use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process. Notwithstanding anything herein to the contrary, neither Parent nor the Company shall, and Parent and the Company shall cause their respective Affiliates not to, without the other Party’s prior written consent, (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the Merger under the HSR Act or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to complete the Merger (or that would otherwise prevent or prohibit the Parties from completing the Merger) after the expiration or termination of the waiting period applicable to the Merger under the HSR Act.

(d)       Notwithstanding anything to the contrary set forth in this Agreement, Parent shall, and shall cause its Affiliates to, in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) so as to permit the Closing to occur as promptly as practicable and in any event before the then-applicable End Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Company and its Affiliates) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Affiliates (including the Surviving Company and its Affiliates), and (iii) otherwise take or commit to take any action that would limit Parent’s or its Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, Parent or their respective Affiliates (including the Surviving Company and its Affiliates) (the actions described in the foregoing clauses (i) through (iii) collectively, “Remedial Actions”); provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, further, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to take any Remedial Action if such Remedial Action, taken together with all other Remedial Actions, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the consummation of the Merger. If requested by Parent, the Company will agree to any action contemplated by this Section 5.6; provided that any such agreement or action is conditioned upon and becomes effective only from and after the Effective Time. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent. No actions taken pursuant to this Section 5.6 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(e)       In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall, and shall cause its respective Affiliates to, use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Section 5.7       Third-Party Consents. Separate and apart from the obligations set forth in Section 5.6, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts, and Parent shall and shall cause its Subsidiaries to reasonably cooperate as necessary with the Company and its Subsidiaries, to give and obtain (as the case may be) as promptly as practicable prior to the Closing all notices, acknowledgments, waivers and consents required under any Company Material Contract to which the Company or any of its Subsidiaries is bound other than the Existing Notes and the Credit Agreements, which shall be governed by Section 5.13 (the “Third-Party Consents”) that are necessary or advisable to be obtained in order to consummate the transactions contemplated by this Agreement. In connection therewith, neither the Company nor any of its Subsidiaries shall be required to (and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed)) and neither the Parent nor any of its Subsidiaries shall be required to (but Parent or any of its Subsidiaries may, in its sole discretion) (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of obtaining any Third-Party Consents without the prior consent of Parent. For the avoidance of doubt, in no event shall the Company’s obligation to comply with this Section 5.7 be construed to make the receipt of any Third-Party Consent in and of itself a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.8       Takeover Statutes and Similar Matters. No Party shall take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any Takeover Statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws (including Section 203 of the DGCL) and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the

Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby. Parent shall not, and shall cause its Affiliates not to, take any action that would result in Parent or any of its Subsidiaries being the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors as of any record date of any Company Stockholder Meeting.

Section 5.9       Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; in the case of press releases or public announcements by the Company with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal or from and after a Company Adverse Recommendation Change, the Company shall not be required to consult with Parent but shall give Parent a copy of any such press release or public announcement prior to the issuance thereof and (b) in the case of press releases or other public announcements that are consistent with other communications made after the date of this Agreement in compliance with this Section 5.9, neither Party shall be required to consult with or obtain the consent of the other Party prior to the issuance thereof.

Section 5.10       Indemnification and Insurance.

(a)       Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company or in any agreement set forth on Section 5.10(a) of the Company Disclosure Schedule (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms, except as otherwise required by changes in Law after the date of this Agreement. For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by and otherwise in accordance with: (i) the Company Organizational Documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company as in effect on the date of this Agreement; (ii) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement; and (iii) applicable Law.

(b)       Without limiting the provisions of Section 5.10(a), from and after the Effective Time, Parent shall and shall cause the Surviving Company to, in each case, to the fullest extent permitted by (A) the Organizational Documents of the Company or the applicable Subsidiary as in effect on the date of this Agreement, (B) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement, and (C) applicable Law: (i) indemnify, defend and hold harmless each Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the costs and expenses (including reasonable attorneys’ fees) of any Indemnified Party incurred or expected to be incurred in connection with any such claim, action, suit, proceeding or investigation, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company Organizational Documents, the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company, any Indemnity Agreement or applicable Law. Notwithstanding the foregoing, Parent and the Surviving Company shall be obligated to pay for only one law firm to represent the Indemnified Parties (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c)       For a period of six years after the Closing and at all times subject to applicable Law, Parent shall cause the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Company and its Subsidiaries as of the Effective Time to be no less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries. For a period of six years after the Closing and at all times subject to applicable Law, Parent shall not (and shall not cause or permit the Surviving Company or any its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Company or its Subsidiaries to make them less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries. In addition, Parent shall provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the policy of the Company in effect as of immediately prior to the Effective Time; provided that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Company shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything in this Agreement to the contrary, the Company may purchase a “tail” directors’ and officers’ insurance and indemnification policy; provided, that the Company shall not pay an amount in excess of 300% of the last annual premium paid prior to the date hereof by the Company for such “tail” policy. Any such “tail” directors’ and officers’ insurance policy will satisfy Parent’s obligations under this Section 5.10(c) to provide D&O Insurance.

(d)       The Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e)       This Section 5.10 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and permitted assigns of Parent, the Surviving Company and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to its obligations set forth in this Section 5.10.

Section 5.11       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12       Financing and Financing Cooperation.

(a)       Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper, in each case, regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, to obtain funds sufficient to fund the Merger Consideration and the other Merger

Amounts on or prior to the Closing Date. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect and, in the event Parent is required to consummate the Closing pursuant to Section 1.2, enforce the Commitment Letter and any Definitive Financing Arrangements and comply with its obligations thereunder; (ii) satisfy on a timely basis and in a manner that will not impede the ability of the Parties to consummate the Merger promptly at the Closing all conditions to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and the Definitive Financing Agreements; and (iii) negotiate and enter into definitive Financing agreements on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Financing Agreements”). Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing contemplated by the Commitment Letter and any other financing and shall give the Company prompt notice upon obtaining knowledge of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Financing contemplated by the Commitment Letter.

(b)       Subject to Section 5.12(c), prior to the Closing, none of Parent or Merger Sub shall agree to or permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Commitment Letter or Definitive Financing Agreements without the Company’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify in a manner adverse to Parent any existing condition) to the consummation of the Financing as compared to those in the Commitment Letter as of the date hereof, (ii) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Merger Amounts, (iii) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Definitive Financing Agreements as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Parent to enforce their rights against such parties to the Commitment Letter as in effect on the date hereof or in the Definitive Financing Agreements or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement; provided that the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, bookrunners or syndication agents that had not executed the Commitment Letter as of the date of this Agreement. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Commitment Letter” and “Definitive Financing Agreement” shall mean the Commitment Letter or Definitive Financing Agreement, as applicable, as so amended, replaced, supplemented, modified or waived and references to “Financing” shall include the financing contemplated by such Commitment Letter or Definitive Financing Agreement as so amended, replaced, supplemented, modified or waived. Parent shall promptly deliver to the Company true and complete copies of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter or any Definitive Financing Agreement.

(c)       Parent shall have the right to substitute the proceeds of consummated debt offerings or other incurrences of debt for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided that (i) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the End Date (as it may be extended pursuant to Section 7.1(b)), (ii) there shall be no condition to the use of such proceeds to pay the Merger Amounts that is less favorable to Parent than the analogous condition set forth in the Commitment Letter and (iii) such debt financing shall not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(d)       If all or any portion of the Financing becomes unavailable, or any of the Commitment Letter or Definitive Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing and on terms, taken as a whole, not materially less favorable to Parent than the terms, taken as a whole, of the unavailable Debt Financing and in an amount sufficient to enable Parent consummate the transactions contemplated by this Agreement and pay the Merger Amounts. In the event any alternative financing is obtained in accordance with this Section 5.12(d) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letter and the Definitive Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, references to “Financing” shall include the financing contemplated by such commitment letters or definitive financing agreements, and all obligations of Parent pursuant to this Section 5.12 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.

(e)       Subject to Section 5.12(f), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Financing (subject to Parent’s compliance with Section 5.12(b) and Section 5.12(c)) or any capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, in each case, that is customarily provided in financings of such type, including:

(i)       causing members of management of the Company with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as or potentially acting as arrangers, lenders, underwriters, initial purchasers or placement agents of the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing or otherwise providing, arranging or underwriting the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including the Financing Sources (collectively, the “Financing Parties”)), presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies;

(ii)       furnishing Parent, Merger Sub and the Financing Parties, on an ongoing basis, with such historical financial and other information (including historical audited and unaudited, but not pro forma, financial statements) regarding the Company and its Subsidiaries as Parent may reasonably request in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including the Required Information, and using reasonable best efforts to assist Parent with Parent’s preparation of any pro forma financial information required to consummate the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(iii)       using reasonable best efforts to assist Parent, Merger Sub and the Financing Parties in the preparation of (A) materials for rating agency presentations and (B) any offering documents, syndication documents and materials, including lender and investor presentations, rating and bank books, information memoranda (confidential and public), private placement memoranda, offering memoranda, registration statements, prospectuses and other similar documents (collectively, the “Offering Documentation”), including by providing documentation and information for due diligence purposes;

(iv)       using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation to Parent and its Subsidiaries in connection with any Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including using reasonable best efforts to cause the Company’s independent accountants to (A) participate in a reasonable number of drafting sessions and accounting due diligence sessions, (B) provide any necessary customary consents to use their audit reports relating to the Company in any Offering Documentation and (C) provide any necessary or reasonably requested customary comfort letters containing “negative assurance” comfort in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing (including using reasonable best efforts to cause the Company’s independent accountants to provide drafts of such comfort letters as such independent accountants are prepared to issue upon completion of customary procedures), in each case, on customary terms and consistent with their customary practice;

(v)       reasonably cooperating with legal counsel to Parent in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(vi)       providing customary authorization letters authorizing the distribution of information relating to the Company and its Subsidiaries to any Financing Party and containing a customary representation to the Financing Parties as to the presence or absence of material non-public information relating to the Company and its Subsidiaries;

(vii)       using reasonable best efforts to assist Parent in obtaining or updating corporate, credit facility and securities ratings from rating agencies;

(viii)       furnishing Parent and any Financing Party at least four Business Days in advance of the Closing with all documentation and other information regarding the Company and its Subsidiaries as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, in each case to the extent requested by Parent or a Financing Source in writing at least nine Business Days prior to the Closing;

(ix)       using reasonable best efforts to assist in the negotiation, execution and delivery of, and the preparation of exhibits or schedules to, any Definitive Financing Agreements and any other credit agreements, underwriting or placement agreements, pledge and security documents, guarantees, hedging agreements, certificates with respect to solvency, representation and authorization letters to accountants and auditors, customary closing certificates and any other certificates, letters and documents as may be reasonably requested by Parent or Merger Sub;

(x)       using reasonable best efforts to assist Parent in obtaining surveys and title insurance as reasonably requested by Parent and otherwise reasonably facilitating the granting of a security interest (and the perfection thereof) in collateral;

(xi)       using reasonable best efforts to cooperate with the Financing Parties to complete a field examination and inventory appraisal to the extent necessary or advisable to obtain the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(xii)       using reasonable best efforts to assist Parent in benefiting from the existing lending relationships of the Company and its Subsidiaries;

(xiii)       taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing and to permit the proceeds thereof to be made available on the Closing Date to fund the Merger Amounts; and

(xiv)       taking actions reasonably necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing).

(f)       No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters) delivered pursuant to Section 5.12(e) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in Section 5.12(e) or in Section 5.13 to the contrary, in fulfilling its obligations pursuant to Section 5.12(e) or Section 5.13, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (w) pay any commitment or other fee, provide any security or incur any Liability or obligation (other than any obligation expressly set forth in Section 5.12(e) or Section 5.13) in connection with (1) the Financing or any capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, (2) the Existing Credit Facilities Terminations or (3) any Redemption or any Discharge, in each case prior to the Effective Time, (x) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company, or any applicable Law or material Contracts of the Company or any of its Subsidiaries, (y) pass resolutions or consents or approve or authorize the execution of the Financing or the Definitive Financing Agreements or deliver any legal opinion or solvency certificate in connection therewith, in each case, prior to the Effective Time (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters, and other than any other documentation expressly set forth in Section 5.13), or (z) provide any cooperation that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to Section 5.12(e) or Section 5.13 (including reasonable and documented attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with (1) the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing (including the arrangement thereof and any cooperation required to be provided in connection therewith), or (2) the Existing Credit Facilities Terminations, any Redemption or any Discharge, and, in each case, any information used in connection therewith (other than information provided to Parent in writing by the Company or its Subsidiaries for inclusion in any offering materials relating to the Financing), except in the event such loss or damage arises out of or results directly from (i) the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to Section 5.12(e) or Section 5.13 or (ii) historical information furnished by or on behalf of the Company or its Subsidiaries, including financial statements. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.13       Treatment of Certain Indebtedness.

(a)       If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and to take all other reasonable actions to cause (i) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (ii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facilities Terminations”) (x) the Third Amended and Restated Term Loan Credit Agreement, dated as of June 8, 2017, among the Company, the guarantors party thereto, the lenders party thereto and Goldman Sachs Banks USA, as administrative agent (as amended, amended and restated or otherwise modified from time to time, the “Term Loan Agreement”) and (y) the Amended and Restated Credit Agreement, dated as of March 21, 2013, among the Company, the other borrowers named therein, the guarantors named therein, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, amended and restated or otherwise modified from time to time, the “ABL Agreement” and together with the Term Loan Agreement, the “Credit Agreements”), including using reasonable best efforts to obtain and deliver to Parent on or before the Closing Date a payoff letter in customary form from the agent under each Credit Agreement. Parent shall provide all funds required to effect the Existing Credit Facilities Terminations. In no event shall the receipt of any such payoff letter or the consummation of the Existing Credit Facilities Terminations, or of any other financing termination or the release of any Lien, be a condition to any of the obligations of Parent or Merger Sub hereunder.

(b)       (i) The Company shall, at Parent’s written request, promptly prepare notices of optional redemption (each, a “Redemption Notice”) with respect to the Company’s 6.750% Senior Notes due 2021 and 7.750% Senior Notes due 2022 (collectively, the “Existing Notes”) and other outstanding debt securities (if any) of the Company or any of its Subsidiaries pursuant to the requisite provisions of each applicable indenture; (ii) the Company shall promptly prepare, and provide Parent with a reasonable opportunity to review and comment on, drafts of the definitive documentation for any such redemption; (iii) Parent may, at its request to the Company, prepare such documentation, including any Redemption Notice; (iv) the Company shall, at the direction of Parent, give at or after (but not before) the Effective Time, and shall use reasonable best efforts to cause the trustee under each applicable indenture to give at or after (but not before) the Effective Time, any such Redemption Notice to holders of the applicable series of Existing Notes on the Company’s behalf, in each case in accordance with each applicable indenture, and shall, at Parent’s written request, reasonably assist Parent in providing the trustee and/or holders with such officers’ certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith; (v) the Company shall, at the written request of Parent, take such actions at or after (but not before) the Effective Time, in each case, as are required by it pursuant to the terms of the related indenture to effect each such redemption (each, a “Redemption”) and facilitate the satisfaction and discharge and/or defeasance of such indenture in connection with such Redemption at or after (but not before) the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture (such discharge and/or defeasance, a “Discharge”); and (vi) the Company shall use reasonable best efforts to cause the trustee for each series of the Existing Notes to cooperate with Parent to facilitate each such Redemption and Discharge.

Section 5.14       Transaction Litigation. Each Party shall promptly notify the other Parties in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall give due consideration to Parent’s advice with respect to such litigation or proceeding. The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.15       Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.16       Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving Party) at or prior to the Effective Time of the following conditions:

(a)       The Company Stockholder Approval shall have been obtained.

(b)       No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered after the date of this Agreement any injunction or Law that remains in effect that enjoins, prohibits or makes illegal the consummation of the Merger.

(c)       All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2       Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)       The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (Organization), Section 4.2(a) (Corporate Authority Relative to this Agreement), Section 4.2(c)(ii) (No Violation) and Section 4.5 (Finders or Brokers) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing

Date (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein); and (ii) Article IV (other than those set forth in the foregoing clause (i) of this Section 6.2(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein), except where such failures to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the foregoing clauses (i) and (ii), as applicable) only as of such date or period.

(b)       Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)       Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.

Section 6.3       Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)       The representations and warranties of the Company set forth in (i) Section 3.10 (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at the Closing Date, (ii) Section 3.1(a)(i) (Organization) and Section 3.3(a) (Corporate Authority Relative to this Agreement) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 3.2(a)(i) and the last sentence of Section 3.2(b) (Capital Stock and Indebtedness) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Merger Consideration and the aggregate amount to be paid in respect of Company Equity Awards pursuant to Section 2.3 of this Agreement, (iv) Section 3.3(d)(ii) (No Violation), Section 3.22 (Finders or Brokers) and Section 3.23 (State Takeover Statutes) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; and (v) Article III (other than those set forth in the foregoing clauses (i), (ii), (iii), and (iv) of this Section 6.3(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein), except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) as applicable) only as of such date or period.

(b)       The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)       The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4       Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI (as applicable such Party) to be satisfied if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1       Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)       by the mutual written consent of the Company and Parent;

(b)       by the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on January 25, 2019 (the “Original End Date”); provided, however, that if any of the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to an order or injunction arising under Antitrust Laws) or Section 6.1(c) have not been satisfied or waived (to the extent permitted), then, at any time not more than 10 days prior to the then-applicable End Date, the End Date may be extended by up to one month by Parent or the Company upon written notice to the other, provided that the End Date shall not be extended more than three times (each, an “Extended End Date” and the Original End Date or, if actually extended in accordance with the terms hereof, the Extended End Date, the “End Date”); provided that the Extended End Date shall not occur after April 26, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Merger to be consummated by the End Date resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c)       by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if such order resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d)       by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)       by the Company, if there is any inaccuracy in any of the representations or warranties of Parent or Merger Sub made in Article IV, or Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the then-applicable End Date and (B) the date that is 30 days following written notice from the Company to Parent; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

(f)       by Parent, if there is any inaccuracy in any of the representations or warranties of the Company made in Article III, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

(g)       at any time prior to the receipt of the Company Stockholder Approval, by Parent, if the Company Board of Directors has made a Company Adverse Recommendation Change; and

(h)       at any time prior to the receipt of the Company Stockholder Approval, by the Company, in accordance with Section 5.3(f).

Section 7.2       Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement, the indemnification and reimbursement provisions of Section 5.12(f), Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the indemnification and reimbursement provisions of Section 5.12(f) and in Section 7.3; provided, however, that nothing herein shall relieve (x) any Party from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement (it being understood that the failure of Parent or Merger Sub to receive the proceeds of any financing shall not relieve Parent or Merger Sub from any such liability or of their obligations to consummate any of the transactions contemplated hereby, including the Merger), or (y) any Party from Liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3       Termination Fees.

(a)       If (i) this Agreement is terminated by the Company pursuant to Section 7.1(h), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(g) or (iii) (A) after the date of this Agreement, a Company Takeover Proposal (substituting fifty percent (50%) for the twenty-five percent (25%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn at least four Business Days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof), (B) thereafter, (x) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or (y) this Agreement is terminated by Parent pursuant to Section 7.1(f) as a result of any Willful Breach by the Company of Section 5.3, and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes a Qualifying Transaction or enters into a definitive agreement with respect to any Qualifying Transaction and such Qualifying Transaction is subsequently completed, then in any such event the Company shall pay Parent the Company Termination Fee in immediately available funds in the case of clause (i), in accordance with Section 5.3(f), in the case of clause (ii), within two Business Days after such termination and in the case of clause (iii), upon the consummation of such Qualifying Transaction.

(b)       Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, then the Company Termination Fee shall be the sole and exclusive remedy of Parent against the Company from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in Section 7.2 and this Section 7.3. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion.

(c)       Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1       No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2       Expenses; Transfer Taxes.

(a)       Except as otherwise provided in this Agreement (including in Section 5.12(f), and Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent and the Company shall share equally all filing fees required to be paid to the SEC with respect to the Proxy Statement and all fees and expenses with respect to the mailing of the Proxy Statement, and Parent shall pay all filing fees with respect to the notification and report forms under the HSR Act filed by Parent and the Company. For the avoidance of doubt, any costs and expenses associated with the Pre-Closing Reorganization

(including fees of Tax advisors and any Taxes (including transfer, documentary, sales, use, stamp, registration and other such Taxes) imposed in connection with the Pre-Closing Reorganization) shall be paid by the Company.

(b)       Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed on the Company or its Subsidiaries with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3       Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4       Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5       Jurisdiction; Specific Enforcement.

(a)       The Parties’ rights in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objections to any remedy referred to in this Section 8.5. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.2 or Section 7.3). In the event any Party seeks any injunctive or specific performance remedy referred to in this Section 8.5, such Party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

(b)       Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c)       Notwithstanding the foregoing provisions of this Section 8.5, each Party agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Party, including, for the avoidance of doubt, any Financing Source, or any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, and together with the Financing Sources and the Financing Parties, the “Financing Related Parties”) relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, including any dispute arising under or relating to any agreement entered into by the Financing Related Parties in connection with the Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, and (ii) any such action or proceeding shall be governed by the laws of the State of New York. Notwithstanding anything to the contrary set forth in this Agreement, none of the Financing Related Parties will have any liability to the Company or any of its controlled Affiliates relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its controlled Affiliates will have any rights or claims against any of the Financing Related Parties hereunder or thereunder relating to or arising of this Agreement or the Financing.

Section 8.6       WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (a) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.6.

Section 8.7       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attention:	Jill E. Sutton, Senior Vice President, General Counsel and Chief Compliance Officer

Email:	jsutton@unfi.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:	(212) 735-2000
Attention:	Laura P. Knoll, Esq.
Jon A. Hlafter, Esq.
Email:	Laura.Knoll@skadden.com
Jon.Hlafter@skadden.com

To the Company:

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Facsimile:	(952) 947-3528
Attention:	Stuart D. McFarland, Senior Vice President, General Counsel and Corporate Secretary
Email:	Stuart.D.McFarland@supervalu.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Igor Kirman, Esq.
DongJu Song, Esq.
Email:	IKirman@wlrk.com
DSong@wlrk.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8       Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a Wholly Owned Subsidiary of Parent without the prior written consent of the Company, in which event all references to Parent or Merger Sub (as applicable) in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Parent or Merger Sub (as applicable) as of the date of this Agreement shall be deemed representations and warranties made with respect to Parent or Merger Sub, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, further, that no such assignment by Parent or Merger Sub shall adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Definitive Financing Agreements or reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement; provided, further, that if the Holding Company Merger occurs, then this Agreement and all of the rights, interests and obligations of SUPERVALU hereunder shall automatically be deemed assigned and delegated to SUPERVALU Enterprises, in which event all references to the Company in this Agreement shall be deemed references to SUPERVALU Enterprises, except that all representations and warranties made in this Agreement with respect to the Company as of the date of this Agreement shall be deemed representations and warranties made with respect to SUPERVALU and all obligations in this Agreement of the

Company shall be performed by SUPERVALU or SUPERVALU Enterprises as appropriate to give effect to the relevant provisions of this Agreement. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10       Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.

Section 8.11       Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. To the extent any amendment or waiver to the provisions of this Agreement of which the Financing Related Parties are expressly made third party beneficiaries pursuant to Section 8.13 (including this Section 8.11) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing provisions) is sought that would be adverse to the rights of any Financing Source thereunder, the prior written consent of such Financing Source shall be required before such amendment or waiver is effective, and any such amendment or waiver without such prior written consent shall be void. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of any other right hereunder.

Section 8.12       Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13       No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.10 and this Section 8.13; and following the Effective Time, each former stockholder of the Company and each former holder of Company Equity Awards shall be an express third-party beneficiary of and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to the provisions hereof; and each of the Financing Related Parties shall be third-party beneficiaries with respect to Section 8.5(c), Section 8.6, Section 8.11 and this Section 8.13.

Section 8.14       Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable authoritative guidelines, bulletins or policies promulgated by any applicable Governmental Entity in connection therewith. References in this Agreement to specific agreements or laws or specific provisions of laws are to such agreements, laws or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. To the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more of the Parties hereto to another Party or Parties, unless otherwise specified, such obligation shall be deemed satisfied (a) if such one or more Parties or its representatives made such information or document available in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement on or prior to 1:00 p.m. ET on July 25, 2018 or otherwise made such information or document available (or delivered or provided such information or document) to such other Party or Parties or its or their representatives in connection with the transactions contemplated by this Agreement on or prior to the date hereof, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC on or prior to the execution of this Agreement. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15       Definitions.

(a)      General Definitions. References in this Agreement to “Subsidiaries” of any Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that references in this Agreement to “Wholly Owned Subsidiaries” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule, in each case after reasonable inquiry of such individuals’ direct reports and (ii) with respect to the Company and its Subsidiaries, the knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule, in each case after reasonable inquiry of such individuals’ direct reports.

(b)      Certain Specified Definitions. As used in this Agreement:

(i)       “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

(ii)       “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iii)       “Business Day” means any day other than a Saturday, Sunday or any other day on which (A) commercial banks in New York, New York or Minneapolis, Minnesota are authorized or required by Law to remain closed or (B) for purposes of determining the Closing Date only, the Department of State of the State of Delaware is authorized or required by Law to close.

(iv)       “Code” means the Internal Revenue Code of 1986, as amended.

(v)       “Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit or other compensation or benefit plan, program, agreement or arrangement sponsored, maintained or contributed to for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries, other than any Multiemployer Plan.

(vi)       “Company Equity Awards” means the Company Options, Company Restricted Shares, Company RSU Awards, Company PSU Awards and Company DSU Awards.

(vii)       “Company Stock Plans” means, collectively, the SUPERVALU INC. 2012 Stock Plan, the SUPERVALU INC. Non-Employee Directors Deferred Stock Plan and the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), in each case, as amended from time to time.

(viii)       “Company Superior Proposal” means a Company Takeover Proposal that did not result from a Willful Breach of Section 5.3(a), substituting “fifty percent (50%)” for “twenty-five percent (25%)” in the definition thereof, that the Company Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account, to the extent relevant, the timing, likelihood of consummation, financing, legal and regulatory aspects, financial terms and other factors of such Company Takeover Proposal.

(ix)       “Company Takeover Proposal” means any proposal or offer made by any Person or group of related Persons (other than Parent and its Subsidiaries), and whether involving a transaction or series of related transactions, for (i) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty-five percent (25%) of the shares of Company Common Stock then issued and outstanding.

(x)       “Company Termination Fee” means a cash amount equal to $40,500,000.

(xi)       “Contract” means any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(xii)       “DTC” means The Depositary Trust Company.

(xiii)       “Environmental Law” means any Law (A) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any hazardous materials) or (B) that regulates, imposes liability (including for enforcement, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage relating to Hazardous Materials) or establishes standards of care with respect to any of the foregoing.

(xiv)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xv)       “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvi)       “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(xvii)       “Hazardous Materials” means all substances defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xviii)       “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, premiums, any prepayment fees or penalties, commitment and other fees, reimbursements, expenses, indemnities and all other amounts payable in connection therewith, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person to pay the deferred purchase price for any property or services (including obligations related to earn-out arrangements) other than trade payables incurred in the ordinary course of business, (D) all lease obligations of such Person capitalized (or that should under GAAP as in effect on the date hereof be capitalized) on the books and records of such Person, (E) all Liabilities pursuant to recourse or non-recourse factoring or similar arrangements, (F) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and any reimbursement obligations not fulfilled in respect thereof, (G) all net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts that would be payable upon termination thereof (calculated assuming termination on the date of determination) and (H) all guarantees of such Person of any Indebtedness of any other Person.

(xix)       “Insurance Policies” means any property and casualty, general liability, business interruption, product liability, workers’ compensation and employer liability, directors and officers and fiduciary policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements.

(xx)       “Intellectual Property” means all: (A) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (D) designs, databases and data compilations and (E) trade secrets, know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case of this clause (E) excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

(xxi)       “Intervening Event” means any material change, event, effect, occurrence, consequence or development relating to the Company that (A) is not actually known to the SUPERVALU Board of Directors as of the date hereof, or the material consequences of which (based on facts known to the SUPERVALU Board of Directors as of the date of this Agreement), were not reasonably foreseeable, and (B) does not arise from any Company Takeover Proposal.

(xxii)       “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xxiii)       “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxiv)       “Material Adverse Effect” means, with respect to the Company, any change, occurrence or development that, individually or in the aggregate, has a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no such change, occurrence or development resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) any changes or developments in domestic or any foreign or global market or domestic, foreign or global economic conditions generally or in the geographic markets in which the Company or any of its Subsidiaries operate or its products or services are sold, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit, commodities or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof by a Governmental Entity after the date of this Agreement, (iii) changes in Law or any changes or developments in the interpretation or enforcement thereof by Governmental Entities (in each case after the date of this Agreement), (iv) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of actual or purported terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions or trends affecting the industries, markets or geographies in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (it being understood that the exception in this clause (vi) shall not apply with respect to the representations and warranties in Section 3.3(d) or the bring-down thereof in Section 6.3(a)), (vii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), outbreaks of disease, health epidemics or similar events, (viii) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), (x) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or that is required by this Agreement, and (xi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger; except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such impact is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industries, markets or geographies in which the Company and its Subsidiaries operate.

(xxv)       “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxvi)       “Organizational Documents” means (A) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (B) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (C) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (D) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (E) with respect to any other Person that is not an individual, its comparable organizational documents.

(xxvii)       “Parent Material Adverse Effect” means, with respect to Parent, any change, occurrence or development that materially and adversely affects Parent’s ability to timely consummate the transactions contemplated hereby on the terms set forth herein (including the Merger and obtaining the financing necessary to pay the Merger Consideration or any other Merger Amount).

(xxviii)       “Permitted Lien” means (A) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (ii) that are being contested in good faith by appropriate proceedings or for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, land use or similar restrictions but only to the extent that the

Company and its Subsidiaries and their assets are materially in compliance with the same, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a Person and its Wholly Owned Subsidiaries, (F) utility easements, encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (H) Liens reflected on title policies, title reports, surveys or other similar reports of listings which have previously been made available to Parent, (I) conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (J) gaps in chain of title evident from the records of the relevant Governmental Entity maintaining applicable registrations or other Liens in respect of real property as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries,(K) Liens to be released at or prior to Closing and (L) Liens that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(xxix)       “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

(xxx)       “Pre-Closing Reorganization” means the Holding Company Merger and certain transactions in connection with the Holding Company Merger and the reorganization that is referenced in the definitive proxy statement filed with the SEC by SUPERVALU with respect to the Holding Company Merger.

(xxxi)       “Privacy Policies” means all policies and procedures relating to personal, personally identifiable, sensitive or regulated information and/or the security, operation, backup or redundancy of any IT Assets.

(xxxii)       “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxxiii)       “Required Information” means the historical financial statements required under clauses (B)(i) and (B)(ii) of Section (c) of Exhibit D of the Commitment Letter (as in effect on the date of this Agreement).

(xxxiv)       “Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(xxxv)       “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including (A) any Person identified in any list of sanctioned person maintained by the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (C) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (A) or (B).

(xxxvi)       “Sanctions Laws” means all Laws of the United States concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior

(xxxvii)       “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(xxxviii)       “Significant Subsidiary” has the meaning ascribed to it in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(xxxix)       “Specified Transaction” shall mean the Retail Changes specified in Section 5.1(c) of the Company Disclosure Schedule, solely to the extent such Retail Changes are in accordance with any applicable required terms specified in Section 5.1(c) of the Company Disclosure Schedule.

(xl)       “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments imposed by any Governmental Entity, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, and additional amounts imposed with respect thereto.

(xli)       “Tax Return” means any return, declaration, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendments thereof.

(xlii)       “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection or administration of such Tax for such Governmental Entity.

(xliii)       “Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching Party knows such action or omission is, or where such action or omission would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

Index of Defined Terms

ABL Agreement	5.13(a)
Acceptable Confidentiality Agreement	8.15(b)(i)
Adjusted Option	2.3(a)
Affiliates	8.15(a)
Agreement	Preamble
Alternative Financing	5.12(d)
Antitrust Law	8.15(b)(ii)
Applicable Date	Article III
Appraisal Provisions	2.1(b)
Book-Entry Shares	2.1(a)
Business Day	8.15(b)(iii)
Bylaws	1.5(b)
Cancelled Shares	2.1(a)(iii)
Certificate	2.1(a)
Certificate of Merger	1.3
Charter	1.5(a)
Closing	1.2
Closing Date	1.2
Code	8.15(b)(iv)
Collective Bargaining Agreement	3.14(a)
Commitment Letter	4.6(a)
Company	Recitals
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Benefit Plan	8.15(b)(v)
Company Board of Directors	Recitals
Company Common Stock	2.1(a)(i)
Company Disclosure Schedule	Article III
Company DSU Award	2.3(e)
Company Equity Awards	8.15(b)(vi)
Company Leased Real Property	3.8
Company Material Contracts	3.17(a)
Company Option	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Real Property	3.8
Company Permits	3.7(c)
Company PSU Award	2.3(d)
Company Recommendation	3.3(a)
Company Registered Intellectual Property	3.15(a)
Company Restricted Share Award	2.3(b)
Company RSU Award	2.3(c)
Company SEC Documents	3.4(a)
Company Stock Plans	8.15(b)(vii)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.4(d)
Company Superior Proposal	8.15(b)(viii)
Company Takeover Proposal	8.15(b)(ix)
Company Termination Fee	8.15(b)(x)
Company Top Customer	3.20(a)(i)
Company Top Supplier	3.20(b)(i)

Confidentiality Agreement	5.2(c)
Continuing Employees	5.5(a)
Contract	8.15(b)(xi)
control	8.15(a)
controlled by	8.15(a)
Copyrights	8.15(b)(xx)
Credit Agreements	5.13(a)
D&O Insurance	5.10(c)
Definitive Financing Agreements	5.12(a)
DGCL	1.1
Discharge	5.13(b)
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
DTC	8.15(b)(xii)
Effective Time	1.3
Eligible Shares	2.1(a)(i)
End Date	7.1(b)
Enforceability Exceptions	3.3(b)
Environmental Law	8.15(b)(xiii)
Equity Award Conversion Ratio	2.3(g)
ERISA	8.15(b)(xiv)
ERISA Affiliate	8.15(b)(xv)
Exchange Act	3.3(c)
Existing Credit Facilities Terminations	5.13(a)
Existing Notes	5.13(b)
Extended End Date	7.1(b)
FCPA	3.7(d)
FDA	3.19(a)
Financing	4.6(a)
Financing Conditions	4.6(b)
Financing Parties	5.12(e)(i)
Financing Related Parties	8.5(c)
Financing Sources	4.6(a)
GAAP	3.4(b)
Governmental Entity	8.15(b)(xvi)
Hazardous Materials	8.15(b)(xvii)
Holding Company Merger	Recitals
Holding Company Merger Sub	Recitals
HSR Act	3.3(c)
Indebtedness	8.15(b)(xviii)
Indemnified Parties	5.10(a)
Indemnity Agreement	5.10(a)
Insurance Policies	8.15(b)(xix)
Intellectual Property	8.15(b)(xx)
Intervening Event	8.15(b)(xxi)
IRS	3.9(a)
IT Assets	8.15(b)(xxii)
knowledge	8.15(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)

Liability	8.15(b)(xxiii)
Lien	3.3(d)
Marks	8.15(b)(xx)
Material Adverse Effect	8.15(b)(xxiv)
Merger	Recitals
Merger Amounts	4.6(h)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	3.9(d)
Offering Documentation	5.12(e)(iii)
Order	8.15(b)(xxv)
Organizational Documents	8.15(b)(xxvi)
Original End Date	7.1(b)
Other Anti-Bribery Laws	3.7(d)
Parent	Preamble
Parent Common Stock	2.3(a)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	8.15(b)(xxvii)
Parent Plans	5.5(b)
Parent Trading Price	2.3(g)
Parties	Preamble
Party	Preamble
Patents	8.15(b)(xx)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permitted Lien	8.15(b)(xxviii)
Person	8.15(b)(xxx), 8.15(b)(xxix)
Privacy Policies	8.15(b)(xxxi)
Proxy Statement	5.4(a)
Qualifying Transaction	7.3(a)
Redemption	5.13(b)
Redemption Notice	5.13(b)
Regulatory Permits	3.19(a)
Release	8.15(b)(xxxii)
Remedial Actions	5.6(d)
Representatives	5.3(a)
Required Information	8.15(b)(xxxiii)
Sanctioned Country	8.15(b)(xxxiv)
Sanctioned Person	8.15(b)(xxxv)
Sanctions Laws	8.15(b)(xxxvi)
Sarbanes-Oxley Act	3.4(a)
SEC	3.3(c)
Second Request	5.6(a)
Securities Act	3.4(a)
Sensitive Data	8.15(b)(xxxvii)
Significant Subsidiary	8.15(b)(xxxix), 8.15(b)(xxxviii)
Subsidiaries	8.15(a)
SUPERVALU	Preamble
SUPERVALU Enterprises	Preamble
Surviving Company	1.1
Takeover Statute	5.8

Tax	8.15(b)(xxxix)
Tax Return	8.15(b)(xli)
Taxes	8.15(b)(xxxix)
Taxing Authority	8.15(b)(xlii)
Term Loan Agreement	5.13(a)
Third-Party Consents	5.7
Trade Secrets	8.15(b)(xix)
Transaction Approvals	3.3(c)
under common control with	8.15(a)
Unified Grocers	3.19(d)
Wholly Owned Subsidiaries	8.15(a)
Willful Breach	8.15(b)(xliii)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SUPERVALU INC.

By:	/s/ Mark Gross
	Name:	Mark Gross
	Title:	President and Chief Executive Officer

SUPERVALU ENTERPRISES, INC.

By:	/s/ Mark Gross
	Name:	Mark Gross
	Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

UNITED NATURAL FOODS, INC.

By:	/s/ Steven L. Spinner
	Name:	Steven L. Spinner
	Title:	Chief Executive Officer

JEDI MERGER SUB, INC.

By:	/s/ Jill E. Sutton
	Name:	Jill E. Sutton
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]

Annex B

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL
July 25, 2018

Board of Directors
SUPERVALU Inc.
11840 Valley View Road
Eden Prairie, MN 55344

Members of the Board of Directors:

We understand that SUPERVALU Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with United Natural Foods, Inc. (“Parent”) and Jedi Merger Sub Inc. (“Merger Sub”) pursuant to which (a) Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent and (b) each issued and outstanding share of common stock, par value $0.01 per share (the “Shares”), of the Company immediately prior to the effective time of the Merger (other than any Dissenting Shares (as defined in the Agreement (as defined below)) or any Cancelled Shares (as defined in the Agreement) will be converted into the right to receive $32.50 in cash, without interest (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among the Company, SUPERVALU Enterprises, Inc., Parent and Merger Sub to be dated as of the date hereof (the “Agreement”). We understand that, as permitted by the Agreement, the Company intends to move forward with the corporate restructuring transactions (the “Restructuring”) described in the definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on July 2, 2018 (the “Company Proxy”) as to which we express no opinion, consummation of which is not a condition of the Merger. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than the holders of any Dissenting Shares or any Cancelled Shares (such holders, the “Excluded Stockholders”)) of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 25, 2018, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended February 24, 2018 and the Company Proxy; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, which projections contemplate the sale of certain of the Company’s owned and operated retail operations consisting of Shop ‘n Save and Shop ‘n Save East banners (the “Company Projections”), which Company Projections do not take into account the Restructuring; (4) a trading history of the Company’s common stock from July 20, 2013 to July 20, 2018 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (7) published estimates of independent research analysts with respect to the future financial performance and price targets for the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the instruction of management of the Company, we have relied on the most recent Company Projections as of July 24, 2018 (“Recent Company Projections”) in arriving at our opinion, which do not take into account the Restructuring, which projections have been approved by the Board of Directors of the Company. In addition, upon the advice of the Company, we have assumed that the Company Projections, including the Recent Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third-party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company (other than the Excluded Stockholders) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) provided M&A advisory services and (ii) acted as a lender under certain of the Company’s existing lending facilities. We have not performed any investment banking and financial services for the Parent for which we have earned fees in the past two years.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and nonfinancial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Annex C

July 25, 2018

The Board of Directors
SUPERVALU Inc.
11840 Valley View Road
Eden Prairie, MN 55344

Dear Members of the Board:

We understand that SUPERVALU Inc., a Delaware corporation (“Company”), SUPERVALU Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of Company, United Natural Foods, Inc., a Delaware corporation (“Buyer”), and Jedi Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, (a) Merger Sub shall be merged with and into Company (the “Merger”), with Company surviving the Merger as a wholly owned subsidiary of Buyer, and (b) each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held by holders (i) who are entitled to and properly demand an appraisal of their shares of Company Common Stock and (ii) of Cancelled Shares (as defined in the Agreement) (such holders described in the preceding clauses (i) and (ii), collectively, “Excluded Holders”), will be converted into the right to receive $32.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. We understand that, as permitted by the Agreement, the Company intends to move forward with the corporate restructuring transactions (the “Proposed Reorganization”) described in the definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on July 2, 2018 as to which we express no opinion, consummation of which is not a condition of the Merger. The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated July 25, 2018, of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)	Reviewed various financial forecasts as of July 24, 2018 and other data provided to us by management of Company relating to the business of Company, which forecasts management has instructed us to use in our analysis and which have been approved by the Board of Directors of Company, which forecasts (x) contemplate the sale of certain of Company’s owned and operated retail operations consisting of Shop ‘n Save and Shop ‘n Save East banners and, (y) reflect two alternative scenarios — either that the Proposed Reorganization will be consummated or that it will not be consummated;
(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized

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in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company under the alternative scenarios relating to the consummation or nonconsummation of the Proposed Reorganization and, have been instructed by management of Company to assume that the Proposed Reorganization will not be consummated. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including as to the likelihood of the consummation of the Proposed Reorganization.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors, or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. As you know, one of our Senior Advisors is a member of the Board of Directors of Company; he has not been on the Lazard team providing services in connection with the Transaction and will not receive any compensation from Lazard in connection with the Transaction. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company. Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Jason Wooten
Jason Wooten
Managing Director

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Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SUPERVALU INC.
ATTN: STUART MCFARLAND
11840 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55344

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [ ] for shares held directly and by 11:59 P.M. ET on [ ] for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PRELIMINARY COPY SUBJECT TO COMPLETION

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: In their discretion, the proxy holders are authorized to vote in accordance with Rule 14a-4(c)(3) upon such other matters as may properly come before the special meeting, including any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000387537_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

PRELIMINARY COPY SUBJECT TO COMPLETION
SUPERVALU INC.
Special Meeting of Stockholders ( ) , 2018, ( )
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Gross and Stuart McFarland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SUPERVALU INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at [ ] local time on [ ], at SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, Minnesota 55344, and any adjournment or postponement thereof. In their discretion, the proxy holders are authorized to vote in accordance with Rule 14a-4(c)(3) upon such other matters as may properly come before the special meeting, including any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000387537_2 R1.0.1.17